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SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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REINSURANCE GROUP OF AMERICA,
INCORPORATED

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2025
Proxy Statement

Notice of the annual meeting of the shareholders of
Reinsurance Group of America, Incorporated

RGA

Trusted partner. Proven results.

Notice of 2025 Annual Meeting of
Shareholders

April 10, 2025

The Board of Directors (the "Board") of Reinsurance Group of America, Incorporated (the "Company") is making this proxy solicitation in connection with the Company's 2025 Annual Meeting of Shareholders to be held at 2:00 p.m. on May 21, 2025, and all adjournments and postponements thereof. The Company is first making available the Company's Annual Report to Shareholders for the year ended December 31, 2024 and this Proxy Statement on April 10, 2025.

The close of business on April 4, 2025 has been fixed as the record date for the determination of the Company shareholders entitled to vote at the Annual Meeting. As of the record date, approximately 66,085,772 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.
Information about Annual Shareholders' Meeting
Date: May 21, 2025
Time: 2:00 p.m., Central time
Place: 16600 Swingley Ridge Road, Chesterfield, Missouri 63017

Items of Business		Board Recommendation	More Information
1.	To elect all directors for a one-year term	FOR	page 1
2.	Say-on-pay: advisory vote on executive compensation	FOR	page 2
3.	To approve an amended and restated Flexible Stock Plan	FOR	page 3
4.	To approve an amended and restated Phantom Stock Plan for Directors	FOR	page 15
5	To ratify the appointment of Deloitte & Touche as the Company's independent auditor for 2025	FOR	page 20
6.	To consider any other business that may properly come before the Annual Meeting or any adjournment or postponement	-	page 89
See "Voting Matters - Vote Requirements" (page 21) for additional information.
Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting
The Company's Notice of Annual Meeting, 2025 Proxy Statement and 2024 Annual Report to Shareholders are available on the Company's website at www.rgare.com. Information on our website does not constitute part of this Proxy Statement.

How to Cast Your Vote
Your vote is important. Please cast your vote and play a part in the future of the Company. Shareholders of record, who hold shares registered in their names with the Company's transfer agent, can vote by:

Internet at www.proxyvote.com	calling 1-800-690-6903 toll-free from the U.S. or Canada	mail return the signed proxy card
Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy through one of the methods above as soon as possible so that your shares may be represented at the meeting.

By
Stephen T. O'Hearn, Chair of the Board

William L. Hutton, Secretary

Proxy Statement Summary

These proxy materials are being provided to you because the Board is soliciting your proxy to vote your shares at the Company's 2025 Annual Shareholders' Meeting. This summary highlights information contained elsewhere in this proxy statement ("Proxy Statement"). This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find additional information in this Proxy Statement. This Proxy Statement and the related proxy materials were first made available to shareholders and on the Internet on April 10, 2025.
Annual Shareholders' Meeting
Date & Time: May 21, 2025, 2:00 p.m., Central time
Place: 16600 Swingley Ridge Road, Chesterfield, Missouri 63017
Record Date: Close of business on April 4, 2025

Voting Matters and Board Recommendations

Items of Business		Board Recommendation	More Information
1.	To elect all directors for a one-year term	FOR	page 1
2.	Say-on-pay: advisory vote on executive compensation	FOR	page 2
3.	To approve an amended and restated Flexible Stock Plan	FOR	page 3
4.	To approve an amended and restated Phantom Stock Plan for Directors	FOR	page 15
5	To ratify the appointment of Deloitte & Touche as the Company's independent auditor for 2025	FOR	page 20
6.	To consider any other business that may properly come before the Annual Meeting or any adjournment or postponement	-	page 89
See "Voting Matters - Vote Requirements" (page 21) for additional information.
How to Cast Your Vote
Your vote is important. Please cast your vote and play a part in the future of the Company. Shareholders of record, who hold shares registered in their names with the Company's transfer agent, can vote by:

Internet at www.proxyvote.com	calling 1-800-690-6903 toll-free from the U.S. or Canada	mail return the signed proxy card
i

Board Nominees (page 25)

Name	Director Since	Independent	Election for Term Ending	Committee Memberships
Pina Albo	2019	Yes	2026	Human Capital and Compensation Investment Nominating and Governance
Michele Bang	2023	Yes	2026	Audit Cybersecurity and Technology Risk
Tony Cheng	2023	No	2026	None
John J. Gauthier	2018	Yes	2026	Human Capital and Compensation Investment, Chair Risk
Patricia L. Guinn	2016	Yes	2026	Audit, Chair Investment Nominating and Governance
Hazel M. McNeilage	2018	Yes	2026	Cybersecurity and Technology Human Capital and Compensation, Chair Risk
Stephen O'Hearn (Chair)	2020	Yes	2026	None
Alison Rand	2024	Yes	2026	Audit Cybersecurity and Technology Risk
Shundrawn Thomas	2021	Yes	2026	Human Capital and Compensation Investment Nominating and Governance, Chair
Khanh T. Tran	2022	Yes	2026	Audit Investment Risk, Chair
Steven C. Van Wyk	2019	Yes	2026	Audit Cybersecurity and Technology, Chair Risk

Board and Committees (page 30)

	Number of Members*	Percent Independent	Number of Meetings in 2024
Full Board	12	92%	8
Audit	5	100%	10
Cybersecurity and Technology	5	100%	4
Human Capital and Compensation	5	100%	6
Investment	5	100%	4
Nominating and Governance	4	100%	5
Risk	6	100%	4
*As of April 1, 2025. Mr. Nichols is included in these figures but is not standing for re-election at the Annual Meeting.

Board Snapshot*

Governance Facts

Board Composition and Structure:
Size of Board	12*
Number of Independent Directors	11*
New Directors Appointed Since 2020	6
Independent Chair	Yes
All Committees Comprised Entirely of Independent Directors	Yes
Regular Board and Committee Assessments	Yes
Accountability to Shareholders:
Annual Director Elections	Yes
Majority Voting for Director Elections	Yes
Proxy Access	Yes
Supermajority Vote Provisions	No
Shareholder Rights Plan (Poison Pill)	No
Advisory Vote on Executive Compensation	Annual
Alignment of Interests with Shareholders:
Robust Stock Ownership Guidelines for Directors and Executive Officers	Yes
Restrictions on Hedging and Pledging of Company Shares for Directors and Employees	Yes
Executive Incentive Recoupment (Clawback) Policies (mandatory NYSE policy and additional voluntarily adopted policy)	Yes
*As of April 1, 2025. Mr. Nichols is included in these figures but is not standing for re-election at the Annual Meeting.
2024 Business Highlights
The Company delivered very strong operating results in 2024. Summarized below are highlights of our 2024 financial performance:

•Full-year adjusted operating income, excluding notable items* of $22.57 per share, a record result.
•Adjusted operating return on equity, excluding notable items* of 15.4% for the trailing twelve months.
•$1,676 million of capital deployed into in-force block transactions, a record result.
•Increased value of in-force business margins by $4.6 billion, or 13.9%, in the year to $37.6 billion.
•Record value of new business added, both through organic and in-force transactions.
For additional information on our 2024 financial performance, see our 2024 Annual Report on Form 10-K.
* See "Use of Non-GAAP Financial Measures" on page 94 for reconciliations from GAAP figures to adjusted operating figures.

Senior Management Update
Tony Cheng, our President since January 2023, assumed the role of Chief Executive Officer on January 1, 2024. On August 5, 2024, Todd Larson resigned as Senior Executive Vice President and Chief Financial Officer. Mr. Larson continued serving as Special Advisor to Tony Cheng, President and Chief Executive Officer through January 2025. On August 5, 2024, Axel André was appointed Executive Vice President and Chief Financial Officer. He previously served as Executive Vice President since June 2024.

Five Elements of Executive Compensation (page 50)

	Element	Form	Key Features
1.	Base Salary	Cash	●	The only fixed compensation element, intended to attract and retain top talent.
			●	Generally, we target base salary around the median of our peer companies, but this varies with individual skills, experience, responsibilities, performance and location.
			●	Represents 19.0%* of the average named executive officer target total compensation for 2024.
2.	Annual Bonus Plan	Cash	●	Annual cash performance incentive earned based on Company performance against preset business goals as well as business unit and individual performance.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on performance.
●
The Annual Bonus Plan Company-wide performance was evaluated on the following financial objectives: (i) adjusted operating income per share excluding notable items; (ii) new business embedded value and (iii) annual adjusted consolidated revenue; non-financial objectives were measured via an assessment of a strategic scorecard of performance in five focus areas for 2024: Elevate Creation Re; Unlock Enterprise Value; Technology; Talent, Culture, & Sustainability and Investor Value & Story. See page 53 for a description of those components. Performance goals are established in the first quarter of each year.

			●	Represents 26.8%* of the average named executive officer target total compensation for 2024.
3.	Performance Contingent Share Awards	Equity	●
Equity-based incentives are earned based on Company performance against preset multi-year financial goals, and strengthen the alignment of our executives' interests with those of our long-term shareholders.

			●	Performance goals established at the beginning of each three-year cycle and fully vest after three years.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on Company performance.
●
For 2024 awards, the Company measured financial performance over a three-year period, consistent with historical practice. Performance is based on (i) three-year average adjusted return on equity and cumulative change in fair value of funds withheld embedded derivatives and (ii) three-year book value per share, excluding accumulated other comprehensive income and cumulative change in fair value of funds withheld embedded derivatives, growth rate. These results may be modified up or down by a maximum of 20% based on peer company relative total shareholder return.

			●	Performance contingent share awards represent 75% of the long-term incentive compensation grant for the President and CEO, and 60% for other named executive officers receiving annual grants for 2024 awards.
			●	Performance contingent share awards represented 28.1%* of the average named executive officer target total compensation for 2024.
4.	Stock Based Awards	Equity	●	Intended to motivate performance, discourage excessive risk-taking, align our named executive officers' interests with those of our long-term shareholders' interests and promote retention.
			●	Stock appreciation rights awarded in 2024 and after vest ratably over a three-year period.
			●	Stock appreciation rights represented 14.5%* of the average named executive officer target total compensation for 2024.
			●	Restricted share units awarded in 2024 and later vest ratably over a three-year period.
			●	Restricted share units represented 11.6%* of the average named executive officer target total compensation for 2024.
5.	Retirement and Pension Benefits	Deferred Cash	●	Intended to provide a competitive level of post-employment income as part of a total rewards package that supports our ability to attract and retain key members of our management.
			●	In the U.S. there are two types of plans: qualified plans and non-qualified plans.
● Qualified plans are provided to eligible employees up to specified maximum amounts as determined by federal tax authorities.
● Non-qualified plans are provided to eligible employees who earn compensation above the maximum amounts established by federal tax authorities.
*Calculation excludes pension and retirement benefits. Average percentages are rounded.

The performance contingent share awards and the stock based awards described above collectively form the Company's long-term incentive ("LTI") plan. For 2024, the LTI was allocated as follows:
•75% PCS and 25% SARs for Mr. Cheng;
•50% RSUs and 50% SARs for Mr. André; and
•60% PCS, 20% RSUs and 20% SARs for all other named executive officers.
v

Mr. André began his employment with RGA in June 2024 after the 2024 performance period had started, and so did not receive an allocation of PCS as part of his 2024 LTI grant. His 2024 LTI grant was allocated 50% to RSUs and 50% to SARs, prorated based on his time of service in 2024. He also received a sign-on RSU grant that cliff-vests after three years.
2025 Compensation Changes (page 61)
    In February and March 2025 the Human Capital and Compensation Committee approved the following changes to the Company's compensation programs:
•Adjusted Revenue was removed as a performance metric from the Annual Bonus Plan, as the Company no longer considers it appropriate for measuring performance due to changes in the Company's mix of business and income sources. The 10% allocation to Adjusted Revenue was reallocated evenly to the two remaining metrics for the 2025 plan, with a 65% allocation to Adjusted Operating Income per Share excluding notable items and a 35% allocation to New Business Embedded Value.

•Revised the allocation of the two existing metrics for the Performance Contingent Share program from 50% to each metric to a 65% allocation to Average Return on Equity and a 35% allocation to Book Value Per Share Growth. The adjustment on weighting reflects the impact non-operating items have on book value per share and the importance of return on equity to our shareholders.

Voting Matters

Item 1 – Election of Directors
The first item to be acted upon at the Annual Meeting is the election of the following director nominees to the Board, each with a term ending at the Company's 2026 annual meeting of shareholders:

Name	Director Since	Independent
Pina Albo	2019	Yes
Michele Bang	2023	Yes
Tony Cheng	2023	No
John J. Gauthier	2018	Yes
Patricia L. Guinn	2016	Yes
Hazel M. McNeilage	2018	Yes
Stephen O'Hearn (Chair)	2020	Yes
Alison Rand	2024	Yes
Shundrawn Thomas	2021	Yes
Khanh T. Tran	2022	Yes
Steven C. Van Wyk	2019	Yes

The Board nominates each of these individuals for election at the Annual Meeting. Each nominee is currently a member of the Board. All director nominees stand for election for a one-year term. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies will be voted for such other person or persons as the Board may recommend unless such proxies are marked otherwise.
On February 25, 2025, George Nichols III informed the Board that he will not stand for re-election at the Annual Meeting. Mr. Nichols' decision not to stand for re-election was not the result of any dispute or disagreement with the Company, management or the Board, or any matter relating to the Company's operations, policies or practices. His term as director expires at the conclusion of the Annual Meeting on May 21, 2025.
See "Board of Directors and Corporate Governance" beginning on page 23 for further information related to "Item 1 - Election of Directors."
Vote Required
The vote required to elect each director is a majority of the common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this matter.
Recommendation of the Board
The Board recommends a vote FOR all nominees for election as a director.

Item 2 – Shareholders' Advisory Vote on Executive Compensation
The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory basis (i.e., non-binding), the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, compensation tables and accompanying narrative disclosures).
The Company has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of the named executive officers. This compensation philosophy, and the program structure approved by the Human Capital and Compensation Committee (the "Committee"), is central to our ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to "Compensation Discussion and Analysis – Overview of Compensation Practices" for further discussion of the compensation of the named executive officers.
A primary focus of the Committee is whether the Company's executive compensation program serves the best interests of the Company's shareholders. At the Company's 2024 Annual Meeting, 99% of votes cast on the proposal approved the compensation program described in the proxy statement for that meeting. This feedback is consistent with "Say on Pay" votes in prior years, as the ten-year average support for our "Say on Pay" vote is 93.8%.

2024 Say on Pay Votes
Percentage of Votes Cast in Favor of "Say on Pay"
99%
We are asking our shareholders to approve the compensation of the named executive officers as disclosed in this Proxy Statement, including the "Compensation Discussion and Analysis" and "Compensation Tables" discussions. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Committee or the Board. However, the Board and the Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will carefully consider those shareholders' concerns when making future compensation decisions for the named executive officers and will evaluate whether any actions are necessary to address those concerns.
Vote Required
The vote required to approve this Item 2 is a majority of the common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this matter.
Recommendation of the Board
The Board recommends that shareholders vote FOR the proposal to approve the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Item 3 – Approval of Amended and Restated Flexible Stock Plan
Overview
The Company is seeking approval of the Company's shareholders to amend and restate our employee Flexible Stock Plan (as so amended and restated, the "Revised Flexible Stock Plan") in accordance with the rules of the New York Stock Exchange. The proposed amendments in the Revised Flexible Stock Plan would, among other things, increase the number of shares authorized for issuance under the existing Flexible Stock Plan and extend the termination date of the Flexible Stock Plan as described below. The Board originally adopted the Flexible Stock Plan in February 1993 and shareholders approved the Flexible Stock Plan on March 31, 1993. The Flexible Stock Plan has been approved by our shareholders and amended (or amended and restated) on a number of occasions, most recently in 2021. The Board has approved the Revised Flexible Stock Plan, subject to shareholder approval at the 2025 Annual Meeting.
The Revised Flexible Stock Plan would revise the definition of "change of control" to include the occurrence of one of the following:
•change in beneficial ownership of the Company by 50% or more of the combined voting power;
•merger, consolidation, sale of assets, or similar transaction of the Company; or
•a majority of the members of the Board are no longer composed of individuals who are Continuing Directors (as defined in the Revised Flexible Stock Plan) during any consecutive two-year period.
Our Flexible Stock Plan provides for, and the Revised Flexible Stock Plan would provide for, the grant of stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs"), performance shares and other stock based awards, as well as cash awards, to our employees, and consultants (the "Participants"), in the sole discretion of the Committee. As of March 31, 2025, approximately 700 employees participate in the Flexible Stock Plan and there were 587,958 shares remaining available for grants of awards under the Flexible Stock Plan. Eligible participants are regular full and part-time employees. Consultants and contractors are not typically eligible to receive equity grants under the Flexible Stock Plan, and the Company does not foresee changing this practice.
For a summary of significant terms of the Revised Flexible Stock Plan, see below under "Summary of the Revised Flexible Stock Plan." This summary, and the description below, is subject to and qualiﬁed in its entirety by the full text of the Revised Flexible Stock Plan, which is set forth in Appendix A to this Proxy Statement. In Appendix A, additions to the Flexible Stock Plan are indicated by underlining and deletions are indicated by strike-outs.
Proposed Amendments
The Revised Flexible Stock Plan would increase the total number of shares authorized for issuance by 1,200,000 shares (subject to potential adjustment in connection with certain recapitalization events as set forth in Section 3.3 of the Revised Flexible Stock Plan). If the Revised Flexible Stock Plan is approved by our shareholders, the total number of shares that would be available for future grants under the Revised Flexible Stock Plan as of March 31, 2025 (after giving effect to such approval) would represent approximately 2.7% of the Company's shares outstanding as of March 31, 2025.
Currently, the Flexible Stock Plan will terminate on May 19, 2026. The Revised Flexible Stock Plan would amend Section 7.2 of the Flexible Stock Plan to extend the termination date to May 21, 2035, the tenth anniversary of the date of shareholder approval of the proposed amendment and restatement at the 2025 Annual Meeting.

In addition, various provisions included in the existing Flexible Stock Plan would be eliminated or revised in the Revised Flexible Stock Plan to take into account the fact that the "qualified performance-based compensation" exception under Section 162(m) of the Internal Revenue Code is no longer applicable following the Tax Cuts and Jobs Act of 2017 (the "Jobs Act"), including to remove certain restrictions and parameters in the existing Flexible Stock plan which were intended to ensure compliance with such performance-based compensation exception under Section 162(m), as previously in effect.
The Revised Flexible Stock Plan would also make other revisions to the existing Flexible Stock Plan, including technical, ministerial and conforming changes, as reflected in Appendix A.
Equity Plan Analysis
Under the Flexible Stock Plan, a maximum of 16,460,077 shares are presently authorized for issuance (to the extent that such shares remain outstanding and available or become outstanding and available again under the Flexible Stock Plan), prior to giving effect to any shareholder approval of the Revised Flexible Stock Plan. Additionally, under the current Phantom Stock Plan for Directors, under which non-employee directors of the Company have the option to receive grants of performance units on a deferred basis in lieu of the other compensation received for serving on the Board, a maximum of 155,000 shares are presently authorized for issuance (to the extent that such shares remain outstanding and available or become outstanding available again under the current Phantom Stock Plan for Directors), prior to giving effect to any shareholder approval of the Revised Phantom Director Plan (as defined below) as further described below. Further, under the current Flexible Stock Plan for Directors (together with the Flexible Stock Plan and the Phantom Stock Plan for Directors, the "Equity Plans"), a maximum of 307,500 shares are authorized for issuance (to the extent that such shares remain outstanding and available or become outstanding and available again under the Flexible Stock Plan for Directors). Collectively, there is currently a maximum of 16,922,577 shares authorized for issuance under the Equity Plans.
Under the Revised Flexible Stock Plan, the Company is seeking shareholder approval to, among other things, increase the total number of shares authorized for issuance by 1,200,000 shares. Pursuant to "Item 4 – Approval of Amended and Restated Phantom Stock Plan for Directors", the Company is seeking shareholder approval of amendments to such plan as set forth in the Revised Phantom Director Plan that would, among other things, increase the number of authorized shares under the Phantom Stock Plan for Directors by an additional 50,000 shares. Set forth below is information regarding the status of the Equity Plans as of March 31, 2025 (prior to giving effect to any shareholder approval of the Revised Flexible Stock Plan and the Phantom Director Plan, as amended and restated).

COMPANY EQUITY PLANS
Type of Equity	Number
Outstanding Options/SARs	1,624,295
Weighted-Average Exercise Price of Outstanding Options/SARs[1]	$132.18
Weighted-Average Remaining Contractual Life of Outstanding Options/SARs	5.29 years
Outstanding Performance Contingent Units (at target performance level)	419,023
Outstanding Restricted Stock Units	258,474
Other Outstanding Full Value Awards	40,970
Total Shares Outstanding under all Equity Plans	2,342,762
Shares Remaining Available for Grant under all Equity Plans[2]	637,652
1 As of March 31, 2025, the closing price of a share of our common stock on the New York Stock Exchange was $196.90.
2 Performance contingent share awards reﬂected at target performance level. As of March 31, 2025, 587,958 shares remained available for grants of awards under the Flexible Stock Plan, 11,636 shares remained available for grant under the Phantom Plan, and 38,058 shares Flexible Stock Plan for Directors.

Burn Rate & Overhang
In administering our equity compensation program, we consider both "burn rate" and "overhang" in evaluating the impact of the program on our shareholders.
Burn Rate. Our burn rate is equal to the number of shares subject to equity awards granted during a period, assuming the target payout for performance awards, divided by the undiluted weighted average number of common shares outstanding during the period. Burn rate measures the potential dilutive eﬀect of annual equity grants. For 2024, our burn rate was 0.52% and our three-year average burn rate from 2022 through 2024 was 0.68%.
Overhang. Our overhang is equal to the number of shares subject to equity awards outstanding but not exercised (assuming the target payout for performance awards), plus the number of shares available for future grants under our Equity Plans ("available equity award shares"), divided by total common shares outstanding plus the available equity award shares. Overhang measures the potential dilutive eﬀect of outstanding equity awards and future awards available for grant. Our overhang as of March 31, 2025 was 4.32%. If we include the additional shares currently being requested under the proposed amendments to the Flexible Stock Plan and the Phantom Stock Plan for Directors in that calculation, then our overhang, on a fully diluted basis, as of March 31, 2025, would increase by 1.70% to 6.02%.
We believe that our burn rate as well as overhang (with or without including the shares currently being requested under the proposed amendments to the Equity Plans) are reasonable in relation to companies in our industry and reﬂect a judicious use of equity for compensation purposes that is mindful of shareholder interests.
We expect the share reserve available following the approval of the Revised Flexible Stock Plan will provide us with enough shares for awards for approximately five years of equity grants, assuming we continue to grant awards consistent with our current practices and historical usage, as reﬂected in our historical burn rate. The actual rate at which we use shares under the Revised Flexible Stock Plan may be more or less than our historical usage and will depend upon various unknown factors, such as our future stock price, plan participation levels, hiring and promotion activity, award mix and vehicles, competitive market practices, acquisitions and divestitures, and rates of forfeiture. Future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our common stock or our future hiring activity with any degree of certainty at this time, and the share reserve under the Revised Flexible Stock Plan could last for a shorter or longer period of time.
Our Board believes that the approval of the Revised Flexible Stock Plan by our shareholders, including the increase in the number of shares authorized for issuance and the extension of the termination date under the Revised Flexible Stock Plan, are appropriate and will enhance our ability to continue to reward and provide incentives to our key employees as well as to attract and retain qualiﬁed employees.
If the Revised Flexible Stock Plan is not approved by our shareholders, equity grants may continue to be made to officers and employees under the existing Flexible Stock Plan only to the extent that shares of common stock remain available for grant under the existing Flexible Stock Plan, and we may be unable to make planned grants to existing high-value employees and executives and anticipated new hires, which will put us at a significant competitive disadvantage compared to our peers. The existing Flexible Stock Plan is the only plan under which we are currently authorized to make equity awards to officers and employees.

Summary of the Revised Flexible Stock Plan
The following is a summary of the significant terms of the Revised Flexible Stock Plan. As noted above, this description is subject to and qualiﬁed in its entirety by the full text of the Revised Flexible Stock Plan, which is set forth in Appendix A to this Proxy Statement.
Key Features of the Plan
Our Revised Flexible Stock Plan includes the following key provisions:
Shares Available for Grant. 1,200,000 additional shares of our common stock (the "Additional Shares") would be available for issuance under the Revised Flexible Stock Plan after the Effective Date, such that the total number of shares of common stock available for issuance under the Revised Flexible Stock Plan would equal the sum of (i) the Additional Shares, plus (ii) the 16,460,077 shares of common stock that have been authorized for issuance under the Flexible Stock Plan (prior to the giving effect to shareholder approval of the Revised Flexible Stock Plan at the 2025 Annual Meeting) to the extent such shares remain outstanding and available or become outstanding and available again under the Revised Flexible Stock Plan.
No Repricing or Cash Buyouts. The Revised Flexible Stock Plan generally prohibits the reduction of the exercise price of stock options or SARs, including the cancellation, cash buyout, or option exchange of an underwater stock option or SAR, or any other action that would be considered a repricing under the rules of the New York Stock Exchange, without shareholder approval.
No Discounted Options or SARs. Stock options and SARs may not be granted with exercise prices lower than the Fair Market Value (as defined below) of the underlying shares on the grant date (except if awards are assumed, substituted or granted in connection with certain corporate transactions).
Minimum Vesting Requirements. No portion of any award granted will vest or become exercisable prior to one year from the grant date (subject to limited exceptions, including an exception for grants of awards constituting up to 5% of the awards authorized under the Revised Flexible Stock Plan);
No Automatic Grants. "Reload" or other automatic grants to participants are prohibited.
Share Counting. If a stock option or SAR expires or is terminated, surrendered or cancelled without having been fully exercised, if restricted shares, RSUs or performance shares are forfeited, or if any other grant results in any shares not being issued, the shares covered by such stock option or SAR, grants of restricted shares, RSUs, performance shares or other grants, as the case may be, shall be available again for use under the Revised Flexible Stock Plan. In addition, shares tendered or withheld in payment of the exercise price for options, SARs or in satisfaction of withholding taxes for any awards shall be available again for use under the Revised Flexible Stock Plan.
No Automatic Single Trigger Acceleration of Awards upon a Change of Control. In the event of a Change of Control (as defined below), the Committee may provide such protection or take other actions as it deems necessary to maintain a Participant's rights. The Revised Flexible Stock Plan does not require that awards automatically accelerate upon the occurrence of a Change of Control.
Dividends and Dividend Equivalents. The Revised Flexible Stock Plan provides that no dividends or dividend equivalent rights will be paid with respect to equity awards to the extent that such equity awards do not vest, and that no dividend equivalent rights will be granted or paid in respect of unexercised options or SARs for any period prior to the exercise of the award.
Ten Year Term. The Revised Flexible Stock Plan would terminate on May 21, 2035, the tenth anniversary of the date of shareholder approval.

Clawback. Awards under the Revised Flexible Stock Plan are subject to our current Executive Compensation Recoupment Policy, our NYSE Executive Compensation Recoupment Policy and any other applicable clawback policies of the Company.
Independent Administration. The Human Capital and Compensation Committee, an independent committee of the Board, will administer the Revised Flexible Stock Plan.
No Evergreen Provision. There is no "evergreen" feature pursuant to which the shares authorized for issuance under the Revised Flexible Stock Plan can be automatically increased.
No Tax Gross-ups. The Revised Flexible Stock Plan does not provide for any tax gross-ups.
Description of Additional Plan Provisions
Under the Revised Flexible Stock Plan, the Committee may award the following types of equity awards to Participants:
•stock options exercisable into shares of our common stock which may or may not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code");
•SARs;
•restricted shares of our common stock;
•RSUs;
•performance shares;
•cash awards; and
•other stock based awards and benefits.
The Revised Flexible Stock Plan also allows for the grant of tandem awards, provided that only SARs may be issued in tandem with incentive stock options.
The Committee will administer the Revised Flexible Stock Plan and currently consists of five independent directors. The Committee, by majority action at a meeting or by unanimous written consent, has discretionary authority to: (i) determine the individuals to whom beneﬁts are granted, the type and amount of such beneﬁts and the time of the grant; (ii) determine the terms, conditions, provisions and restrictions applicable to each beneﬁt granted, which need not be uniform among all Participants; (iii) interpret and construe the Revised Flexible Stock Plan and all agreements evidencing grants of beneﬁts pursuant to the Revised Flexible Stock Plan; (iv) prescribe, amend and rescind rules and regulations relating to the Revised Flexible Stock Plan; (v) determine the content and form of all agreements evidencing grants of beneﬁts pursuant to the Revised Flexible Stock Plan; (vi) determine all questions relating to beneﬁts under the Revised Flexible Stock Plan; (vii) make all determinations as to the right to beneﬁts under the Revised Flexible Stock Plan, including the authority to review and approve or deny participant claims for benefits; (viii) maintain accounts, records and ledgers relating to beneﬁts under the Revised Flexible Stock Plan, (ix) maintain records concerning the Committee's decisions and proceedings; (x) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; (xi) take, at any time, any action purposed to maintain a Participant's rights in the event of a change of control, irrespective of whether any change of control has occurred or is imminent; (xii) do and perform all acts which the Committee may deem necessary or appropriate for the administration of the Revised Flexible Stock Plan and to carry out the purposes of the Revised Flexible Stock Plan; and (xiii) correct any defect, supply any omission or reconcile any inconsistency in the Revised Flexible Stock Plan or in any benefit thereunder in the manner and to the extent the Committee deems desirable.
The Committee generally makes its determinations after considering the recommendations of our Chief Executive Oﬃcer and management, its independent compensation consultant, information made available to the Committee and its judgment as to the best interests of the Company and our shareholders. In certain circumstances, the Committee may delegate all or any part of its authority under the Revised Flexible Stock Plan to our employees or another Board committee to the extent permitted by law.
As provided in the Revised Flexible Stock Plan, the Committee has complete discretion to determine the type and number of beneﬁts granted to any Participant and the terms and conditions that attach to each grant. Such terms and conditions are not necessarily uniform among different Participants. The receipt by a Participant of one type of grant does not entitle the Participant to receipt of any other type of grant. Payment for shares of common stock purchased upon exercise of any option or any other beneﬁt granted under the Revised Flexible Stock Plan that requires payment by a Participant to the Company will be made either (i) in cash or (ii) with the consent of the Committee, (a) by the tender to the Company of shares of common stock having a Fair Market Value (as defined below) equal to the purchase price, (b) in other property, rights and credits, (c) by any cashless exercise procedures conducted in accordance with applicable law, (d) by net exercise, to the extent permitted by law, or (e) by any combination of the foregoing or (iii) by any other method of payment authorized by the Committee in an individual award agreement.
Stock Options. The Committee may grant stock options, which entitle the Participant to purchase our common stock at a price established by the Committee, and that price will not be less than the Fair Market Value of our common stock on the date of the grant. "Fair Market Value" generally means the closing price of a share of our common stock on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date. The Committee determines the term of the stock options (which may not be longer than ten years from date of grant), including the times and conditions under which the options become exercisable. The maximum number of shares with respect to which options may be granted to any Participant in any calendar year may not exceed 200,000 shares. For purposes of the preceding sentence, shares of common stock covered by an option that is cancelled will count against such maximum number of shares. The maximum number of shares with respect to which incentive stock options are issuable to any Participant in any calendar year after the eﬀective date of the Revised Flexible Stock Plan is 150,000 shares. In no event may options known as "reload options" be granted under the Revised Flexible Stock Plan.
Stock Appreciation Rights. The Committee may grant SARs, which give the Participant a right to receive payment in an amount equal to the appreciation, if any, in the Fair Market Value of a share of our common stock from the date of the grant to the date of its exercise in accordance with the terms of the Revised Flexible Stock Plan. SARs may be granted in tandem with a stock option, in which case the exercise of such option shall cause a correlative reduction in SARs standing to a Participant's credit which were granted in tandem with such option and the payment of SARs shall cause a correlative reduction in the shares under such option. Payment of SARs may be made in cash, in common stock or in any combination of cash and common stock, as the Committee may determine or as may be provided in the applicable award agreement. In practice, we have typically settled SARs awards with the equivalent value of unrestricted common stock. The maximum number of SARs that may be granted to any Participant in any calendar year is 200,000. For purposes of the preceding sentence, any SARs that are cancelled will count against the maximum number of SARs that may be granted to any Participant in any calendar year. In practice, we have typically granted SARs that do not completely vest until at least three years following the grant date.
Restricted Stock. The Committee may grant beneﬁts under the Revised Flexible Stock Plan in the form of restricted stock. Shares of restricted stock are issued and delivered at the time of the grant but are subject to forfeiture as provided in the Participant's individual award agreement or the Revised Flexible Stock Plan. The Participant is entitled to full voting and dividend rights with respect to shares of restricted stock; provided that dividend payments will be accumulated during the vesting period and paid to the Participant only if and to the extent the award has vested. The Participant cannot transfer shares of restricted stock until all restrictions have been satisfied. The maximum number of shares with respect to which restricted stock may be granted to any Participant in any calendar year is 200,000.

Restricted Stock Units. The Committee may grant beneﬁts under the Revised Flexible Stock Plan in the form of restricted stock units ("RSUs"). An RSU represents the Participant's right to receive shares of our common stock, cash or a combination of shares of our common stock and cash (in each case equal to the Fair Market Value of one share of our common stock for each RSU) following the scheduled vesting date or other specified payment date as provided in the applicable award agreement. RSUs are subject to terms and conditions (including, without limitation, vesting terms and conditions) determined by the Committee and/or provided in the Participant's individual agreement. A Participant receiving RSUs will have no rights of a shareholder as to such RSUs until such time as shares of our common stock are issued to the Participant. The maximum number of shares with respect to which RSUs may be granted to any Participant in any calendar year is 200,000.
Performance Shares. The Committee may grant beneﬁts under the Revised Flexible Stock Plan in the form of performance shares, which may be denominated by the Company as performance contingent share units and performance share units. A performance share represents the Participant's right to receive shares of our common stock or cash equal to the Fair Market Value of such shares at a future date based on the attainment of performance goals (as further described in the Revised Flexible Stock Plan). For additional information, see below under "Performance Goals." The maximum number of shares with respect to which performance shares may be granted to any Participant in any calendar year is 200,000.
Cash Awards. The Committee may grant benefits under the Revised Flexible Stock Plan which are payable in the form of cash ("Cash Awards"). The Committee may grant Cash Awards at such times and in such amounts and subject to such conditions (including, without limitation, conditions for vesting and timing of payment) as it deems appropriate. The maximum amount of all cash awards that may be granted to any Participant in any calendar year is $2,000,000.
Other Stock Based Awards. The Committee may also grant "other stock based award" under the Revised Flexible Stock Plan, which is an award that is valued in whole or in part by reference to, or is otherwise based on, our common stock ("Other Stock Based Awards"). The maximum number of shares with respect to which any Other Stock Based Award may be granted to any Participant in any one-year period is 200,000, in the aggregate.
Change of Control. In the event of a Change of Control (as defined below) the Committee may provide such protection as it deems necessary to maintain a Participant’s rights. Generally, the vesting of awards will not automatically accelerate upon the occurrence of a Change of Control. The Committee may, among other things:
•accelerate the exercise or realization of any beneﬁt,
•provide for the purchase or cancellation of such benefit for cash or other property equal to the amount which could have been attained upon the exercise or realization of the beneﬁt had it been currently exercisable or payable,
•adjust the beneﬁt as the Committee deems appropriate and
•cause the beneﬁt to be assumed by the surviving corporation or other entity.
A "Change of Control" generally means the occurrence of any of the following: (i) any person, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities by the Company in the ordinary course of business); (ii) the consummation of any merger, consolidation, sale of assets or similar business combination transaction, or any combination of the foregoing transactions, other than any such transaction where the Company's voting stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, a majority of the combined voting power of the then outstanding securities of the Company or any acquiring or surviving parent entity, as applicable, entitled to vote generally in the election of the directors of the

Company or such acquiring or surviving parent entity immediately after such transaction; or (iii) during any period of 24 consecutive months, a majority of the members of the Board cease to be composed of individuals who are Continuing Directors (as defined in the Revised Flexible Stock Plan).
Term. The existing Flexible Stock Plan will terminate automatically on May 19, 2026. If approved, the Revised Flexible Stock Plan will automatically terminate on May 21, 2035, the tenth anniversary of the date of shareholder approval. Following such date no further awards may be granted under the Revised Flexible Stock Plan; provided that any awards outstanding under the Revised Flexible Stock Plan at the time of its termination shall remain in effect in accordance with the terms of the Revised Flexible Stock Plan with respect to outstanding benefits thereunder until no such benefits remain outstanding.
Amendment of Plan. The Board may terminate, suspend or amend the Revised Flexible Stock Plan or any portion thereof at any time and from time to time in its sole discretion, subject to stockholder approval to the extent such approval is deemed necessary or desirable by the Board to comply with applicable law; provided that, no amendment, suspension or termination of the Revised Flexible Stock Plan may materially adversely affect any right acquired by any Participant to any benefit granted under the Revised Flexible Stock Plan before the date of such amendment, modification or termination without the consent of such Participant, unless otherwise provided in an agreement or required by applicable law.
Modification of Agreements and Awards. The Committee may at any time alter, amend or waive any award agreements or may suspend, discontinue, cancel or terminate, prospectively or retrospectively, any awards granted under the Revised Flexible Stock Plan (each such action, a "Modification"); provided that no such Modification may be made without the consent of any Participant if the Committee deems such Modification to be materially adverse to such Participant, except for any Modification required as a matter of applicable law. In addition, except in connection with certain recapitalization events further described in the Revised Flexible Stock Plan, without shareholder approval: (i) the exercise price of a stock option or SAR may not be reduced after grant, including by reason of cancellation, cash buyout or exchange of an underwater stock option or SAR; (ii) no stock option or SAR with an exercise price that exceeds Fair Market Value of a share of common stock may be canceled, purchased or exchanged for a cash payment and (iii) no other action may be taken with respect to stock options and SARs that would be treated as a repricing under the rules of the New York Stock Exchange.
Non-Transferability. Except as otherwise expressly provided for in an award agreement, no benefit or stock based award under the Flexible Stock Plan may be transferred, assigned, pledged, attached, sold or encumbered by any Participant, other than transfers by will or the laws of descent and distribution, and such awards shall be exercisable during the Participant's lifetime only by the Participant or the Participant's guardian or legal representative. No benefit or award under the Flexible Stock Plan may be transferred to a third-party institution for value.
Performance Goals
The Revised Flexible Stock Plan permits the Committee, in its discretion, to condition any of the awards upon achievement of one or more performance or other goals established in writing by the Committee in its discretion for any performance period based upon any one or more of the performance criteria, which may be expressed, without limitation, in terms of overall Company performance or the performance of a Subsidiary, division, business unit or an individual and may be stated, without limitation, in terms of absolute levels or relative to another company or companies or to an index or indices, or as a goal relative to performance in prior periods. Such performance criteria may include, without limitation:
•operating earnings or income; operating earnings per share; adjusted operating income per share; net income; total or net revenues; adjusted operating revenue, gross or net premiums; shareholder return and/or value; relative total shareholder return; retained earnings; book value or book value per share; book value per share excluding all other comprehensive income; gross or net margin; profit returns and margins; operating or net cash flow; financial return ratios; return on equity; average adjusted return on equity; return on assets; return on invested capital; earnings per share growth; change in embedded value and embedded value of new business;
•budget achievement; expenses; expense control; market capitalization; stock price; market share; working capital; cash available to Company from a subsidiary or subsidiaries; dividends; ratings; business trends; balance sheet optimization and economic value added;
•product development; client development; leadership; investor relations; project progress; project completion; quality; technology initiatives; data privacy and cybersecurity; customer satisfaction; sustainability; talent and culture; corporate governance; or
•any other measure of Company performance, any individual performance criteria, and any other measure of performance selected by the Committee in its discretion.
Beneﬁts Granted Under the Revised Flexible Stock Plan
The beneﬁts that will be awarded or paid under the Revised Flexible Stock Plan cannot currently be determined. Such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. Non-qualiﬁed stock options, grants of PCS units, SARs, restricted stock and restricted stock units are the forms of beneﬁts that have previously been granted under the existing Flexible Stock Plan.
Pursuant to SEC rules, the following table sets forth the number of shares subject to options, SARs, PCS units and RSUs granted under the Flexible Stock Plan through December 31, 2024 that count against the maximum share authorization of the Flexible Stock Plan (see "Equity Plan Analysis" and "Burn Rate & Overhang" above). These share numbers do not take into account the eﬀect of options that have been cancelled or that expired unexercised and do not reﬂect shares of restricted stock granted to participants under the Flexible Stock Plan. See "Compensation Tables - Grants of Plan-Based Awards in 2024" for a description and summary of the 2024 PCS, RSUs and SARs grants to our Named Executive Oﬃcers and note 20 to the Company's financial statements in our annual report on Form 10-K for the year ended December 31, 2024 for information regarding outstanding equity awards.

CERTAIN AWARDS GRANTED UNDER THE FLEXIBLE STOCK PLAN
Number of Shares Subject to Options, Warrants and Rights[1]
Named Executive Officers:
Tony Cheng	192,806
Axel André	17,169
Todd C. Larson	292,934
Leslie Barbi	68,262
Ronald Herrmann	49,799
Mark Brooks	12,957
All current executive officers as a group (12 persons)	1,012,348
All employees, including current officers who are not executive officers, as a group	14,449,509
1Includes shares subject to options, SARs, PCS units and RSUs granted under the Flexible Stock Plan from original date of adoption through December 31, 2024. Excludes shares of restricted stock that have been granted under the Flexible Stock Plan.
Clawback
Any award or benefit under the Revised Flexible Stock Plan is subject to the terms and conditions contained in (i) the Company's Executive Compensation Recoupment Policy, (ii) the

Company's NYSE Executive Recoupment Policy, (iii) any amendment and/or restatement of either such policy and (iv) any other recoupment or clawback policy that may be adopted by the Company in the future, any or all of which may permit the Company to recoup all or a portion of any such awards or benefits upon the occurrence of certain events.
U.S. Federal Income Tax Consequences
The following is a brief summary of the U.S. federal income tax consequences to us and to U.S. participants for awards granted under the Revised Flexible Stock Plan as of the date hereof. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the Revised Flexible Stock Plan.
Incentive Stock Options. For federal income tax purposes, a Participant who receives an incentive stock option (an "ISO") has no taxable income at the time of the grant or the exercise of the ISO. Following a Participant's exercise of an ISO, if at all times during the period beginning on the date of the grant of the ISO and ending on the day three months before the date the Participant exercises the ISO, the Participant was an employee of the Company or any of our subsidiaries, and if the Participant retains the common stock acquired upon the exercise of such ISO for a period of at least two years after the ISO was granted and one year after the ISO was exercised, then any gain upon the subsequent sale of such common stock will be taxed as a long-term capital gain. A Participant who disposes of shares acquired by the exercise of an ISO prior to the expiration of either of these two- year or one-year holding periods will realize ordinary income at the time of the disposition in an amount equal to the excess of the fair market value of the common stock as of the date of exercise (or, if less, the fair market value of the common stock as of the date of disposition) over the exercise price. Any additional gain or loss recognized upon such disposition of the common stock would be long-term or short-term capital gain or loss, depending on whether the common stock has been held for more than one year. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the Participant's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the Participant's regular income tax for the year.
Non-Qualified Stock Options. A participant who receives a non-qualiﬁed stock option generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year.
SARs. No taxable income is generally realized by a Participant upon the grant of an SAR. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received (if any), before any income tax withholding, plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received upon the exercise of the SAR would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year.
Restricted Stock. A Participant generally will not recognize taxable income upon the grant of restricted stock unless the Participant elects to be taxed at that time pursuant to an election under Section 83(b) of the Code. Instead, the Participant will recognize ordinary income at the time(s) the restricted stock vests (or the restrictions on such restricted stock otherwise lapse) equal to the fair market value (on each vesting date) of the shares or cash (including any dividends) received, before any income tax withholding, minus any amount paid for the shares. Any additional gain or loss recognized upon any later disposition of any shares that have vested would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the Participant for more than one year.
Restricted Stock Units. A Participant generally will not recognize taxable income upon the grant of RSUs. Upon the settlement or payment of any vested RSUs, the Participant will generally recognize ordinary income in an amount equal to the fair market value of any shares, or the amount of any cash, received pursuant to the vested RSUs, before any income tax withholding. Any gain or loss recognized upon any later disposition of any shares that were received upon settlement of any vested RSUs would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the Participant for more than one year.
Performance Shares. A Participant generally will not recognize taxable income upon the grant of a PCS award. Upon the settlement or payment of any vested PCS award, the Participant will generally recognize ordinary income in an amount equal to the fair market value of any shares, or the amount of any cash, received, before any income tax withholding, pursuant to the vested PCS award. Any gain or loss recognized upon any later disposition of any shares that were received upon settlement of any vested PCS award would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the Participant for more than one year.
Cash Awards. Awards payable in cash are includable in the Participant's gross income when paid.
Other Stock Based Awards. The tax consequences associated with any other stock based award will vary depending on the speciﬁc terms of the award, including whether the award has a readily ascertainable Fair Market Value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the Participant under the award, the applicable holding period and the Participant's tax basis.
Income Tax Effects for the Company. We generally will be entitled to a tax deduction in connection with an award under the Revised Flexible Stock Plan in an amount equal to the ordinary income realized by a Participant at the time the Participant recognizes such income (for example, upon the exercise of a non-qualified stock option), subject to the limitation on deductibility under Section 162(m) of the Code.
Pursuant to Section 162(m) of the Code, our compensation deduction for remuneration paid with respect to a "covered employee" is limited to $1,000,000 for any year. A "covered employee" in respect of any year generally means: (a) our principal executive officer and our principal financial officer (or in either case, an individual acting in such a capacity), (b) our three most highly compensated officers (other than our principal executive officer and our principal financial officer), (c) any person who was a covered employee described in (a) or (b) for any year beginning after December 31, 2016, and (d) in the case of any taxable year beginning after December 31, 2026, any employee who is among our five highest compensated employees for such taxable year, other than any individual already described under (a) or (b).
Section 409A of the Code. Code Section 409A governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Code Section 409A generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of an additional federal tax of 20% on the Participant over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Code Section 409A are broad and may apply to certain awards available under the Revised Flexible Stock Plan (such as restricted stock units). The intent is for the Revised Flexible Stock Plan, including any awards available thereunder, to comply with the requirements of Code Section 409A to the extent applicable.
Non-U.S. Participants. Participants who are subject to the tax laws of any country other than the United States are instructed to seek local tax and legal advice to determine the tax and legal consequences of any award received under the Revised Flexible Stock Plan.

Vote Required
If a quorum is present, the vote required to approve this Item 3 is a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon, which approval will also satisfy the requirement under NYSE rules that the proposal be approved by a majority of the votes cast.
Recommendation of the Board
The Board has approved the Revised Flexible Stock Plan and recommends that shareholders vote FOR the proposal.

Item 4 – Approval of Amended and Restated Phantom Stock Plan for Directors
The Company is seeking approval of the Company's shareholders to amend and restate our Phantom Stock Plan for Directors (as amended and restated, the "Revised Phantom Plan") to, among other things, increase the number of performance units authorized for issuance under the existing Phantom Plan. The Board originally adopted the Phantom Plan on April 13, 1994. The Phantom Plan was last approved by our shareholders in 2021. The Board has approved the Revised Phantom Plan, subject to shareholder approval at the 2025 Annual Meeting.
Under the terms of the Phantom Plan, Non-Employee Directors (as defined below) of the Company (each, a "Participant") have the option to receive grants of performance units in lieu of the other compensation received for serving on the Board. A "Non-Employee Director" is a member of the Board who is not an officer or employee of the Company or any of its affiliates. As of March 31, 2025, all eleven Non-Employee Directors were eligible to participate in the Phantom Plan, and there were 11,636 performance units remaining available for grant under the Phantom Plan. Mr. Cheng is not eligible to participate in the Phantom Plan because he is our President and Chief Executive Officer.

The principal features of the Revised Phantom Plan are described below. This description is subject to and qualified in its entirety by the full text of the Revised Phantom Plan, which is set forth, as amended, in Appendix B to this Proxy Statement. In Appendix B, additions to the existing Phantom Plan are indicated by underlining and deletions are indicated by strike-outs.
Proposed Amendments to the Phantom Plan
The proposed amendments to the Phantom Plan would increase the number of performance units authorized for issuance under the Phantom Plan by 50,000 performance units. The Board believes that the approval of the Revised Phantom Plan is appropriate and will enhance the ability of the Company to continue to reward and provide incentives to Non-Employee Directors as well as to attract and retain qualified individuals to serve as Non-Employee Directors of the Company.
Currently, the Phantom Plan will terminate on May 23, 2027. The Revised Phantom Plan would amend Section 9.4 of the Phantom Plan to extend the termination date to May 21, 2035, the tenth anniversary of the date of shareholder approval of the proposed amendment and restatement at the 2025 Annual Meeting.
The Revised Phantom Plan would also make other revisions to the existing Phantom Plan, including technical, ministerial and conforming changes, as reflected in Appendix B.
Description of Certain Plan Provisions
Under the terms of the existing Phantom Plan, Non-Employee Directors of the Company have, and under the terms of the Revised Phantom Plan, Non-Employee Directors would continue to have, the option to receive grants of performance units in lieu of the other compensation (including cash compensation and equity grants) received for serving on the Board. A performance unit represents a Participant's right to receive a share of our common stock (or cash equal to the Fair Market Value of one share of our common stock) pursuant to the terms of the Revised Phantom Plan. "Fair Market Value" generally means the closing price of a share of our common stock on the New York Stock Exchange on a given date.
Currently, the Phantom Plan provides that the maximum number of performance units that may be granted is 155,000 (to the extent such performance units remain outstanding and available or become outstanding and available again under the Phantom Plan). If the proposed Revised Phantom Plan is approved, the maximum number of performance units that may be granted will be increased by 50,000 performance units. In the event of any change in the outstanding shares of common stock by reason of an extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the Board's sole discretion, other similar or relevant event, the Board shall proportionately adjust, in an equitable manner, the number of performance units held by a Participant under the Revised Phantom Plan and the total number of performance units which may be granted under the Revised Phantom Plan.
A Participant who elects to receive a grant of performance units in lieu of all or any portion of such Participant's compensation for any year may elect to defer payment of such performance units: (i) for a period of five or seven years from the last day of the calendar year in which a performance unit is granted or (ii) to retirement. A Participant may elect to receive payment of performance units in a single lump sum payment or up to five substantially equal annual installment payments.
Performance units will be credited to an account established and maintained for a Participant. In general, a Participant's account will be credited annually with a whole number of performance units equal to the number of shares of common stock that the amount of deferred compensation would have purchased at Fair Market Value on the annual equity grant date. Unless otherwise determined by the Board, fractional performance units will not be allocated, and standard rounding will be applied to determine the number of full performance units. The account of a Participant will be the record of performance units granted to him or her under the Revised Phantom Plan and shall not be deemed to create a trust of any kind or a fiduciary relationship between the Company and a Participant or his or her beneficiary. Each allocation of performance units to a Participant, and the number and value of such performance units as of the date of allocation, shall be communicated annually to the Participant.
Grants of performance units may include, at the sole discretion of the Board, dividend equivalents credited to and accumulated under the Participant's account. The payment of dividend equivalents attributable to any unvested performance units is not permitted during any period in which the performance units are unvested. Dividend equivalents are reinvested in additional performance units on the date a dividend is paid and additional performance units are accumulated and credited to a Participant's account on or around the date each dividend is paid by the Company. The number of performance units issued in respect of dividend equivalents will equal the whole number of shares of Common Stock that the amount of the dividend equivalents would have purchased at Fair Market Value on the dividend payment date (subject to standard rounding). All dividend equivalents credited as performance units to a Participant's account under the Revised Phantom Plan shall be paid at the same time, and in the same form, as elected by the Participant under the Revised Phantom Plan with respect to the underlying performance units in the Participant's account.
Under the terms of the Revised Phantom Plan, performance units are not transferable and Participants do not have the right to vote on account of any performance units.
At the end of the deferral period, the Company will issue, at its option, cash or shares of common stock in an amount equal to: (i) the total value of the performance units or one share of common stock for each performance unit, if the Participant has elected to receive payment in a single lump sum or (ii) the value of the performance units or one share of common stock for each performance unit being distributed in such installment, if the Participant has elected to receive payment in annual installments.
Generally, payment shall occur (or commence in the case of annual installments) on the date immediately following the last day of the applicable deferral period. If a Participant ceases to be a director prior to the end of the deferral period, distribution will be made or commence at the time and in the form of payment elected or deemed to be elected at the time of the deferral.

If a performance unit expires or is terminated, surrendered or cancelled, or if the grant of any performance units otherwise results in shares of common stock not being issued pursuant to the Revised Phantom Stock Plan (including to the extent that cash is paid in settlement of any performance units in lieu of shares of common stock), the performance units shall be available again for use under the Revised Phantom Plan. In addition, shares of common stock tendered or withheld in satisfaction of withholding taxes for any performance units shall be available again for use under the Revised Phantom Plan.
The Board will administer the Revised Phantom Plan, which will terminate on May 21, 2035. The Board may amend or terminate the Revised Phantom Plan at any time, except that: (i) unless otherwise required by law, the rights of a Participant with respect to performance units granted before such amendment or termination may not be materially and adversely affected without the consent of the Participant and (ii) the Board may not amend the Revised Phantom Plan without the approval of the shareholders of the Company if such shareholder approval is deemed necessary or desirable by the Board to comply with the rules of the New York Stock Exchange or applicable law.
See "Equity Plan Analysis" and "Burn Rate & Overhang" sections under "Item 3 – Approval of Amended and Restated Flexible Stock Plan" for additional burn rate and overhang information on the Company's Equity Plans, including the existing Phantom Plan and Revised Phantom Plan, as of March 31, 2025.
Benefits Granted Under the Revised Phantom Plan
The benefits that will be awarded under the Revised Phantom Plan are not presently determinable. The following table sets forth the number of performance units received under the Phantom Plan through December 31, 2024. See "Director Compensation" for additional information regarding 2024 performance units granted under the existing Phantom Plan.

PERFORMANCE UNITS RECEIVED UNDER THE PHANTOM PLAN
Number of Performance Units Received
All current non-executive officer directors as a group (11 persons)	40,391
Each current director:
Pina Albo	8,712
Michele Bang	1,378
Tony Cheng[1]	—
John J. Gauthier	—
Patricia L. Guinn	2,019
Hazel M. McNeilage	7,429
George Nichols III	1,378
Stephen T. O'Hearn	6,028
Alison Rand	—
Shundrawn Thomas	784
Khanh T. Tran	1,544
Steven C. Van Wyk	11,119
1 Mr. Cheng does not participate in the Phantom Plan because he is our President and Chief Executive Officer.
U.S. Federal Income Tax Consequences
The following is a general summary of the U.S. federal income tax consequences to us and to U.S. participants for awards granted under the Revised Phantom Plan. U.S. federal tax laws may change, and the U.S. federal and state and local tax consequences for any Participant will depend upon his or her individual circumstances and may vary for any particular individual. This summary is not intended to be exhaustive and does not discuss provisions of the income tax laws of any municipality, state or other country. We advise Participants to consult with a tax advisor regarding the tax implications of their awards under the Revised Phantom Plan.
Performance Units. A Participant will recognize income in connection with an award of performance units at the time the award is settled in shares of common stock or cash. The amount of income recognized by the Participant will be equal to the Fair Market Value of the shares delivered, or the amount of cash paid, in any such case before any income tax withholding, to the Participant at the time such amounts are made available to the Participant. The Company will be entitled to a corresponding deduction equal to the income recognized in the year of such issuance or payment to the extent not disallowed under Code Section 162(m).
Section 409A of the Code. Code Section 409A governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. The failure of a deferral of compensation to comply with Code Section 409A generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of an additional federal tax of 20% on the Participant over and above the income tax owed, plus possible penalties and interest. Code Section 409A covers a broad range of deferred compensation arrangements and may apply to certain performance units granted under the Revised Phantom Plan. The intent is for any performance units granted pursuant to the Revised Phantom Plan to comply with the requirements of Code Section 409A to the extent applicable.
Non-U.S. Taxpayers. If the Participant is subject to the tax laws of any country other than the United States, the Participant should consult his or her own tax and legal advisors to determine the tax and legal consequences of any award received under the Revised Phantom Plan.

The foregoing statements are only a summary of certain federal income tax consequences of the Revised Phantom Plan and are based on our understanding of present federal tax laws and regulations.
Vote Required
If a quorum is present, the vote required to approve this Item 4 is a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon, which approval will also satisfy the requirement under NYSE rules that the proposal be approved by a majority of the votes cast.
Recommendation of the Board
The Board has approved the Revised Phantom Plan for Directors and recommends that shareholders vote FOR the proposal.

Item 5 – Ratification of Appointment of Independent Auditor
We are asking shareholders to ratify the appointment of Deloitte & Touche LLP and its related entities (collectively, "Deloitte") as the Company's independent registered public accountant for the fiscal year ended December 31, 2025. The Audit Committee of the Board has appointed Deloitte subject to shareholder ratification.
Representatives of Deloitte will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and they will be available to respond to appropriate questions.
As outlined in the Audit Committee charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit RGA's financial statements. The Audit Committee annually evaluates the performance of the Company's independent auditor, including the senior audit engagement team, and determines whether to reengage the current auditors or consider other audit firms. Deloitte has served as the independent auditor of the Company since 2000.
The Audit Committee and the Board believe it is in the best interests of RGA and its shareholders to continue to retain Deloitte as RGA's independent registered public accounting firm. Its long-term knowledge of the Company and its subsidiaries, combined with its insurance industry expertise, has enabled it to carry out its audits of the Company's financial statements with effectiveness and efficiency.
In considering Deloitte's appointment, the Audit Committee reviewed the firm's qualifications and competencies, including the following factors:
•Deloitte's status as a registered public accounting firm with the PCAOB, as required by Sarbanes-Oxley and the Rules of the PCAOB;
•Deloitte's independence and its processes for maintaining its independence;
•the results of the independent review of the firm's quality control system;
•the key members of the engagement team for the audit of the Company's financial statements;
•Deloitte's approach to resolving significant accounting and auditing matters including consultation with the firm's national office; and
•Deloitte's reputation for integrity and competence in the fields of accounting and auditing.
The Audit Committee ensures the mandatory five-year rotation of the audit engagement team partner as required by SEC rules. The lead engagement partner was appointed beginning with the fiscal year 2023 audit.
The Audit Committee also approves Deloitte's audit and permissible non-audit services in advance pursuant to a Pre-Approval Policy. Deloitte submits to the Audit Committee detailed schedules with all of the proposed permitted services within each category, together with estimated fees. The Audit Committee also reviews a schedule of audit-related, tax and other permitted non-audit services that the Company may engage the independent auditor to perform and an estimated amount of fees for each of those services.
Consistent with the Pre-Approval Policy, all audit related services, tax services and other services were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.
The aggregate fees billed to us for the years ending December 31, 2024 and 2023 by Deloitte are set forth below.

Auditor Fees
Fee (Dollars in millions)	Fiscal Year
	2024	2023
Audit Fees[1]	$14.9	$15.7
Audit Related Fees[2]	0.8	0.7
Total Audit and Audit-related Fees	$15.7	$16.4
Tax Fees[3]	0.1	0.2
Other	—	—
Total Fees	$15.8	$16.7

1.    Includes fees for the audit of our Company's and its subsidiaries' annual financial statements, reviews of our quarterly financial statements and Sarbanes-Oxley Section 404 attestation. Approximately $2.5 million of the total 2023 Audit Fees were related to the Company's implementation of LDTI accounting changes.
2.    Includes fees for services rendered by Deloitte for matters such as assistance with internal control reporting requirements, certain accounting consultations on potential acquisitions, reinsurance transactions, and services associated with SEC registration statements, periodic reports and securities offerings.
3.    Includes fees for tax services rendered by Deloitte such as consultation related to tax planning and compliance.
Vote Required
The vote required to approve this Item 5 is a majority of the common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this matter.
Recommendation of the Board
The Board has approved the proposal regarding the appointment of Deloitte and recommends that shareholders vote FOR the proposal.
Vote Requirements
Each share of common stock outstanding at the close of business on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Under Missouri corporate law, if a quorum is present, the votes necessary to approve the proposals are as follows:

Voting Matters
Item	Proposal	Vote Required to Adopt the Proposal
1.	Election of Directors	The vote required to elect each director is the affirmative votes of the holders of a majority of the common stock entitled to vote thereon which are present in person or represented by proxy at the Annual Meeting.
2.	Shareholders' Advisory Vote on Executive Compensation	The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote thereon which are present in person or represented by proxy at the Annual Meeting.
3.	Approval of Amended and Restated Flexible Stock Plan	The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote thereon which are present in person or represented by proxy at the Annual Meeting.
4.	Approval of Amended and Restated Phantom Stock Plan for Directors	The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote thereon which are present in person or represented by proxy at the Annual Meeting.
5.	Ratification of Appointment of Independent Auditor	The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote thereon which are present in person or represented by proxy at the Annual Meeting.

Under Missouri corporate law, the approval of any action taken at the Annual Meeting requires the affirmative vote of a majority of the votes entitled to vote on any such action which are present or represented by proxy at the Annual Meeting. Abstentions will be counted in connection with determining the number of shares represented at the Annual Meeting for quorum purposes. In addition, any abstentions with respect to any of the above items will have the same effect as if the shares represented thereby, as applicable, were voted against any nominee or nominees with respect to Item 1, and against the proposals with respect to Items 2, 3, 4 and 5.
Broker non-votes, while counted for general quorum purposes, will have no effect on the voting results for any non-discretionary matter. As such, if a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the outcome of the vote with regard to such matters. The election of directors (Item 1), the advisory vote on the compensation of the Company's named executive officers (Item 2), and the proposals to approve the Amended and Restated Flexible Stock Plan and Phantom Stock Plan for Directors (Items 3 and 4) are considered non-discretionary items, and as such brokers cannot vote uninstructed shares on your behalf in these matters. For your vote to be counted on these matters, you must submit your voting instruction form to your broker. Conversely, the ratification of the independent auditor (Item 5) is a discretionary item such that, if your shares are held through a broker, that person will have discretion to vote your shares on that matter if you fail to provide instructions. For additional information, see "Other Matters - Question and Answers about the Annual Meetings" under "What is a Broker Non-Vote?".
We know of no other matters to come before the meeting. As set forth in "Other Matters", our organizational documents require that advance notice be provided of any proposal intended to be presented at the Annual Meeting. The deadline for this notice has passed, and we did not receive any such notice. As such, if any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies. Voting results will be disclosed in our Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Board of Directors and Corporate Governance

Board of Directors
Board Composition
Each of the nominees standing for election has a core set of skills, talents and attributes that make them valuable members of our Company's Board. When searching for new Board candidates, the Nominating and Governance Committee considers the evolving needs of the Company's global business and searches for Board candidates who fill any current or anticipated needs or gaps in skills, experience and overall Board composition.
The Nominating and Governance Committee of the Board has determined that all of our nominees should possess the following qualifications:

Director Qualifications
Director Qualification	Description
Commitment to Our Values
Directors and candidates should be committed to promoting the Company's financial success and preserving and enhancing our business and ethical reputation, as embodied in our codes of conduct and ethics.

Diversity	Directors and candidates should reflect a diversity of viewpoints, background, work and other experiences.
Financial Literacy	Directors and candidates should be "financially literate" as such qualification is interpreted by the Board in its business judgment.
Independence	Directors and candidates should not have any conflicts of interest or other commitments that would prevent such director from fulfilling the obligations of a director. Mr. Cheng, as our President and Chief Executive Officer, is not independent.
Knowledge and Experience	Directors and candidates should possess knowledge and experience that will complement that of other directors and promote the creation of shareholder value.
Leadership Experience	Directors and candidates should possess significant leadership experience, such as experience in business, finance/accounting, financial services regulation, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.
Reputation and Integrity	Directors and candidates should be of high repute and recognized integrity and not have been convicted in a criminal proceeding (excluding traffic violations and other minor offenses).
Other Factors	Directors and candidates should have such other qualifying and desirable characteristics as identified by the Nominating and Governance Committee from time to time.
Other areas of expertise or experience are desirable given our Company's global reinsurance business and operations, including: life insurance, actuarial science, financial services, information technology, cybersecurity, data privacy and security, international markets, operations, capital markets, investments, banking, risk management, human capital management and sustainability.
Director Skills Matrix
All of our directors bring significant executive leadership, management and industry expertise derived from their careers and professions. When considering whether our current directors have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Nominating and Governance Committee and the Board focus on the experience of the directors, illustrated in the director biographies and the following skills matrix.

Director Skills Matrix
Director Qualifications, Attributes and Skills	Albo	Bang	Cheng	Gauthier	Guinn	McNeilage	O'Hearn (Chair)	Rand	Thomas	Tran	Van Wyk
Corporate Governance & Public Company Board. Experience in public company corporate governance issues, policies and practices, shareholder relations, financial reporting and compliance, strategic planning and risk oversight.
	●		●	●	●		●	●	●	●	●
Financial Literacy. Knowledge of finance or financial reporting, complex financial management, capital allocation, experience with debt/capital market transactions and mergers and acquisitions.	●	●	●	●	●	●	●	●	●	●	●
Government/Regulatory. Experience in government and regulatory affairs, and regulated industries, including as part of a business and/or through positions with government organizations or regulatory bodies.
	●	●	●	●	●	●	●	●	●	●	●
Human Capital Management. Talent acquisition, development, engagement and retention; wellness and benefits; director, CEO and senior executive succession planning.	●	●	●	●	●	●	●	●	●	●	●
Industry Knowledge. Experience in the Company's businesses and industries including traditional individual and group life and health, disability and critical illness reinsurance and financial services, such as longevity reinsurance, asset-intensive reinsurance, financial reinsurance and stable value products.
	●	●	●		●		●	●		●
International. Experience doing business internationally or focused on international issues and operations and exposure to markets, environments, economic conditions and cultures outside the U.S. associated with a global workforce and international business activities.
	●	●	●	●	●	●	●			●	●
Investments. Experience in investment policy and strategy, global asset/liability management, research and strategy development, portfolio construction, and risk management.		●		●	●	●			●	●
Risk Assessment and Management. Experience identifying and prioritizing a spectrum of risks and managing and overseeing complex risk management matters.	●	●	●	●	●	●	●	●	●	●	●
Senior Leadership Experience. Significant leadership experience, including serving as a CEO, senior executive, division president or functional leader within a complex corporate entity.	●	●	●	●	●	●	●	●	●	●	●
Sustainability. Knowledge of and experience with sustainability issues, trends, disclosures, practices, business models and strategies.	●	●		●		●	●	●	●	●
Technology and Cybersecurity. Knowledge of and experience with implementing technology strategies, understanding of emerging technologies and cybersecurity risks, issues and protections; long-term systems planning and strategy.
						●		●	●		●

Director Nominees
The Company recommends a vote FOR all of the following nominees for election to the Board.

Pina Albo

Business Experience: Ms. Albo is the Chief Executive Officer of Hamilton Insurance Group ("Hamilton"), a Bermuda-based global specialty insurer and property and casualty reinsurer. She also serves on the Hamilton board of directors. Prior to joining Hamilton, she spent 25 years at Munich Re, starting as a claims expert and holding increasingly senior positions that culminated in roles as President, Reinsurance Division, Munich Re America and later Member of the Board of Executive Management. She began her career as a lawyer after having earned law degrees in both Canada and France.

Chief Executive Officer of Hamilton Insurance Group	Age: 62 Director since: 2019 Independent
Michele Bang

Business Experience: Ms. Bang was the Deputy Chief Executive Officer of Eastspring Investments, the Asia asset management arm of Prudential plc. During her time with Prudential, she concurrently served as executive team member responsible for digital innovation and technology integration throughout the firm. Prior to her role with Prudential, Ms. Bang held senior leadership roles and board seats in Asia for Deutsche Asset Management (now DWS Group). She has been active in new economy innovation as an investor, judge and advisor to entrepreneurs in the health, education and fintech space. She has a Bachelor of Arts degree from Cornell University.

Retired Deputy Chief Executive Officer of Eastspring Investments	Age: 60 Director since: 2023 Independent

Tony Cheng

Business Experience: Mr. Cheng is President and Chief Executive Officer of the Company. He has been Chief Executive Officer since January 1, 2024 and was named President in January 2023. Prior to this appointment Mr. Cheng was Executive Vice President, Head of EMEA, Asia, and Australia for RGA Reinsurance Company, providing executive oversight for the Company's EMEA, Asia and Australia operations. Mr. Cheng joined RGA in 1997 as Chief Actuary of Malaysian Life Reinsurance Group Berhad. In 2004, he was named Chief Executive Officer of the Hong Kong office, responsible for all business activity in Hong Kong and Southeast Asia, and in 2011, he was named Senior Vice President, Asia. Mr. Cheng received a Bachelor of Economics (B.Ec.) degree from Macquarie University in Sydney, Australia and an M.B.A. from Washington University in St. Louis's John M. Olin School of Business. He is a Fellow of the Institute of Actuaries of Australia (FIAA) and past President of the Actuarial Society of Hong Kong. He has also served as a council member for the Society and as a past Chair of its Experience and Life Committees.

President and Chief Executive Officer of the Company	Age: 51 Director since: 2023 Not independent

John J. Gauthier

Business Experience: Mr. Gauthier was the Chief Investment Officer of Allied World Assurance Company Holdings, AG, a global provider of insurance and reinsurance solutions, from 2008 to 2018. Mr. Gauthier also served as President of Allied World Financial Services Company, Inc. from 2012 until his retirement in 2018. Before joining Allied, Mr. Gauthier was a Managing Director with Goldman Sachs Asset Management, a division of Goldman Sachs & Co. Prior to Goldman Sachs, he was with Conning Asset Management and General Reinsurance/New England Asset Management and The Travelers. Mr. Gauthier holds a B.S. in computer information systems from Quinnipiac University and an M.B.A. in finance from The Wharton School, University of Pennsylvania. He is a Chartered Financial Analyst (CFA). He is Principal at JJG Advisory, LLC, a consulting business, and at Talcott Capital Partners, LLC, an investor advisory business. He serves on the board of directors of The Hartford Funds Group, Hamilton Insurance Group, LTD. and Middlesex Health System, Inc.

Retired CIO of Allied World Assurance Company Holdings, AG and Retired President of Allied World Financial Services Company, Inc.	Age: 63 Director since: 2018 Independent
Patricia L. Guinn

Business Experience: Ms. Guinn was the Managing Director of Risk and Financial Services and a member of the executive leadership team at Towers Watson from 2010 until her retirement in 2015. Previously, she served as a Member of the Board and the Managing Director of Risk and Financial Services at Towers Watson's predecessor company, Towers Perrin. Overall, she has over 40 years of experience in the insurance industry. Ms. Guinn is a member of the board of directors of Constellation Insurance GP LLC and various of its subsidiaries, where she chairs the audit committees. Ms. Guinn is an Association Member of BUPA, a leading international healthcare group, and advisory board member of EOS Ventura Partners. She previously served on the boards of Allied World Assurance, AssetMark Financial, and Assurance Company Holdings AG. Additionally, Ms. Guinn is a fellow of the Society of Actuaries, a member of the American Academy of Actuaries and a Chartered Enterprise Risk Analyst.

Retired Managing Director of Risk and Financial Services at Towers Watson	Age: 70 Director since: 2016 Independent
Hazel M. McNeilage

Business Experience: Ms. McNeilage was the Regional Managing Director, EMEA, for Northern Trust Corporation's Asset Management division from 2015 to 2018 and a Director of Northern Trust Global Investment Ltd. Prior to joining Northern Trust, Ms. McNeilage held a variety of roles with Northill Capital Partners from 2012 to 2015, including interim CEO for one of Northill's affiliates. Prior to that, she spent two years as Head of Funds Management for QIC, a major sovereign wealth fund based in Australia. From 2001 to 2009 Ms. McNeilage was with Principal Global Investors, during which she served in leadership positions around the world and was a member of several boards. Prior to Principal, Ms. McNeilage spent more than a decade with Towers Perrin (now Willis Towers Watson), including a three-year term on its board of directors. Ms. McNeilage received a Bachelor of Science from the University of Lancaster, England, with majors in Mathematics, Economics, and Operations Research. She is a Fellow of the Institute and Faculty of Actuaries, a Fellow of the Institute of Actuaries of Australia, and a Board Leadership Fellow of the National Association of Corporate Directors (U.S.). Ms. McNeilage holds certificates in cybersecurity from both Carnegie Mellon University and Harvard University. Ms. McNeilage also serves on the Board of Directors of Everest Group, Ltd. (NYSE: EG).

Retired Regional Managing Director, EMEA of Northern Trust Asset Management	Age: 68 Director since: 2018 Independent

Stephen O'Hearn (Chair)

Business Experience: Mr. O'Hearn was employed by PricewaterhouseCoopers (PwC) for 38 years. He held a variety of leadership positions including serving as the Global Insurance Leader from 2015 to 2020, during which time he also served on PwC's financial services leadership team and the firm's extended global leadership team. A trained accountant, Mr. O'Hearn has 26 years of experience as an audit partner, serving a variety of clients in the financial services industry, including many of the world's leading insurers, while resident in Milwaukee, Tokyo, New York, Zurich and Munich, until his retirement from PwC in 2020. Mr. O'Hearn attended the University of Notre Dame, graduating summa cum laude in 1982. He is a Certified Public Accountant in the U.S. He serves on the Law, Regulation & Resilience Policies Working Group of the Insurance Development Forum, which is a collaboration between the insurance industry and various governmental organizations, including the United Nations and World Bank, aimed at improving resilience and narrowing the protection gap. Mr. O'Hearn is also Governor and Chairman of the Audit Committee of Junior Achievement Worldwide, Co-Chair of the Advisory Board of Notre Dame's Lab for Economic Improvement, and Vice Chair of the Door County Community Foundation.

Retired Global Leader, Insurance Practice at PricewaterhouseCoopers	Age: 64 Director since: 2020 Independent
Alison Rand

Business Experience: Ms. Rand is the retired Chief Financial Officer of Primerica (NYSE: PRI), an insurance, investment, and financial services distribution firm with more than 150,000 independent agents. She joined Primerica in 1995 and was promoted through finance roles with increasing responsibilities and scope before being named Executive Vice President and Chief Financial Officer in 2000. In addition to leading a 130-person finance team, she served as a member of the company's four-person Executive Team, with responsibility for strategic planning, organizational wellness, and board relationships. Ms. Rand led Primerica through the company's IPO in 2010. She is a certified public accountant and served as a senior auditor with KPMG in Atlanta before joining Primerica. Ms. Rand is an Independent Director of Regions Financial Corporation (NYSE: RF) and a member of that board's Audit and Technology Committees. She previously served as an Independent Director and Audit Committee member of Warburg Pincus Capital Corporation I-A (NYSE: WPCA), a special purpose acquisition company from 2021 until its dissolution in 2023. Ms. Rand also serves on community boards such as Girl Scouts of Greater Atlanta and Camp Twin Lakes. She earned a B.S. in accounting from the University of Florida and is actively involved with her alma mater. Ms. Rand is a member of the University's National Foundation Board and formerly served as Audit Committee Chair. She currently serves as Chair of the Dean's Advisory Council at the University's Warrington College of Business.

Retired Executive Vice President and Chief Financial Officer of Primerica, Inc.	Age: 57 Director since: 2024 Independent
Shundrawn Thomas

Business Experience: Mr. Thomas is the Founder and Managing Partner of The Copia Group (Copia), a private investment firm which provides bespoke capital solutions for lower middle market companies. Prior to launching Copia, Mr. Thomas served as President of Northern Trust Asset Management, a leading global investment manager with then $1.3 trillion in assets under management and served as a member of the executive management group at Northern Trust Corporation. His executive roles included Head of FlexShares ETFs, President of Northern Trust Securities, and Head of Corporate Strategy. Prior to joining Northern Trust Corporation, Mr. Thomas worked at Goldman Sachs and Morgan Stanley in their sales, trading and research divisions. He holds a Bachelor of Science (B.S.) degree in accounting from Florida A&M University and an M.B.A. from the University of Chicago Booth School of Business. He is a trustee for Rush University and the Griffin Museum of Science and Industry. In 2020, Mr. Thomas was recognized by Savoy Magazine as one of the Most Influential Black Executives in Corporate America. In 2021, he was named to ThinkAdvisor's class of industry luminaries, and InvestmentNews honored him with a lifetime achievement award.

Founder and Managing Partner, The Copia Group, LLC	Age: 51 Director since: 2021 Independent

Khanh T. Tran

Business Experience: Mr. Tran was the President and CEO of Aviation Capital Group, one of the largest global aviation leasing companies until his retirement in 2020. Previously, he spent 25 years with Pacific Life Insurance Company, one of the largest life insurance and annuity companies in the U.S., during which time he served in a number of senior executive roles, including President, Chief Investment Officer, Chief Financial Officer, head of Mergers and Acquisitions, and Treasurer. Mr. Tran graduated from Whittier College with a BA in economics and political science. He has an MBA in finance and marketing from the Anderson School of Business at UCLA. Mr. Tran has served on several corporate boards, including CIT Group, Aviation Capital Group, Pacific Life Insurance Company, and Scottish Re. He is currently a trustee for Semester at Sea, a collegiate study abroad program. He also served on the board of advisors for the Argyros College of Business and Economics at Chapman University. Mr. Tran founded and is currently chair emeritus of the Orange County, California chapter of Ascend Leadership, the largest Pan-Asian professional membership organization in North America, dedicated to developing, elevating and increasing Pan-Asian executive leaders and board members.

Retired President and Chief Executive Officer of Aviation Capital Group LLC	Age: 68 Director since: 2022 Independent
Steven C. Van Wyk

Business Experience: Mr. Van Wyk is the former Group Chief Information Officer (CIO) of HSBC Bank PLC and currently serves on the Board of Directors for Genworth Financial, Inc. Throughout his 40-year career, he held senior-level domestic and international information technology roles, including CIO of PNC Financial Services Group, Inc., Global CIO of ING Groep N.V., and multiple roles with Morgan Stanley, including several years as CIO and Chief Operating Officer of its Individual Investor Group. Mr. Van Wyk holds a B.A. in Business Management and Accounting with a minor in Computer Science from the University of Central Iowa and was awarded an honorary Doctorate of Public Service from Central College in 2019. He is a Certified Public Accountant, Certified Internal Auditor and a Series 27 Financial/Operations Principal. Mr. Van Wyk chairs the Board of the Banking Industry Architecture Network, a non-profit seeking to establish a common architecture framework for enabling banking interoperability.

Former Group Chief Information Officer of HSBC Bank PLC	Age: 66 Director since: 2019 Independent
Board Leadership and Effectiveness
We believe that balanced composition, leadership experiences and attributes of our Board enhance its effectiveness. Our directors reflect a set of experiences and skills that are relevant to our industry and long-term business strategy. All the members of our Board stand for election annually.
Board Leadership
In recognition of the differences between the two roles and to maximize effective Board leadership, our Company has maintained the separate positions of Chief Executive Officer ("CEO") and Chair of the Board since we became a public company in 1993. The Board believes the Board Chair and CEO have distinct responsibilities. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company.
The Chair of the Board:
•provides guidance to the CEO;
•sets the agenda for Board meetings;
•presides over meetings of the full Board;
•presides at the regularly scheduled executive sessions of the independent directors;
•has the duty to advise the CEO of any information needs that the Board may have; and

•has the ability to retain legal, accounting or other advisors in connection with executive sessions of the independent directors.
The Board regularly reviews its leadership structure, in light of current corporate governance trends and developments, to ensure that the current leadership structure strikes an appropriate balance for the Company and its stakeholders, and promotes the long-term interests of shareholders. Upon such review, and in light of the Company's 30-year history of having a separate CEO and Board Chair, the Board continues to believe that the current structure remains in the best interest of the Company and its shareholders.
Director Commitments
Our Corporate Governance Guidelines encourage directors to limit the number of other public company boards on which they serve, taking into account the requirements of time, participation and attendance that multiple board service entails. Additionally, the Board encourages directors with full-time employment or other obligations to ensure that they have sufficient time to devote to the Board in light of their obligations to the Company and their other commitments. The Board believes that all of the nominees are in compliance with this policy.
Director Access to Management and to Outside Advisors
Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the CEO or the Corporate Secretary; provided, that, using such person's best judgment to assure that any such contact would not be disruptive to the business operations of the Company, a director may contact any officer or employee directly, if he or she wishes to do so.
The Board and each committee may obtain advice and assistance from outside advisors as the Board or committee may determine necessary or advisable in connection with the discharge of its duties and responsibilities. Any such advisor may, but need not be, otherwise engaged by the Company for any other purpose. The Company pays the fees and costs of any outside advisor including, without limitation, usual and customary expenses and charges, as such compensation shall be determined and agreed by the Board or committee.
Board Meetings
The Board held a total of eight meetings during 2024. No director attended fewer than 75% of the meetings of the Board and committees on which he or she served during 2024. We do not have a policy with regard to attendance by directors at the Annual Meeting of Shareholders. Mr. O'Hearn, Chair of the Board, attended the 2024 Annual Meeting of Shareholders.
Board Evaluations and Assessments
The Nominating and Governance Committee supervises the Board's periodic self-evaluation assessment and review of director independence. In 2023, the assessment was developed internally with a structure focused on two sections: an "inward-looking" section, in which directors respond to questions directly relating to their roles on the Board; and an "outward-looking" section, which involves questions relating to the Board as a whole. After receiving a summary of the assessment results in late August, our Board Chair conducted individual interviews with each director and members of executive management to discuss responses, recommendations and concerns. The interview process also allows directors and management an opportunity to raise sensitive subject matters in discussions with the Chair. The Chair prepared a memo summarizing, without attribution, the key items identified in the survey and interviews, and led a discussion at the Board meeting in October where all directors discussed the findings and developed an action plan to implement desired changes and improvements for the following year.

Every third year, an independent consultant is engaged to perform the assessment. In 2024, an independent consultant was engaged to conduct the assessment and, at the Board's request, the process included a specific focus on the Board's overall effectiveness, the functioning of the committees, and the contributions of each of the Board members. It also included development of interview questions, individual director interviews, a survey of the directors regarding Board and committee practices, and a detailed final report with specific governance observations and recommendations. The independent consultant engaged in a comprehensive discussion with the Board regarding its findings and action steps at the February 2025 Board meeting.
Director and Nominee Independence Determinations
In accordance with our Corporate Governance Guidelines, the Board undertook reviews of director independence in March 2024 and March 2025. During these reviews, the Board received a report from the Company's General Counsel noting that there were no transactions or relationships between the Company or its subsidiaries and any of the non-employee directors, nor any member of such director's immediate family. The purpose of this review was to determine whether any of those directors had a material relationship with the Company that would preclude such director from being independent under the listing standards of the New York Stock Exchange ("NYSE") or our Corporate Governance Guidelines.
As a result of this review, the Board affirmatively determined, in its judgment, that each of the non-employee directors are independent of the Company and its management under the applicable standards. Mr. Cheng, our President and Chief Executive Officer, is not independent.
Board Committees
The Board has six standing committees: Audit Committee, Cybersecurity and Technology Committee, Human Capital and Compensation Committee, Investment Committee, Nominating and Governance Committee and Risk Committee. The Board has also organized a subgroup of directors who meet periodically with members of Company management regarding significant insurance, reinsurance or other transactions being considered by the Company. The Board periodically reviews the composition of these committees and rotates membership from time to time. Information about committee membership, independence, qualifications, roles and responsibilities is provided below.
Board Committee Roles & Responsibilities
The Board has adopted written charters for each committee, which are available on our website at www.rgare.com. Each of the committees consists solely of directors who have been determined by the Board to be independent in accordance with SEC regulations, NYSE listing standards and the Company's director independence standards set forth in the Corporate Governance Guidelines. The following describes the roles, responsibilities and independence standards of each committee:
Audit Committee

Roles and Responsibilities
●	Has primary responsibility for the appointment, compensation, retention and oversight of the work of our independent auditor.
●	Oversees our accounting and financial reporting processes and policies and the integrity of our financial statements.
●	Supervises the adequacy of our internal controls over financial and sustainability reporting and disclosure controls and procedures.
●	Pre-approves audit, audit-related and non-audit services to be performed by the Company's independent auditor.
●	Reviews reports concerning significant legal and regulatory matters.
●	Reviews the plans and performance of our internal audit function.
●	Oversees the Company's ethics and compliance policies.

●	Reviews and discusses our filings on Forms 10-K and 10-Q, including the financial information in those filings.
Independence and Financial Literacy
●	The Board has determined that all of the Committee's members are "independent" within the meaning of Securities and Exchange Commission regulations applicable to audit committees and NYSE listing standards.
●	The Board has determined that all of the Committee's members have accounting and related financial management expertise within the meaning of NYSE listing standards.
●	The Board has determined that all of the Committee's members are qualified as audit committee financial experts within the meaning of Securities and Exchange Commission regulations.

Cybersecurity and Technology Committee
Roles and Responsibilities
●	Oversees and monitors the technology governance programs and policies, including risk appetite and key risk indicators, established by the Company for identifying, measuring, mitigating, managing, reporting, and testing cybersecurity, data privacy and technology related business continuity risks.
●	Reviews and discusses the Company's technology service delivery, including costs and benefits of proposed significant technology projects and initiatives, and training related to cybersecurity, data privacy, and technology related business continuity.
●	Monitors management's strategy and progress in achieving planned cybersecurity, data privacy and technology related business continuity objectives.
●	Reviews and discusses with management and, as appropriate, the Board and/or Board committees, the Company's cybersecurity, data privacy, and technology related business continuity compliance risks, including third party controls and IT-related independent assessments and audits.
●	Regularly reports to and advises the Board to assist the Board in fulfilling its responsibility for oversight of technology strategy, service deliver and governance.
Independence
●	The Board has determined that all of the Committee's members are independent.

Human Capital and Compensation Committee
Roles and Responsibilities
●	Establishes and oversees our general compensation, benefits programs and human capital matters.
●	Reviews and approves the performance and compensation of the CEO, other named executive officers and members of our senior management.
●	Sets performance measures and goals and reviews the attainment of goals under performance-based incentive compensation plans.
●	Oversees key issues, policies and programs relating to the Company's workforce, including recruitment, engagement, retention, development and performance management.
Independence
●	The Board has determined that all of the Committee's members are independent within the meaning of NYSE listing standards.
●	For purposes of its independence determination, the Board considered the enhanced independence standards for compensation committees under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 which are required by the SEC for the listing standards of national securities exchanges.
Compensation Committee Interlocks and Insider Participation
●	The members of the Human Capital and Compensation Committee are not and have never been officers or employees of the Company or any of its subsidiaries.
●	No executive officers of our Company serve on the board of directors of another company of which a member of our Human Capital and Compensation Committee is an officer.

Investment Committee
Roles and Responsibilities
●	Assists the Board in connection with its oversight responsibilities for the Company's investment policies, practices, programs, procedures and strategies, including asset, liability and risk management guidelines, limits and procedures.
●	Reviews the quality, performance and risk characteristics of the Company's investment portfolios, and the alignment of assets with mandate guidelines, including duration, designed to align the asset portfolio with corresponding liabilities.
●	Reviews strategies and policies relating to various categories of securities and other investments, including derivatives, and other tools and capabilities, with material risk implications.
Independence

●	The Board has determined that all of the Committee's members are independent.

Nominating and Governance Committee
Roles and Responsibilities
●	Develops and implements policies and practices relating to corporate governance.
●	Reviews and monitors implementation of our Corporate Governance Guidelines and other governance policies.
●	Identifies individuals qualified to become members of the Board, consistent with the criteria established by the Board; develops and reviews background information on candidates for the Board; and makes recommendations to the Board regarding such candidates.
●	Prepares and supervises the Board's annual review of director independence and the performance of self-evaluations conducted by the Board and committees.
●	Oversees the succession planning process for our CEO, which includes reviewing development plans for potential successors and development and periodic review of the Company's plans for CEO succession in various circumstances. Evaluates potential internal and external successors for other executive and senior management positions.
●	Supports the Board in its oversight of sustainability issues and coordinates with other Committees on these topics.
Independence
●	The Board has determined that all of the Committee's members are independent within the meaning of NYSE listing standards.

Risk Committee
Roles and Responsibilities
●	Assists the Board with its oversight responsibilities by promoting appropriate practices regarding risk management.
●	Reviews and oversees management's enterprise risk management programs and policies, and monitors risks relating to the Company's business, operations, compliance, reputation and ethics.
Independence
●	The Board has determined that all of the Committee's members are independent.

Board Committee Membership

Director	Independent	Audit	Cybersecurity and Technology	Human Capital and Compensation	Investment	Nominating and Governance	Risk
Pina Albo	yes			member	member	member
Michele Bang	yes	member	member				member
John J. Gauthier	yes			member	chair		member
Patricia L. Guinn	yes	chair			member	member
Hazel M. McNeilage	yes		member	chair			member
George Nichols III[1]	yes		member	member		member
Alison Rand	yes	member	member				member
Shundrawn Thomas	yes			member	member	chair
Khanh T. Tran	yes	member			member		chair
Steven C. Van Wyk	yes	member	chair				member
Number of Meetings in 2024		10	4	6	4	5	4
1Mr. Nichols has decided not to stand for re-election to the Board and will therefore cease to serve as a director effective May 21, 2025.
Given their roles as Chair and President and CEO, respectively, Messrs. O'Hearn and Cheng do not serve on any Board committees.

Director Compensation
The Committee reviews director compensation periodically and recommends changes to the Board, when it deems appropriate, based on a variety of factors, including guidance and market information provided to the Committee by an independent compensation consultant. The Committee also reviews the responsibilities of directors generally, the responsibilities of Board and committee chairs and market practices. The Board reviews the recommendations of the Committee and provides final approval for the form and amount of director compensation. Directors who also serve as employees of the Company do not receive payment for services as a director.
Based on recommendations from Meridian Compensation Partners ("Meridian"), the Committee's independent compensation consultant, and review and discussion by the Committee, director compensation pay levels and program design will be reviewed every two years, with any adjustments typically taking effect the following year.
In July 2023, Meridian analyzed director compensation programs and pay levels among the Company's peer group and recommended targeted compensation in line with the projected median of the peer group. Meridian advised that the Company's director compensation program was generally aligned with market practices. Meridian recommended, and the Committee approved the following changes to director compensation for 2024:
•a $10,000 increase in the annual cash retainer for directors other than the Chair of the Board;
•a $10,000 increase to the annual equity retainer for directors other than the Chair of the Board;
•a $7,500 increase to the annual committee chair retainer for the Audit Committee; and
•a $2,500 increase to the annual committee chair retainer for each other Board committee.
The $10,000 retainer for the Cyber & Technology subgroup was discontinued following the elevation of that group to a formal committee of the Board.
No compensation changes were made for the Chair of the Board for 2024.
Information regarding the retention of Meridian can be found under "Compensation Discussion and Analysis – Executive Compensation Process – Compensation Consultant" below. Information regarding the 2023 peer companies used to set 2024 director compensation can be found under "Compensation Discussion and Analysis – Executive Compensation Process – Competitive Marketplace Assessment" in our Proxy Statement for our 2023 annual meeting of shareholders.
2024 Director Compensation
During 2024, all of our directors, other than Mr. Cheng, were not employees of our Company or any subsidiary ("non-employee directors"). During 2024, compensation to our non-employee directors consisted of the following elements:

2024 Director Compensation Structure

Annual Retainer
Chair of the Board	$215,000
All other independent directors	$125,000
Committee Chair Additional Retainer
Audit Committee Chair	$35,000
Cybersecurity and Technology Chair	$25,000
Human Capital and Compensation Committee Chair	$25,000
Investment Committee Chair	$25,000
Nominating and Governance Committee Chair	$25,000
Risk Committee Chair	$25,000
Subgroup Member Retainer
Transaction Review Subgroup	$10,000
Annual Stock Grants[1]
Chair of the Board	$285,000
All other independent directors	$165,000
1Number of shares issued is based upon the fair market value of the stock on the date of the grant.
We also reimburse directors for reasonable out-of-pocket expenses incurred in connection with attending and participating in Board and Committee meetings and director education programs. The Company also matches charitable donations made by each director in an amount up to $1,500 each year.
2024 Director Compensation

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	All Other Compensation[3]	Total
Pina Albo	$125,000	$165,092	$1,500	$291,592
Michele Bang	$125,000	$165,092	$—	$290,092
John J. Gauthier	$160,000	$165,092	$1,000	$326,092
Patricia L. Guinn	$170,000	$165,092	$1,500	$336,592
Hazel M. McNeilage	$150,000	$165,092	$1,500	$316,592
George Nichols III	$125,000	$165,092	$—	$290,092
Stephen O'Hearn	$225,000	$284,985	$1,500	$511,485
Alison Rand	$93,750	$123,713	$1,500	$218,963
Shundrawn Thomas	$150,000	$165,092	$—	$315,092
Khanh T. Tran	$160,000	$165,092	$3,000	$328,092
Steven C. Van Wyk	$150,000	$165,092	$—	$315,092
1.This column reflects the retainer and fees earned in 2024 for Board and committee service. The 2024 cash retainer was paid in May 2024 to all directors. Ms. Rand joined the Board effective April 1, 2024 and her cash retainer was accordingly prorated. Mses. Albo and Bang, and Messrs. Nichols, Tran and Van Wyk elected to defer their retainers into the Phantom Stock Plan for Directors.
2.This column reflects: (i) the award of 778 shares (1,343 shares in the case of Mr. O'Hearn) of common stock on May 22, 2024, at a closing market price of $212.20. Ms. Rand's shares were pro-rated due to the timing of Ms. Rand joining the board. Mses. Albo, Bang, and McNeilage and Messrs. Nichols, O'Hearn, Thomas, Tran and

Van Wyk elected to defer their stock awards under the Flexible Stock Plan for Directors into the Phantom Stock Plan for Directors.
3.This column reflects director participation in the Company's Matching Gifts program which supports eligible participants in their personal philanthropic and charitable giving by providing a limited dollar-for-dollar match (up to $1,500 per calendar year). The amount for Mr. Tran reflects a matching donation for 2024, plus a matching donation for an amount Mr. Tran donated in 2023 that was processed in early 2024.
2025 Director Compensation
No changes have been made to Director compensation for 2025. Directors will be compensated in 2025 as outlined in the Director Compensation Structure for 2024.

Board Risk Oversight
Overview
The Company encounters a variety of risks as an inherent part of serving our clients' needs, including risks related to insurance, investments, capital, liquidity, personnel, reputation, strategy and operations. Given the nature of the Company's business and the inherent risks associated with our operations, effective risk management is of significant importance to our overall operations. We have designed an Enterprise Risk Management ("ERM") Program and related policies in order to monitor, evaluate and manage the principal risks the Company assumes in its business activities. The Company's primary objective is managing our business, and the associated risks, in order to balance serving the interests of our clients, their policyholders and customers, regulatory bodies, our investors, our employees and other relevant constituencies. We strive to manage our business in a safe and responsible manner to fulfill our purpose of making financial protection accessible to all.
The Board is responsible, and has an active and ongoing role, for overseeing the management of the Company's most significant risks, including setting the types and levels of risk the Company is willing to take, and holds senior management accountable for implementing the ERM Program. This oversight is exercised by the full Board, as well as each Committee and subgroup, primarily through its Risk Committee. The Risk Committee receives regular reports and assessments from senior Company management, who is responsible for the day-to-day identification, assessment, mitigation and monitoring of the risks the Company faces. The Company's Global Chief Risk Officer reports to the President and Chief Executive Officer and has direct access to the Board through the Risk Committee, with formal reporting occurring quarterly. Management reports describe the Company's key risk exposures and include quantitative and qualitative assessments and information about breaches, exceptions and waivers from the ERM Program.
While the full Board retains oversight of risk, it also utilizes its committees to oversee particular areas of Company risk. Allocation of oversight responsibility to a particular committee is determined based on the expertise of committee members, the overall level of Company risk and other factors evaluated by the Board for each category of risk. Committee chairs regularly report to the full Board regarding specific categories of risks discussed during committee meetings. Issues related to risk that are brought to the attention of the full Board may be addressed in several ways, including the establishment of a focused subgroup tasked with addressing the issue, or the Board may request that senior management more frequently address the issue with the full Board. The following table summarizes each committee's general responsibilities for risk oversight:

Board Committee Risk Oversight
Committee of the Board	Areas of Risk Oversight	Additional Information
Audit	Accounting, legal, financial reporting and compliance risks.	Reviews reports on ethics and compliance matters each quarter relating to accounting, financial and sustainability reporting and internal control risks; assists in monitoring, controlling and minimizing the Company's major financial risk exposures.
Cybersecurity and Technology	Risk related to cybersecurity, data privacy and technology related business continuity risks.	Oversees and monitors the technology planning, strategy, programs and policies, including risk appetite and key risk indicators, established by the Company for identifying, measuring, mitigating, managing, reporting, and testing cybersecurity, data privacy, and technology related business continuity risks.
Human Capital and Compensation	Risks relating to the Company's workforce, including incentive compensation plans, recruitment, retention and performance management.	Oversees the management of human capital and compensation risks, including executive retention and recruitment and employee development, performance management and pay equity.
Investment	Financial and investment risks.	Reviews the quality, performance and risk characteristics of the Company's investment portfolios, strategies and policies relating to securities and other investments with material risk implications.
Nominating and Governance	Risks associated with corporate governance, sustainability, the independence of the Board, leadership development and director and CEO succession planning.	Oversees risks related to governance matters such as board leadership and structure, succession planning, refreshment, development and independence; supports the Board in oversight of sustainability strategy, coordinating with other committees on these topics.
Risk	Oversight of all Company risks, as well as enterprise risk management and assessment.	Reviews, oversees, monitors and, when appropriate, approves the Company's ERM Program and related policies and strategies; monitors established risk limits and consults with management on risk identification, measurement, mitigation and monitoring processes and programs, including climate change and other impacts on strategy and reputation.
The Board established the Transaction Review subgroup to have focused risk oversight responsibility over significant insurance, reinsurance or other transactions. It is comprised fully of independent directors and liaises with management to review significant transactions to ensure alignment with the Company's strategies and risk philosophies.
Given the long-term nature of the Company's business, the Board, its committees and subgroup, and management regularly evaluate risk over the short-, intermediate-, and long-terms in line with the ERM Program. The ERM Program establishes the principles used to effect risk management enterprise-wide, and also provides clarity on the roles and activities across the Company. The Company utilizes a rating system that reflects the nature of the risk and changes in risks over time, that quantifies those risks (to the extent applicable) and evaluates the effects of the risk mitigants available to the Company. Management also utilizes a risk rating system to categorize audit findings and risk incidents to help allocate internal resources and track remediation efforts. In monitoring these remediation efforts, the Company tracks and evaluates the effectiveness of risk mitigations that it implements. The Company and its management participate in industry bodies and consult with external experts as needed to help analyze and classify Company risks.
The Company completes regular reviews of its risk environment, including formal reviews by the Board and its committees at their regularly scheduled meetings. Internal risk committees composed of senior management personnel also meet several times per year to review risks within the purview of each such committee. Additionally, the Company undertakes a thorough annual process in the following areas:
•Review, from both "bottom-up" and "top-down" perspectives, to identify new or rapidly evolving risks and necessary preventive or remedial actions.
•Risk culture survey measuring the health of the Company's risk culture.
•Review of risk limits.

•Own Risk and Solvency Assessment, which summarizes the results of the Company's analysis of its current and future risks and is reported to certain U.S. insurance regulators.
Executive Compensation Risks
The Committee oversees risks associated with our compensation policies and practices. The Committee keeps in view the Company's long-standing culture of continuous improvement and sustained long-term shareholder value creation, and ensures that the design of the Company's compensations plans adequately reflect this culture. Our compensation program is structured so that a considerable amount of our incentive-eligible employees' compensation is tied to the long-term health of the Company. We avoid the type of disproportionately large annual incentives that could encourage employees to take risks that may not be in our shareholder's long-term interests, and we weight management's incentive compensation toward profitability and long-term performance. We believe this combination of factors best encourages our executives and other employees to manage the Company in a prudent manner with a focus on increasing long-term shareholder value. The Committee believes that compensation risks are not likely to have a material adverse impact on the Company or its value. Furthermore, as described in "Compensation Discussion and Analysis" below, the Committee may exercise full discretion and include subjective considerations in its incentive compensation decisions.
While a significant portion of our executive compensation plan is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. Informed risk-taking is a fundamental and necessary part of our business, and the Committee focuses on aligning the Company's compensation policies with the Company's long-term interests and avoiding short-term rewards for management decisions that could pose long-term risks to the Company. The following policies and practices emphasize the Committee's focus on balancing appropriate risk-taking with reward:

Compensation Risks
Risk Balancing Practices and Policies
Annual Bonus Plan	●	Our Annual Bonus Plan ("ABP") is designed to reinforce our pay-for-performance culture by making a significant portion of management's annual compensation variable.
	●	ABP awards are based on Company results as well as business unit and individual performance.
	●	The ABP aligns annual cash compensation with our short-term business strategies and the targets reflect our short-term financial goals for adjusted operating income per share excluding notable items, new business embedded value and annual adjusted consolidated revenue, as well as short-term non-financial goals as reflected in the Company's strategic scorecard.
	●	The Committee sets award levels with a minimum level of performance that must be met before any payment can be made.
	●	To further reduce any incentives for unnecessary risk-taking, we cap the payout of these awards at 200% of the target and the Committee has discretion to adjust up or down an ABP payment, if appropriate.
	●	Beginning in 2025, the annual adjusted consolidated revenue metric will be removed from the ABP performance calculation.
Performance Contingent Share Awards	●	Our PCS awards are a three-year performance-driven incentive program that reinforces our intermediate-term strategic, financial and operating goals.
	●	The Committee sets award levels with a minimum level of performance that must be met before any payment can be made.
	●	To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of target.
	●	2024 grants were determined by Company financial performance over a three-year period, based on (i) three-year average adjusted return on equity and (ii) three-year book value per share, excluding accumulated other comprehensive income, growth rate. For the 2024 grant, results may be modified up or down by no more than 20% based on three-year peer company relative total shareholder return.
Stock Appreciation Rights	●	We believe that Stock Appreciation Rights ("SARs") provide an appropriate vehicle for providing long-term incentives to management because of the economic tie to shareholder value.
	●	Annual grants of SARs allow us to reward the achievement of long-term goals and are part of our strategy to achieve an appropriate balance between the overall risk and reward for short, intermediate and long-term incentive opportunities.
	●	SARs granted in 2024 and after vest ratably over three years, with one-third of the grant vesting at the end of each year of the vesting period. Upon vesting, the SARs become exercisable by recipients in the equivalent value of unrestricted shares of common stock.

Restricted Share Units	●	Our annual restricted stock units ("RSUs") are a three-year time vested incentive award with final value tied solely to the Company's stock price. RSUs granted in 2024 and later vest ratably over three years, with one-third of the grant vesting at the end of each year of the vesting period. Upon vesting, RSUs are settled in the equivalent value of unrestricted shares of common stock.
	●	We use RSUs to balance the performance-based elements of our long-term incentive plan and to better align our award mix with the external market.
Share Ownership Guidelines	●	Our share ownership guidelines require members of senior management to hold a specified number of shares of Company stock which is based on a multiple of base salary tied to the level of their role and responsibility in the organization.
	●	Share ownership requirements ensure that our senior management has a significant amount of value tied to long-term holdings in Company stock and align their interests with those of our shareholders.
Executive Compensation Recoupment Policies		NYSE Executive Compensation Recoupment Policy
	●	In 2023, the Company adopted a new policy in order to comply with New York Stock Exchange listing standards adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC regulations (the "NYSE Executive Compensation Recoupment Policy").
	●	The NYSE Executive Compensation Recoupment Policy applies by its terms to all current and former executives who are or were "officers" of the Company as defined in SEC Rule 16(a)-1(f).
	●	The Company is required to clawback any amount of incentive compensation erroneously paid to the officer as a result of a restatement of the Company's financial statements (including up to three years prior to the restatement). Recoupment is required from the officer irrespective of whether the restatement was the result of any act or omission of the officer.
Executive Compensation Recoupment Policy
	●	Our Executive Incentive Recoupment Policy permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events.
	●	Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (in each case of (i) and (ii), resulting from the intentional misconduct or gross negligence of the executive); (iii) causing injury to the interests or business reputation of the Company or of a business unit whether due to violations of law, regulatory sanctions or otherwise and (iv) a material violation of the Company's Code of Conduct.
	●	The Committee has express authority to interpret and administer the policy, implement various remedies based on the circumstances triggering the recoupment and make all determinations with respect to the policy in its sole discretion, including determining what executives are covered.
Combination of Performance Metrics	●	We use a combination of performance metrics in determining our executives' performance-based compensation that motivate our executives to achieve performance that is in line with the best interests of the Company and our shareholders.
	●	By using a variety of performance metrics in our compensation programs, we mitigate the risk that our executives would be motivated to pursue results with respect to one performance measure to the detriment of the Company as a whole.
Independent Compensation Consultant	●	The Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.
Sustainability Risks
Our Company and Board believe that creating long-term value for our shareholders implicitly requires executing sustainable business practices and strategies that include consideration of how such sustainability practices impact the Company. Strong governance, effective management systems and robust controls are core to the Company. We strive to govern the Company in a sustainable manner that recognizes such matters are integral to our long-term operational goals and strategies.
The Board and its committees play an active role in oversight of the Company's sustainability transparency, policies, strategy and goals, including community engagement, environmental sustainability of operations, and the role of sustainability in investment decisions. The Board recognizes that healthy communities, sustainable operations and responsible investment and data practices are important for the long-term success of the Company, and that we have a responsibility to support these issues and that these factors can provide RGA with risks and opportunities. The Board delegates oversight of relevant sustainability issues to its committees, with support from the Nominating and Governance Committee.
The Company's 2023 Sustainability Report (released in July 2024) offers additional information across the areas of: business ethics, strong governance, responsible investing, positive social impact, company culture, and environmental sustainability. Our Sustainability Report can be found in the Investor section of our website at https://investor.rgare.com. The contents of our Sustainability Report and related supplemental information are not incorporated by reference into this proxy statement or in any other report or document we file with the SEC.
Environmental Risks
Climate change risk is actively monitored with regards to our investment portfolio and potential impacts on mortality and morbidity. While the long-term impacts of climate change for the Company and our clients are subject to a variety of influences, as part of the ongoing monitoring and updating of the Company's risks and exposure to anything that might change underlying mortality and morbidity trends, scenario reviews and planning are undertaken for climate related events. The Company utilizes information derived from those scenario reviews and other sources to help inform the public of the challenges of climate change through research articles available on our website.
The Company is committed to operating in an environmentally responsible manner. We strive to be a good steward of the environment and have made the commitment to become net-zero in our scope 1 and scope 2 emissions globally. Our headquarters, based in Chesterfield, Missouri, was constructed in line with LEED Gold requirements. The building was designed to be highly energy efficient and includes a variety of environmental features such as a state of the art HVAC and window shade system, a sophisticated building automation system, rain water collection system, and the landscaping was designed with native grasses and plants to minimize the use of irrigation. Globally, over 50% of Company employees work in buildings with environmental certifications.
Over the past few years we have undertaken a number of other initiatives that exemplify our commitment to the environment, including reducing our paper consumption and implementing a robust recycling and waste reduction and/or single-use plastics reduction programs, not only at our headquarters, but at many of our leased facilities, as well.
Human Capital Risks
As a leading global life and health reinsurer, the way we operate, the work we do, and the support we provide to our local communities can all be traced to a desire to extend and improve the individual lives we touch, whether directly or through our business and community partners.
Human Capital Initiatives. The Board and the Company's senior management are committed to pursuing our purpose through and intentional focus on our talent, culture and leadership. Having the best talent working in the right culture and guided by exceptional leadership creates value for all of our stakeholders - clients, employees, shareholders, partners and the communities where we operate - while also mitigating risk. We strive to create an environment that respects and embraces all of our employees, where individuals may share their viewpoints and ideas, and where learning and development is encouraged. We believe that supporting these values across the Company makes us more innovative, creative and enables us to fulfill our purpose - to make financial protection accessible to all.
In alignment with our 5-year business plan, our human capital strategy is focused in three areas:
•Talent. Accelerate and modernize talent attraction and development capabilities to deliver the talent required to fuel strategic business growth.
•Culture. Amplify our cultural strengths of care, collaboration, agility and innovation to accelerate strategy execution.
•Leadership. Enhance people leader capabilities to foster growth and development, inspire performance and model our culture.
Human Capital Management. The Board believes that human capital management and succession planning are critical to the Company's success. Our talent is our key point of differentiation in the market and a foundation of our success. Our investment in attracting, retaining, developing and motivating key talent is vital to the creation and protection of the Company's long-term shareholder value and is a high priority for our Board.
We seek to retain our employees through our culture and by delivering an exceptional employee experience, specifically we offer competitive compensation and benefit programs focused on wellbeing and create meaningful development experiences and mobility for our talent across the enterprise. We must continue to attract, develop and retain top talent to continue producing innovative solutions for clients and delivering on our purpose. As of December 31, 2024, our focus on employee retention has resulted in a three-year average annual voluntary attrition rate of 6.3% globally.
The Board's involvement in leadership development and succession planning is ongoing and the Board provides input on important decisions in these areas. The Board, the Human Capital and Compensation Committee and the Nominating and Governance Committee oversee these areas and are regularly updated on past performance of key talent indicators for the overall workforce regarding our human capital initiatives.
For additional information on human capital management, refer to Item 1 of the Company's financial statements in the Form 10-K for the year ended December 31, 2024, as filed with the SEC.
Charitable Giving and Volunteerism. We embrace our responsibility as a corporate leader in the communities in which we live and work. The Company participates in philanthropic activities relevant to our business and linked to our mission, vision and values. The Company and its employees regularly contribute to local, national and regional non-profit organizations that promote health, well-being, financial protection, and support for education in fields that expand the diversity of the talent pool entering the insurance industry. The Company makes contributions directly, but also a portion of those donations come from our Matching Gift Program, which enables employees to donate to the charity of their choice. We also encourage employee volunteerism with employee Volunteer Time Off program and a Dollars for Doers program that allows employees to direct contributions to community service organizations as a result of their volunteer time. As of December 2024, employee participation in volunteerism, philanthropic, sustainability and inclusion efforts increased to 62% of employees.
The Company's charitable foundation, the RGA Foundation, participates in charitable giving activities worldwide in the cities and regions where we are an active member of the community and in causes relevant to our business and linked to our mission, vision and values. The RGA Foundation funds charitable grants related to priority areas, which include advancements in health, longevity, medical and mathematical education, community programs and disaster relief.
The Company is a co-founder of the Longer Life Foundation, a non-profit corporation, with Washington University in St. Louis. Each year, the Longer Life Foundation provides grants to support innovative independent research by scientific, medical and public health experts working to make discoveries that will improve long-term mortality, enhance longevity and promote healthier lives.
As of January 2025, the Longer Life Foundation has funded more than 163 research projects, many of which expanded clinical knowledge in fields as diverse as longevity, genomics, obesity, older-age cognition, heart disease and cancer. More than 175 publications by foundation-funded researchers have been published in peer-reviewed scientific journals since its inception. The Longer Life Foundation is distinctive as an academic-corporate initiative to support fully independent research, the results of which are published for the benefit of the entire medical community.
The Longer Life Foundation advisory group comprises diverse university physicians and researchers, as well as medical directors and underwriting experts from the Company and other life insurance organizations; these individuals evaluate grant proposals and make recommendations to the foundation's Board of Governors for approval.
Industry Advancement. We believe strongly in the power of shared knowledge. Our employees are known industry-wide for leadership in industry organizations. The Company regularly releases research to advance the understanding of risk and improve the actuarial, underwriting, and claims disciplines.
Data Privacy & Information Security
Our Board recognizes the importance of maintaining the trust and confidence of our clients, business partners and employees. As part of its objective, independent oversight of the key risks facing the Company, the Board devotes significant time and attention to data privacy, data and systems protection, including cybersecurity and information security risks. The Board's Cybersecurity and Technology Committee oversees and monitors the technology planning, strategy, programs and policies, including risk appetite and key risk indicators, established by the Company for identifying, measuring, mitigating, managing, reporting and testing cybersecurity, data privacy and technology-related business continuity risks.
In 2021, the Company established a Data and Analytics Ethics Framework and Guiding Principles and an oversight board to guide and oversee emerging issues in data and analytics ethics. This framework and board enhance the Company's ability to make ethical decisions about how data and analytics processes should be used to protect personal data and avoid unfair discrimination or improper use of data beyond what local regulations might dictate.
Responsible Investing
The Board, through its Investment Committee, monitors our responsible investing framework. This framework, which has been in place since 2021, balances investing with a long-term horizon and sustainability risks and opportunities. This investment philosophy is being integrated into all of our investment decisions, as further described in the Company's Sustainability Report.
Political Contributions
We have established policies and procedures governing the political activities of the Company and the political action committee sponsored by our Missouri operating company, RGA Reinsurance Company. These activities are undertaken as a means of managing the Company's exposure to regulatory change risk. Due to our position as a leading U.S.-based reinsurer in the global life and health reinsurance industry, we actively follow state, federal and international legislation and regulation. On both the state and federal levels, we actively participate in lobbying in the interest of protecting the rights of reinsurance companies and in the pursuit of staying competitive in global markets. Internationally, we work with our trade associations to follow and address issues regarding market access and trade, data transfer and other issues that impact the manner in which we do business in foreign jurisdictions.
Like many large organizations, we have a federal political action committee, created and administered under applicable federal law. RGA Reinsurance Company sponsors the RGA Reinsurance Company Federal Political Action Committee ("RGA PAC"), a non-partisan PAC formed under the federal election laws, which makes contributions to individual candidates pursuant to federal election laws. In appropriate circumstances the RGA PAC may also make contributions to the federal political action committees of industry trade associations in which the Company participates. All contributions are made with the Company's strategic goals in mind and are intended to support candidates and issues that are important to the Company and our clients.
The board of the RGA PAC is comprised of Company employees who are members of the RGA PAC. The RGA PAC board regularly reviews the Company's political and lobbying policies and reports of political contributions. The RGA PAC board is advised of the Company's ongoing political strategy as it relates to overall public policy objectives for the next year and provides guidance to the RGA PAC. The RGA PAC files contributions and expenditure reports with the Federal Elections Commission, pursuant to federal regulations.

Under United States federal law, the Company may not contribute corporate funds or make in-kind contributions to candidates for federal office or to national party committees. In addition, our Code of Conduct ensures that no Company funds or assets are used for any candidate or nominee for political office, or for any political party or committee, except in compliance with specific Company policies and all applicable laws and regulations. When permitted, the Company makes political contributions to insurance and reinsurance trade associations that are permitted to contribute to individual candidates at the state level who understand the issues most important to us and our clients. We are generally not permitted to make political contributions to candidates for public office in foreign countries and therefore we do not make any such contributions.
Other Governance Matters
Governance Policies
We believe that sound principles of corporate governance are a key element of our business, and the Board is deeply involved in providing continuing insight and clarity into our governance process. We expect all directors, officers and employees to conduct business in compliance with the various corporate governance documents and policies we have implemented and we survey compliance on an annual basis.
We have adopted the following governance policies and guidelines:
•a Code of Conduct, which applies to all employees and officers of the Company and its subsidiaries;
•a Directors' Code of Business Conduct and Ethics, which applies to directors of the Company and its subsidiaries;
•a Financial Management Code of Professional Conduct, which applies to our President and Chief Executive Officer, Chief Financial Officer, Corporate Controller, primary financial officers in each business unit and all professionals in finance and finance-related departments; and
•Corporate Governance Guidelines, which applies to the entire Company.
We intend to satisfy any disclosure obligations under Item 5.05 of Form 8-K by posting on our website information about amendments to, or waivers from, any provision of the Financial Management Code of Professional Conduct that applies to our President and Chief Executive Officer, Chief Financial Officer or Corporate Controller.
The Board has also adopted charters for the Audit, Cybersecurity and Technology, Human Capital and Compensation, Investment, Nominating and Governance, and Risk Committees, as well as the Transaction Review subgroup.
Insider Trading Policy
The Company has adopted an Insider Trading Policy which governs the purchase, sale and other dispositions of the Company's securities by directors officers and employees, as well as the Company itself. The Company believes such policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as NYSE listing standards.
Certain Relationships and Related Person Transactions
The Company does not have any agreements, transactions or any relationships with related persons such as directors, nominees, executive officers or immediate family members of such individuals. At least annually, we review all relationships between the Company and our directors and executive officers and their immediate family members to determine whether such persons have a direct or indirect material interest in any transaction with us.

Our Global Legal Services staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors, nominees and executive officers with respect to related person transactions. If such a transaction arose, our Global Legal Services staff would determine, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, related person transactions that are determined to be directly or indirectly material to us would be disclosed in the proxy statement or other SEC filings.
The Board has adopted a policy as part of its Corporate Governance Guidelines that requires advance approval by the Board before any of the following persons knowingly enter into any transaction with the Company or any of our subsidiaries or affiliates through which such person receives any direct or indirect financial, economic or other similar benefit or interest. The individuals covered by the policy include any:
•     director;
•     nominee for director;
•     executive officer;
•    holder of more than 5% of our common stock;
•     immediate family member of such a person, as that term is defined in the policy; and
•organization or charitable entity affiliated with such person or any immediate family member of such person.
Transactions covered by the policy include any contract, arrangement, understanding, relationship, transaction, contribution or donation of goods or services, but excludes transactions with any charitable entity or organization affiliated with a director, nominee for director, executive officer, 5% security holder or any immediate family member of such a person if the amount involved is $2,500 or less. At this time, the Company is not involved in any transactions that would be covered by this policy.
Director Orientation and Continuing Education
Each new director participates in an orientation program which includes, among others, meetings with other Board members and our executive officers to become familiar with the Company's strategic plans, business segments and corporate functions, significant financial, accounting and risk management issues, and compliance and ethics programs and policies. New directors also meet with the Company's internal and independent auditors.
In addition, each director is expected to maintain the necessary level of expertise to perform the responsibilities of a director. Each director is encouraged to participate in periodic continuing education programs to assist the director in maintaining the necessary level of expertise. The Company maintains a director portal of information, which includes considerable resources for director professional development and a calendar of major events for virtual and in-person programs.
Communications with the Board
Any shareholder who wishes to communicate with any of the Company's directors, the Chair of the Board, committee chairs, or the independent directors as a group, may mail correspondence to the attention of the General Counsel and Secretary at the headquarters of the Company. The process for communicating with the Board requires that the Secretary make a record of the receipt of any such communications. All appropriate communications will be delivered to the specified recipient(s) in a timely manner.

Compensation Discussion and Analysis

Our executive compensation program is designed to attract, motivate and retain senior level employees who direct and lead our business and to appropriately reward these individuals for their contributions to the business. Our Board has delegated to the Committee the authority to establish and oversee our general compensation program, review the performance and approve the compensation of our President and Chief Executive Officer and review and approve the compensation of the members of our senior management, including the named executive officers. The Committee also reviews and approves this Compensation Discussion and Analysis ("CD&A") for inclusion in this Proxy Statement. During 2024, the Committee consisted of Mses. McNeilage (Chair) and Albo, and Messrs. Gauthier, Nichols and Thomas.

Overview of Compensation Practices
2024 Named Executive Officers
Choosing the right leadership for the Company is among the Board's most important responsibilities and both the Board and the Committee are committed to ensuring the Company's leadership team has the right talent, with compensation programs aligned to our strategy and pay aligned to performance and the creation of long-term shareholder value. For 2024, our named executive officers were as follows:

2024 Named Executive Officers
Name	Title
Tony Cheng	President & Chief Executive Officer
Axel André	Executive Vice President until August 5, 2024, and Executive Vice President and Chief Financial Officer thereafter
Todd C. Larson	Senior Executive Vice President & Chief Financial Officer until August 5, 2024, and Special Advisor to the CEO thereafter
Leslie Barbi	Executive Vice President & Chief Investment Officer
Ronald Herrmann	Executive Vice President, Head of RGA Americas
Mark Brooks	Executive Vice President, Chief Information Officer

Mr. Larson was Chief Financial Officer until August 5, 2024 and thereafter served as a Special Advisor to the Chief Executive Officer until he retired in January 2025. Mr. André assumed the role of Chief Financial Officer on August 5, 2024.
Our Compensation Philosophy and Objectives
The philosophy and objectives of our executive compensation programs are to:
•create incentives that will focus executives on, and reward for, increasing long-term shareholder value;
•reinforce our pay-for-performance culture by making a significant portion of compensation variable and based on Company, business unit and individual performance;
•align the financial interests of our executives with those of our long-term shareholders through equity-based incentives and by building executive ownership in the Company; and
•provide competitive total compensation opportunities that will attract, retain and motivate high-performing executives.

Compensation Program Practices
We have designed our compensation program to drive performance toward achievement of our short, intermediate and long-term goals and to increase long-term shareholder value, while appropriately balancing risk and reward. We regularly review our program to incorporate appropriate compensation practices, which currently include the following:

What We Do
✓
Pay for Performance. We have a pay-for-performance executive compensation structure that provides an appropriate mix of short, intermediate and long-term performance incentives, with emphasis on the creation of shareholder value. Our executive compensation is closely aligned with financial performance because the majority of the total compensation for our executives is earned only upon the achievement of corporate, business unit and/or individual performance goals. Other than base salary, we do not provide any fixed compensation.

✓
Use of Multiple Financial Performance Metrics. Our incentive compensation programs utilized multiple financial performance metrics, including adjusted operating income per share excluding notable items, new business embedded value and adjusted operating revenue for our Annual Bonus Plan and adjusted operating return on equity and book value per share excluding AOCI for our Performance Contingent Shares. These financial metrics are focused on performance and creation of long-term shareholder value. Starting in 2025, adjusted operating revenue will no longer be used as a financial metric for the Annual Bonus Plan.

✓
Compensation Benchmarking with Reference to Median. The Committee reviews publicly available information of peer companies to evaluate how our named executive officers' compensation compares to executives in similar positions at other companies and considers that information when establishing compensation. In most markets, we align our executive compensation target levels with a competitive range of the market median to retain current talent and attract new talent.

✓
Compensation Recoupment Policies. We maintain a NYSE Executive Compensation Recoupment Policy to comply with NYSE listing standards, which requires the Company to clawback certain incentive compensation paid to certain current or former Company officers if the Company is required to restate any of its financial statements, irrespective of whether the restatement was the result of an act or omission by such officer. We also maintain an Executive Incentive Recoupment Policy which permits the Company to recoup all or a portion of an incentive award paid to certain executives upon the occurrence of certain recoupment events set forth in the policy. We have incorporated the provisions of both policies into our Flexible Stock Plan and award agreements.

✓
Stock Ownership Guidelines. To further align the long-term interests of our executives and our shareholders, we have robust stock ownership requirements for our executive officers. For additional information, see "Stock Ownership - Other Securities Ownership Information - Executive Stock Ownership Guidelines."

✓	Independent Compensation Consultant. The Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.
✓	Committee Discretion. The Committee has discretion to increase, reduce or eliminate any Annual Bonus Plan incentive award.
✓	Shareholder Value. We design our equity compensation programs to appropriately balance short, medium and long-term focus on key drivers of shareholder value creation.

What We Don't Do
X
No Employment Contracts. We do not have any employment or contractual pre-employment severance agreements for our named executive officers and we only offer limited benefits on termination of employment.

X
Limited Perquisites. We do not offer our executives personal benefit perquisites, such as aircraft, cars or apartments and we do not reimburse our executives for personal benefit perquisites such as club dues or other social memberships, except in some foreign countries where such perquisites are required to maintain a local competitive position.

X	Limited Benefits Upon Change in Control. We have limited benefits upon change in control and our Flexible Stock Plan does not require that awards automatically accelerate upon a change in control.
X	No Golden Parachutes or Gross-Ups. We do not have any golden parachute agreements or tax gross-ups for severance payments with our executives.
X
No Speculative Trading. Our Insider Trading Policy prohibits employees and directors from short-selling Company securities, and strongly discourages the use of standing and limit orders or any other transaction where there is no control over the timing of purchases or sales which could result in a trade occurring at a time when the employee is aware of material non-public information or otherwise not permitted to trade.

X
No Hedging. Our Insider Trading Policy prohibits employees, officers and directors from engaging in hedging or monetization of Company securities, which can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds.

X
Pledging and Margin Accounts Prohibited. Our Insider Trading Policy prohibits employees, officers and directors from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Say on Pay Feedback from Shareholders
A primary focus of the Committee is whether the Company's executive compensation program serves the best interests of the Company's shareholders. At the Company's 2024 Annual Meeting, 99% of votes cast on the proposal approved the compensation program described in the proxy statement for that meeting. This is generally consistent with shareholder feedback at previous annual meetings, as the ten-year average support for our "Say on Pay" vote is 93.8%.
As described in the "Item 2 - Shareholders' Advisory Vote on Executive Compensation" section above, we are asking our shareholders to approve the compensation of the named executive officers as disclosed in this Proxy Statement, including this "Compensation Discussion and Analysis" and under "Compensation Tables." This non-binding vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement.
The Board and the Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will carefully consider those shareholders' concerns when making future compensation decisions for the named executive officers and will evaluate whether any actions are necessary to address those concerns.
Compensation Pay Mix
The following graph demonstrates 2024 target compensation pay mix by element for each of our named executive officers:

Target Compensation Pay Mix By Element[1]
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Cheng
André[2]
Larson
Barbi
Herrmann
Brooks
17.6%
52.7%
18.9%
10.8%
30.8%
30.8%
23.0%
15.4%
11.2%
11.2%
33.5%
24.9%
19.2%
8.6%
8.6%
25.7%
38.1%
19.0%
10.4%
10.4%
31.3%
27.1%
20.8%
8.6%
8.6%
25.6%
28.6%
28.6%
Salary (fixed)
Target Cash Incentive (variable)
Performance Contingent Awards (variable)
Stock Appreciation Rights (variable)
Restricted Stock Units (variable)

[1]Calculation excludes pension and retirement benefits.
2Mr. André began his employment with RGA in June 2024 after the 2024 performance period had started, and so did not receive an allocation of PCS as part of his 2024 LTI grant. His 2024 LTI grant was allocated 50% to RSUs and 50% to SARs, prorated based on his time of service in 2024. He also received a sign-on RSU grant, which is not included in these percentages.

Five Elements of Compensation and 2024 Actions
Compensation Elements
Our compensation program consists of the following five elements:
	Element	Form	Key Features
1.	Base Salary	Cash	●	The only fixed compensation element, intended to attract and retain top talent.
			●	Generally, we target base salary around the median of our peer companies, but this varies with individual skills, experience, responsibilities, performance and location.
			●	Represents 19.0%* of the average named executive officer target total compensation for 2024.
2.	Annual Bonus Plan	Cash	●	Annual cash performance incentive earned based on Company performance against preset business goals as well as business unit and individual performance.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on performance.
			●	The Annual Bonus Plan Company-wide performance was evaluated on the following financial objectives: (i) adjusted operating income per share excluding notable items; (ii) new business embedded value and (iii) annual adjusted consolidated revenue; non-financial objectives were measured via an assessment of a strategic scorecard of performance in five focus areas for 2024: Elevate Creation Re; Unlock Enterprise Value; Technology; Talent, Culture, & Sustainability and Investor Value & Story. See page 53 for a description of those components. Performance goals are established in the first quarter of each year.
			●	Represents 26.8%* of the average named executive officer target total compensation for 2024.
3.	Performance Contingent Share Awards	Equity	●	Equity-based incentives are earned based on Company performance against preset multi-year financial goals, and strengthen the alignment of our executives' interests with those of our long-term shareholders.
			●	Performance goals established at the beginning of each three-year cycle and fully vest after three years.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on Company performance.
			●	For 2024 awards, the Company measured financial performance over a three-year period, consistent with historical practice. Performance is based on (i) three-year average adjusted return on equity and cumulative change in fair value of funds withheld embedded derivatives and (ii) three-year book value per share, excluding accumulated other comprehensive income and cumulative change in fair value of funds withheld embedded derivatives, growth rate. These results may be modified up or down by a maximum of 20% based on peer company relative total shareholder return.
			●	Performance contingent share awards represent 75% of the long-term incentive compensation grant for the President and CEO, and 60% for other named executive officers receiving annual grants for 2024 awards.
			●	Performance contingent share awards represented 28.1%* of the average named executive officer target total compensation for 2024.
4.	Stock Based Awards	Equity	●	Intended to motivate performance, discourage excessive risk-taking, align our named executive officers' interests with those of our long-term shareholders' interests and promote retention.
			●	Stock appreciation rights awarded in 2024 and after vest ratably over a three-year period.
			●	Stock appreciation rights represented 14.5%* of the average named executive officer target total compensation for 2024.
			●	Restricted share units awarded in 2024 and later vest ratably over a three-year period.
			●	Restricted share units represented 11.6%* of the average named executive officer target total compensation for 2024.
5.	Retirement and Pension Benefits	Deferred Cash	●	Intended to provide a competitive level of post-employment income as part of a total rewards package that supports our ability to attract and retain key members of our management.
			●	In the U.S. there are two types of plans: qualified plans and non-qualified plans.
● Qualified plans are provided to eligible employees up to specified maximum amounts as determined by federal tax authorities.
● Non-qualified plans are provided to eligible employees who earn compensation above the maximum amounts established by federal tax authorities.
*Calculation excludes pension and retirement benefits. Average percentages are rounded.
The performance contingent share awards and the stock based awards described above collectively form the Company's long-term incentive ("LTI") plan. For 2024, the LTI was allocated as follows:
•75% PCS and 25% SARs for Mr. Cheng; and

•50% RSUs and 50% SARs for Mr. André; and
•60% PCS, 20% RSUs and 20% SARs for all other named executive officers.

Mr. André began his employment with RGA in June 2024 after the 2024 performance period had started, and so did not receive an allocation of PCS as part of his 2024 LTI grant. His 2024 LTI grant was allocated 50% to RSUs and 50% to SARs, prorated based on his time of service in 2024. He also received a sign-on RSU grant that cliff-vests after three years.
2024 Compensation Program Changes. In March 2024, the Committee approved the following changes to the Company's compensation program:
•The design of the Annual Bonus Plan was changed to utilize an enterprise pool plan design. The Company will use a top-down pool design, where funding is driven by performance against key financial and non-financial metrics at the Company level.
•The total shareholder return maximum modifier for determining payouts for performance contingent share awards was increased from 10% to 20% to continue to strengthen alignment for long-term incentive compensation with the experience of our shareholders.
•Stock appreciation rights and restricted stock unit grants will vest ratably over a three-year period. Previously, stock appreciation rights vested ratably over four years and restricted stock units cliff-vested after three years.
Compensation Element #1 - Base Salary
The Committee begins its annual review of base salary for the named executive officers and senior management through discussion with the CEO on the previous year's expectations and achievements for each executive and their pay histories. In addition, the Committee references the base salary pay levels as compared to similar roles at our peer companies. The annual base salary determinations for executives are typically effective in the first quarter of each year. Adjustments to base salary are made periodically to recognize competitive changes, personal performance or change in position or responsibilities.
In determining the base salaries of our named executive officers, the Committee considers internal equity, tenure, individual performance and our compensation compared to that of our peer companies, as well as published surveys. The Committee also considers recommendations submitted by our Chief Executive Officer for the other named executive officers.
The Committee reviewed and approved the below base salaries for 2024, as follows:

2024 Named Executive Officer Base Salaries
Name	Base Salary	Percentage Increase
Tony Cheng[1]	$950,000	26.7%
Axel André[2]	$750,000	0.0%
Todd C. Larson	$725,000	3.6%
Leslie Barbi	$650,000	4.0%
Ronald Herrmann	$675,000	3.8%
Mark Brooks[2]	$572,000	0.0%
[1]Increase reflects Mr. Cheng's promotion to Chief Executive Officer.
2Mr. André joined the Company in June 2024. Mr. Brooks joined the Company in September 2023, and did not receive an increase on base salary for 2024.

Compensation Element #2 - Annual Bonus Plan
All full time and part time employees were eligible to participate in our 2024 Annual Bonus Plan ("ABP"), which is designed to serve as a short-term cash incentive award to motivate employees to achieve strong annual business results. The ABP provides annual cash incentive compensation based primarily on the Company's overall performance against pre-established financial and non-financial objectives. The target-level financial performance goals approved by the Committee are intended to require substantial efforts by our management team toward our strategic goals, while at the same time they are intended to be within reach if such efforts are made and provide additional rewards for extraordinary achievement. The enterprise strategic scorecard outlines key non-financial strategic objectives for the Company each year, defining target performance both on a qualitative and quantitative basis depending on the goal. The Committee reviews and approves both the financial and strategic scorecard objectives for the Company before the end of the first quarter each year, including minimum and maximum performance for each financial metric. Following the end of the year, the Committee assesses Company performance and approves an Enterprise Funding Factor based on actual financial results, assessment of performance against the Company’s strategic scorecard, and other relevant factors. The approved Enterprise Funding Factor is then used to determine the enterprise bonus pool for the year.
Prior to 2024, the Company included a 25% weight allocation to the enterprise strategic scorecard metric, and 75% weight allocation to key financial metrics. Beginning in 2024, the strategic scorecard, along with an assessment of significant headwinds and tailwinds, shifted to become a modifier of the initial financial performance payout calculation. This change results in the ABP payout being more explicitly linked to key financial performance during a given year and maintains consideration of key non-financial and other relevant factors in the final assessment of performance.
Awards are based on a specific target percentage of salary, which varies for each employee and generally are set to be competitive to market. The funding of the ABP award for eligible employees is determined by applying the Enterprise Funding Factor to the total target ABP pool at the end of each year. Individual awards are determined based on individual and business unit or corporate function performance, and may be higher or lower than the calculated level of Enterprise funding. The Committee reviews and approves individual awards for certain senior management of the Company in March following each year. Actual bonus payouts are capped at 200% of target.
In March 2024, the Committee approved the financial performance goals and non-financial strategic scorecard objectives for the named executive officers under the ABP for 2024, including the minimum, target and maximum ABP opportunities, as a percentage of base salary, as described below.
The below table describes the metrics that were used to measure the Company's 2024 overall performance in the Annual Bonus Plan:

Annual Bonus Plan Metrics
Performance Measures and Goals	Weight	Description
Adjusted Operating Income Per Share, excluding notable items[1]	60%
Adjusted operating income per share excluding notable items is our net income per share from continuing operations less realized capital gains and losses and certain other non-operating items. Notable items are items the Company believes may not be indicative of its ongoing operating performance which are excluded from adjusted operating income to provide investors and other third parties with a better understanding of the Company's results. Such items may be unexpected, unknown when the Company prepares its business plan or otherwise. In 2024 notable items include the financial impact of the Company's review of the actuarial assumptions used in the valuation of the Company's liabilities.
In general, notable items vary from year to year and may have a net positive or negative impact on our results. The Committee has the discretion to amend compensation payable under the ABP and the Committee may exercise such discretion to reduce ABP compensation if it believes Company financial results do not appropriately represent Company performance and efforts or if payment would be misaligned with shareholder interests. We believe this creates better market alignment with the ABP design.
In 2024 the Committee approved a specific adjustment regarding variable investment income ("VII") outside a range of -50% to +50% of VII expected in our 2024 financial plan. However, because 2024 VII results were within this range, no adjustment for VII was made.

New Business Embedded Value	30%	New business embedded value ("NBEV") is a measure of the value of the profits expected to emerge from new business net of the cost of supporting capital. NBEV is a forward-looking calculation that reflects the lifetime value created through new business sales.
Adjusted Consolidated Revenue	10%
Annual adjusted consolidated revenue is total revenues earned by the Company less any excluded transactions undertaken for capital management or risk management purposes during the annual performance period.

[1]See "Use of Non-GAAP Financial Measures" on page 94 for reconciliations from GAAP figures to adjusted operating figures.
The following table describes the objectives comprising the Company's 2024 Strategic Scorecard. Each objective has a number of sub-components which are measurable and assessed against a defined level of performance.

Strategic Scorecard Objectives
Component	Definition
Elevate Creation Re	Bring full suite of RGA solutions to clients and proactively engage in exclusive partnerships, with a focus on top strategic clients, and elevate the impact of business development globally by generating a significant amount of NBEV in 2024 from this type of new business.
Unlock Enterprise Value	Unlock additional value through optimization of the balance sheet and other economic / financial levers to ensure that RGA prioritizes opportunities with greatest potential for profitability and growth.
Technology	Protect and strengthen RGA's long term financial interest, brands, and stakeholder relationships by adopting a Global Technology Operating Model focused on establishing fundamental and consistent processes and capabilities to scale future organizational growth most effectively. Unite across business and technology to achieve strategic alignment, more consistent engagement, and broader technical depth.
Talent, Culture, & Sustainability	Unlock the full capacity and potential of our current and future talent, leveraging the strength of our commitments, culture, and leaders to position RGA for sustained growth and success.
Investor Value & Story	Enhance RGA brand and investor value proposition by providing more transparency and strengthening our storytelling to gain full credit for our capabilities, technical expertise, and innovative solutions we deliver to make financial protection accessible to all.
Following the end of the year, RGA's leadership team conducted an assessment of Company performance, incorporating the below financial performance measure goal results, consideration of material headwinds and tailwinds to those results, and a qualitative and quantitative assessment of execution and performance against the Enterprise Strategic Scorecard. That assessment, including a finding that the Company had met all and exceeded on a majority of the scorecard objectives, led to a recommendation by RGA's leadership to add an additional 6.4% to the Enterprise Funding Factor in addition to the calculated Financial Metric payout, resulting in an overall Enterprise Funding Factor of

175% for 2024. The Committee reviewed and approved the recommended Enterprise Funding Factor in January 2025.
The following table describes 2024 ABP performance measures and results:

2024 Annual Bonus Plan
Performance Measures and Goals	Weight	Minimum	Target	Maximum	Numerical Results	Payout Percent
Adjusted Operating Income Per Share, excluding notable items[1]	60.0%	$15.98	$19.98	$23.98	$22.57	98.9%
		80.0%		120.0%
New Business Embedded Value	30.0%	$531.00	$950.00	$1,370.00	$1,730.00	60.0%
		55.9%		144.2%
Adjusted Consolidated Revenue	10.0%	$17,839.00	$22,298.00	$26,758.00	$22,107.00	9.8%
		80.0%		120.0%
Financial Metric Payout						168.6%[2]
Adjustment Factor for Strategic Scorecard and Other Financial and Non-financial Performance						6.4%

Enterprise Funding Factor						175.0%
[1]See "Use of Non-GAAP Financial Measures" on page 94 for reconciliations from GAAP figures to adjusted operating figures.
[2]Financial Metric Payout result not additive due to rounding.
The following table describes the minimum, target and maximum ABP opportunities for the named executive officers (as a percentage of base salary) as approved by the Committee in October 2023, and the actual ABP payments for 2024 performance as approved by the Committee in March 2025:

2024 Individual Annual Bonus Plan Results
Name	ABP Minimum[1]	ABP Target[1]	ABP Maximum[1]	Target ABP Award in Dollars	Actual ABP Percentage of Target	Actual ABP Payment
Tony Cheng	87.5%	175%	350%	$1,662,500	190.0%	$3,158,750
Axel André[2]	75%	150%	300%	$587,090	174.7%	$1,025,353
Todd Larson	65%	130%	260%	$942,500	174.7%	$1,646,076
Leslie Barbi	100%	200%	400%	$1,300,000	174.7%	$2,270,450
Ronald Herrmann	65%	130%	260%	$877,500	200.0%	$1,755,000
Mark Brooks	50%	100%	200%	$572,000	174.7%	$998,998
[1]Expressed as a percentage of base salary.
2Mr. André 2024 ABP Target and Payout were prorated to reflect his hire date in June 2024.
Compensation Element #3 - Performance Contingent Share Awards
The Amended & Restated Flexible Stock Plan ("Flexible Stock Plan") provides for the grant of performance contingent shares ("PCS") to our employees. Executives in leadership or senior management roles, or who are considered top subject matter experts within our Company, participate in this program.
Our PCS program represents a significant portion of target compensation for our named executive officers and for other senior executives. The PCS grants are designed to allow us to reward the achievement of specific corporate financial performance goals with equity that is earned on the basis of Company performance.

We implemented our performance contingent share award program because we believe it is consistent with our pay-for-performance compensation philosophy and achieving the financial performance necessary to increase shareholder value. We believe that the PCS grants require management to focus on growth and return on equity, while the SARs and RSUs are designed to focus attention on accomplishment of longer-term goals and the creation of long-term shareholder value.
The Committee annually evaluates the appropriate mix of pay elements in comparison to the market to remain competitive in our compensation practices and to best support our strategy. We also annually review the performance metrics to ensure they accurately align compensation with our intermediate-term goals and make changes or adjustments to such metrics when appropriate.
The Committee sets award levels with a minimum level of Company performance that must be met before any payment to the individual can be made, as well as a target and a maximum. We use linear interpolation to determine the percentage of the target when performance falls between the minimum, target or maximum performance levels. If we do not meet minimum performance goals, payouts under the awards will not be made. If we exceed those performance goals, payouts under the award can be as much as 200% of the targeted award opportunity. As the Committee considers the financial objectives for a particular performance period, targets are set at amounts or ranges that are generally consistent with our publicly disclosed growth rate goals. The Committee believes that achievement of the targets will require a high level of financial and operating performance and the goals and ranges established for all PCS grants are challenging but achievable.
PCS grants are not treated as outstanding shares until the performance results over the three-year performance period are calculated and payouts under the awards are made as determined and approved by the Committee. Payouts are made in common stock. Payment is contingent upon the participant's employment status with the Company at the end of the three-year performance period, except for employees who were retirement eligible under the plan when they terminate employment.
As discussed below under "Executive Compensation Process - Competitive Marketplace Assessment," the Committee determines a target total compensation package for our named executive officers based on an analysis of competitive market conditions and overall Company performance. All participants are required to maintain an acceptable level of performance to be eligible to receive equity incentive awards.
2022-2024 PCS Awards
In March 2022, the Company granted PCS awards using two performance measures — three-year book value per share, excluding AOCI, growth (50%) and average operating return on equity (50%). Additionally, the Committee added a Relative Total Shareholder Return modifier to PCS awards, recognizing the importance of measuring the Company's performance against its peers. The Committee believes the addition of this modifier better aligns the Company's long-term incentive compensation program with market practices and reflects broader competition for investor capital. As such the metrics for PCS grants for the 2022-2024 performance period are:

2022-2024 PCS Performance Metrics

Component	Weight	Definition
Book Value per Share, excluding AOCI, Growth[1]	50.0%	For each Performance Cycle, Book Value per Share, excluding AOCI, Growth is defined as the average of the annual growth rates in book value per share, excluding AOCI, for each year in the performance cycle.
Average Operating Return on Equity[1]	50.0%
For each Performance Cycle, Average Operating Return on Equity is defined as the average "Adjusted operating return, excluding standard adjustments, on equity, excluding AOCI, for the trailing 12 months" for each of the three years of the Performance Cycle. Standard adjustments identified are actuarial assumption reviews (e.g., mortality, morbidity, and lapse assumption changes and their impact on reserves and the carrying value of deferred acquisition costs), variable investment income outside of a range of -50% to +50% of income on these investments included in the three-year plan, and integration costs or other adjustments related to merger and acquisition activity. Standard adjustments represent a positive or negative impact to adjusted operating income.

[1]See "Use of Non-GAAP Financial Measures" on page 94 for reconciliations from GAAP figures to adjusted operating figures.
The Company's relative Total Shareholder Return ("TSR") ranked against an established group of companies modifies the results of the above metrics up or down by a maximum of 10%. See "Total Shareholder Return Peer Group" below for additional information.
At the time that the goals were established in March 2022, the Company faced significant uncertainty regarding future development of the COVID-19 pandemic, the response thereto and related impacts on expected Company performance. Against the backdrop of this uncertainty, the Committee focused on setting goals that were challenging but attainable given anticipating continuing impacts of the COVID-19 pandemic on Company performance. In addition, the goals were set ahead of the formal adoption of LDTI. Pursuant to the terms of the grant agreements, the Committee was required to adjust the target metrics for impacts of the implementation of LDTI under new GAAP accounting rules effective January 1, 2023.
In February 2025, the Committee reviewed and approved the results for the 2022-2024 performance period and determined that the results for (i) Book Value per Share, Excluding AOCI and (ii) Average Operating Return on Equity exceeded their respective targets. In addition, the three-year relative total shareholder return performance as compared to the TSR peer group resulted in a positive 10% modifier to the financial metric performance factor.
The following table describes the goals established in March 2022 and actual results:

2022-2024 Performance Contingent Share Metrics
2022 Performance Measure	Weight	Minimum	Target	Maximum	Actual	Payout Percent
Book Value per Share, excluding AOCI, Growth[1]	50.0%	2.4%	4.7%	5.9%	5.4%	79.5%
Average Operating Return on Equity[1]	50.0%	6.2%	8.8%	10.1%	14.1%	100.0%
Total Result before relative Total Shareholder Return Modifier						179.5%
Relative Total Shareholder Return Modifier						110.0%
Total Result						197.4%
[1]See "Use of Non-GAAP Financial Measures" on page 94 for reconciliations from GAAP figures to adjusted operating figures.
The total performance factor for the 2022-2024 performance metric was 197.4%.
2023-2025 PCS Awards
In March 2023, the Committee established the targets and ranges for the following performance measures: (i) three-year adjusted operating return on equity, excluding AOCI and cumulative change in fair value of funds withheld embedded derivatives, and (ii) three-year book value per share, excluding

AOCI and cumulative change in fair value of funds withheld embedded derivatives, growth. These results may be modified up or down by a maximum of 10% based on three-year relative total shareholder return using the same peer group as was established for the 2022-2024 PCS awards. These measures were set for the period beginning in 2023 at levels that are consistent with our intermediate term-goals for each measure. The performance period for the 2023 PCS grant began on January 1, 2023, and will end on December 31, 2025.

2023-2025 Performance Contingent Share Metrics
Performance Measure	Weight	Minimum	Target	Maximum
Book Value per Share, excluding AOCI and cumulative change in fair value of funds withheld embedded derivatives, Growth[1]	50.0%	5.0%	7.0%	9.0%
Average Operating Return on Equity, excluding AOCI and cumulative change in fair value of funds withheld embedded derivatives[1]	50.0%	9.5%	11.0%	12.5%
[1]See "Use of Non-GAAP Financial Measures" on page 94 for reconciliations from GAAP figures to adjusted operating figures.
2024-2026 PCS Awards
In March 2024, the Committee established the target and ranges for the following performance measures: (i) three-year adjusted operating return on equity, excluding AOCI and cumulative change in fair value of funds withheld embedded derivatives, and (ii) three-year book value per share, excluding AOCI and cumulative change in fair value of funds withheld embedded derivatives, growth. These results may be modified up or down by a maximum of 20% based on three-year relative total shareholder return using the same peer group as established for the 2022-2024 PCS awards. The total shareholder return maximum modifier was increased from 2023 in order to continue to strengthen alignment of long-term incentive compensation with the experience of our shareholders. These measures were set for the period beginning in 2024 at levels that are consistent with our intermediate term-goals for each measure. The performance period for the 2024 PCS grant began on January 1, 2024, and will end on December 31, 2026.

2024-2026 Performance Contingent Share Metrics
Performance Measure	Weight	Minimum	Target	Maximum
Book Value per Share, excluding AOCI and cumulative change in fair value of funds withheld embedded derivatives, Growth[1]	50.0%	7.1%	9.5%	11.9%
Average Operating Return on Equity, excluding AOCI and cumulative change in fair value of funds withheld embedded derivatives [1]	50.0%	12.0%	13.5%	15.0%
[1]See "Use of Non-GAAP Financial Measures" on page 94 for reconciliations from GAAP figures to adjusted operating figures.

2024 PCS Awards
Name	Number of PCS Granted
Tony Cheng	24,996
Axel André[1]	—
Todd C. Larson	6,809
Leslie Barbi	4,736
Ronald Herrmann	5,465
Mark Brooks	2,778
1Mr. André joined the Company in June of 2024 after the start of the 2024-2026 PCS cycle, and thus did not receive a PCS award.

Compensation Element #4 - Stock Based Awards
Stock Appreciation Rights
Stock Appreciation Rights ("SARs") are granted annually under our Flexible Stock Plan to executives in leadership or senior management roles, or to employees considered top subject matter experts within the Company. The number of SARs granted annually is based on the grant recipient's position and level of responsibility within the Company. We believe this program focuses participants on our strategic and financial goals while aligning our executives' interests with those of our shareholders and promoting retention. For more information on our peer companies, see "Executive Compensation Process - Competitive Marketplace Assessment."
The vesting schedule for SARs grants is ratable over three years, with one-third vesting on December 31 of each of the three years. Prior to 2024, SARs grants vested ratably over four years, with 25% vesting on December 31 of each of the four years. The grant value of a SAR is equal to the NYSE closing price of the Company's common stock on the grant date of the award (i.e., the date of the March Committee meeting at which the Committee approves the grants), multiplied by a Black-Scholes Model factor (which calculates the current economic value of a SAR using assumptions that include exercise price, the term of the award, a risk-free rate of interest, dividend yield and observed market volatility). Upon vesting, the SARs become exercisable by recipients and upon exercise are settled in unrestricted shares of common stock. The SARs expire 10 years after the grant date.
In March 2024, the Committee approved the 2024 annual Stock Appreciation Rights ("SARs") awards for our named executive officers and other company executives. The SARs granted on March 15, 2024 have a strike price of $185.28, which was the closing price of our stock on the date the grants were approved. See "Compensation Tables - Grants of Plan-Based Awards in 2024" for a description of the 2024 annual SARs grants.
The following table describes the 2024 annual SARs awards for the named executive officers, granted on March 15, 2024:
2024 SAR Grants

Name	Number of SARs Granted
Tony Cheng	22,719
Axel André[1]	9,161
Todd C. Larson	6,188
Leslie Barbi	4,305
Ronald Herrmann	4,967
Mark Brooks	2,525
[1]Due to the timing of Mr. André joining the Company in June 2024, he was awarded a one-time SAR award on July 24, 2024 with a strike price of $218.54, which was the closing price of our stock on the date of grant. The award will vest ratably until December 31, 2026, with 20% vesting on December 31, 2024, 40% vesting on December 31, 2025, and 40% vesting on December 31, 2026.

Restricted Stock Units
The Company grants restricted stock units ("RSUs") to executives in leadership or senior management roles, or to employees considered top subject matter experts within our Company under our Flexible Stock Plan. The number of RSUs granted annually is based on the grant recipient's position and level of responsibility within the Company. We believe this program aligns our executives' interests with those of our shareholders and promotes retention. RSUs vest ratably over three years, with one-third of the grant vesting on December 31 of each year. For grants prior to 2024, RSUs cliff-vested 100%

after three years. Following each vesting date, the RSUs are settled in unrestricted shares of common stock.
In March 2024, the Committee approved the 2024 annual RSU awards for our named executive officer and other company executives.
The following table describes the 2024 annual RSU awards for the named executive officers, granted on March 15, 2024:
2024 RSU Grants

Name	Number of RSUs Granted
Tony Cheng[1]	—
Axel André[2]	8,008
Todd C. Larson	2,270
Leslie Barbi	1,579
Ronald Herrmann	1,822
Mark Brooks	926
1Mr. Cheng's 2024 Long-Term Incentive compensation was weighted 75% to PCS and 25% to SARs, and thus he did not receive any RSUs for 2024.
[2]Due to the timing of Mr. André joining the Company in June 2024, he was granted a one-time RSU award of 3,432 units for 2024. The award will vest ratably until December 31, 2026, with 20% vesting on December 31, 2024, 40% vesting on December 31, 2025, and 40% vesting on December 31, 2026. He was also granted an additional one-time RSU award of 4,576 units which will cliff-vest in full on July 24, 2027.

Compensation Element #5 - Retirement and Pension Benefits
We recognize the importance of providing comprehensive and cost-effective employee benefits to attract, retain and motivate employees. We offer our executives market competitive retirement programs as described below, including defined contribution savings plans, traditional defined benefit and hybrid defined benefit pension plans and an executive deferred savings plan.
Qualified Plans
Savings Plan. U.S.-based employees of the Company may participate in a qualified 401(k) plan and make pre-tax, Roth and after-tax elective deferrals to the plan ("Savings Plan"). Employees may contribute up to the maximum allowed by the U.S. Internal Revenue Code. The Company provides matching contributions on elective deferrals up to 5% annually, as well as a 5% fixed employer contribution for employees hired in 2020 or later. Employees hired before 2020 receive a 2% fixed employer contribution at year end in addition to the 5% match.
Pension Plan. U.S. based employees, including certain named executive officers, participate in the RGA Performance Pension Plan ("Pension Plan"), a qualified defined benefit plan. The Pension Plan is a widely available retirement plan for all full-time employees hired before January 1, 2020, and is intended to provide a source of income for employees during retirement. The Pension Plan provides a "Performance Pension Account Benefit," which participants may elect to receive on or after termination of employment in the form of a lump sum account balance or an actuarially-equivalent form of annuity. Employees hired before January 1, 2020 are eligible to participate in the pension plan and accrue benefits under the Performance Pension Account Benefit (subject to the age and service requirements required by the plan to begin participation). Employees hired on or after January 1, 2020 are not eligible to participate in the Pension Plan.

Non-qualified Plans
Augmented Plan. The Company's Augmented Benefit Plan ("Augmented Plan") is designed to restore benefits unavailable in the qualified Savings Plan and Pension Plan due to IRS compensation limitations for qualified plans. The Augmented Plan provides U.S. based executives at the vice president level and above benefits based on an employee's annual cash compensation, in accordance with the Internal Revenue Code. The Augmented Plan provides executives the opportunity to receive employer matching, employer non-elective contribution credits, and additional pension plan credits without regard to qualified plan limitations imposed by the IRS.
The Augmented Plan has two components: a Savings component and a Pension component. All contributions to the Augmented Plan are made by the Company. The matching contribution credits in the Savings component of the Augmented Plan are only made if an employee's compensation for the year has not otherwise been matched with a credit in the Executive Deferred Savings Plan. The investment fund alternatives in the savings portion of the Augmented Plan are identical to the options in the qualified Savings Plan, except the Augmented Plan includes a fixed rate option, which offers a fixed interest rate set at the beginning of the plan year. The Company does not pay above-market or preferential earnings, compensation or returns under the Augmented Plan or any other plan. Distributions from the Augmented Plan cannot be made until the participant is no longer employed by the Company.
Executive Deferred Savings Plan. U.S. employees at the vice president level and above are eligible to participate in our Executive Deferred Savings Plan ("EDSP"), a non-qualified savings plan which allows employees to defer income, including ABP payments, without regard to qualified plan limitations. For the 2024 plan year, eligible employees are able to defer up to 50% of their base salary and up to 75% of their ABP payments.
The Company credits EDSP accounts with matching contributions equal to the matching contributions unavailable to the employee under the Savings Plan (100% of total deferrals up to 5% of compensation in 2024) due to IRS compensation or contribution limits. Employees cannot withdraw any amounts from EDSP balances until they are no longer employed by the Company or until they reach the designated distribution date selected by the employee at the time of their deferral election. With respect to these distributions, participants may elect to receive either a lump-sum payment or annual installments paid out over a period lasting between 2 and 15 years. The investment fund alternatives under the EDSP are identical to those in the Savings Plan, except the EDSP includes a fixed rate option, which offers a fixed interest rate set at the beginning of the plan year. The Company does not pay above-market or preferential earnings, compensation or returns under EDSP or any other plan.
Named Executive Officer Status. As of the completion of 2024:
•Mr. Cheng and Mr. Larson met the vesting requirements of the pension plans and are therefore eligible to receive their Performance Pension Account benefits in both the Pension Plan and the Augmented Benefit Plan upon their termination of employment with the Company. Mr. Cheng and Mr. Larson also met the vesting requirements of the savings plans and are therefore eligible to receive the savings account benefits from the Savings Plan, the Augmented Benefit Plan and the EDSP upon the termination of their employment with the Company.
•Ms. Barbi, Mr. Herrmann and Mr. Brooks met the vesting requirements of the savings plans and are therefore eligible to receive the benefits from the Savings Plan, the Augmented Benefit Plan and the EDSP upon the termination of their employment with the Company.

2025 Compensation Actions
In October 2024, the Committee approved compensation for 2025 as outlined below. The Committee approved allocation of Long-Term Incentive compensation to each named executive officer in March 2025.
The Committee approved the following changes to base salary to recognize executives continued development in role and maintain alignment with market benchmarks:

2025 Named Executive Officer Base Salaries
Name	Base Salary	Percentage Increase
Tony Cheng	$1,000,000	5.3%
Axel André	$750,000	0.0%
Leslie Barbi	$672,500	3.5%
Ronald Herrmann	$700,000	3.7%
Mark Brooks	$592,000	3.5%
The Committee approved the following ABP opportunities as outlined in the table below. The Company uses a top-down pool design, where funding is driven by performance against key financial and non-financial metrics at the Company level. Financial metrics include adjusted operating income per share excluding notable items and new business embedded value. The Company will continue to utilize a strategic scorecard to capture and evaluate key non-financial goals. The Committee will continue to approve both the annual goals and the payout results.

2025 Annual Bonus Plan Opportunities
Name	Minimum	Target	Maximum
Tony Cheng	100%	200%	400%
Axel André	75%	150%	300%
Leslie Barbi	100%	200%	400%
Ronald Herrmann	100%	200%	400%
Mark Brooks	50%	100%	200%
Adjusted Revenue was removed as a performance metric from the ABP, as the Company no longer considers it appropriate for measuring performance due to changes in the Company's mix of business and income sources. The 10% allocation to Adjusted Revenue was reallocated evenly to the two remaining metrics for the 2025 ABP plan, resulting in a 65% allocation to Adjusted Operating Income per Share excluding notable items and a 35% allocation to New Business Embedded Value.

2025 PCS Awards
Name	Number of PCS Granted
Tony Cheng	29,145
Axel André	9,326
Leslie Barbi	4,704
Ronald Herrmann	5,984
Mark Brooks	2,761
The Committee established the target and ranges for the following performance measures: (i) three-year adjusted operating return on equity and (ii) three-year book value per share, excluding AOCI, growth. These results may be modified up or down by a maximum of 20% based on three-year relative total shareholder return. These measures were set for the period beginning in 2025 at levels that are consistent with our intermediate term-goals for each measure. The performance period for the 2025 PCS grant began on January 1, 2025, and will end on December 31, 2027.
2025 SARs and RSU Grants
The Committee approved the 2025 annual SARs and RSU awards for the named executive officers, as outlined in the table below. The vesting schedule for the 2025 SARs grant is ratable over three years (vesting one-third at the end of each year). The vesting schedule for the 2025 RSU grant is ratable over three years (vesting one-third at the end of each year).

2025 SARs and RSU Grants
Name	Number of SARs Granted[1]	Number of RSUs Granted[1]
Tony Cheng	26,532	—
Axel André	8,490	3,109
Leslie Barbi	4,282	1,568
Ronald Herrmann	5,448	1,995
Mark Brooks	2,513	920
1Mr. Cheng will receive 25% of his 2025 LTI awards in stock appreciation rights. Ms. Barbi, Messrs. André, Herrmann and Brooks will receive 20% of their 2025 LTI awards in stock appreciation rights and 20% in restricted stock units.

Executive Compensation Process
The Role of the Committee
Our executive compensation program is evaluated and approved by the Committee with the objective of providing incentive-based compensation that aligns with the business goals of the Company and the interests of our shareholders. The Committee also determines the compensation of our CEO and evaluates and approves the compensation for the members of senior management of the Company, including our named executive officers.
Timing of Compensation Decisions
The Committee approves compensation for executive officers each year. All compensation and incentive awards are made in consideration of market pay competitiveness and in comparison to peer company and published survey data.

In October 2023, the Committee approved 2024 compensation for the executive officers including the CEO, inclusive of base salary and targets for both bonus and long-term incentive awards. Equity awards are generally made to executive officers on an annual basis according to a pre-established schedule. In connection with new hires or other extraordinary events, equity awards are occasionally made outside of this annual cycle. Annual equity-based compensation awards to our executive officers are approved at the Committee's March meeting. The date of this meeting is generally scheduled at least one year in advance. The strike price for grants of SARs is the NYSE closing price of our common stock on the day of the Committee approval. This timing and process is designed to ensure that our fourth quarter earnings information (typically released in late January or early February) is fully disseminated to the market by the time the SARs strike price is determined. In March 2024, the Committee approved the grants of PCS, RSU and SAR awards. Equity grants are effective on and have a grant date of the same day as the Committee approval.
Whether pursuant to the annual equity award grant cycle or any off-cycle grant, the Committee does not time equity-based awards in coordination with the release of material, non-public information and has a practice of evaluating potential conflicts associated with granting awards close in time to the release of such information. Furthermore, the Committee has never timed and does not plan to time the release of material, non-public information for the purpose of affecting the value of executive or Board compensation.
Compensation Consultant
In forming its recommendations on our overall compensation program, the Committee engages an independent consulting firm to provide advice about competitive compensation practices and to determine how our executive compensation compares to that of other comparable companies, including selected publicly held insurance and reinsurance companies. In 2024, Meridian Compensation Partners, LLC ("Meridian") served as independent advisor to the Committee.
The Committee directly engaged Meridian to advise and assist with decisions relating to our executive compensation program, including providing advice regarding incentive plan design, annual comprehensive competitive market studies, competitive compensation data for directors, technical advice on disclosure requirements relating to executive compensation and to apprise the Committee of compensation market practices. Meridian also performs competitive marketplace assessments of our named executive officers, which includes a comparison to our peer companies and published survey data. Meridian will also periodically conduct reviews of our incentive plans to ensure a competitive position.
Other than work for the Committee, Meridian provides no other services to the Company or its affiliates. Additionally, the Committee determined no conflicts of interest existed to prevent Meridian from serving as an independent advisor to the Committee.
Management Participation and Involvement in Compensation Decisions
Pursuant to the Committee charter, the Committee reviews and approves the compensation of our CEO, other named executive officers and senior management. The CEO plays a significant role in the compensation-setting process for the named executive officers (other than the CEO). The CEO and senior management play a significant role in setting compensation for management and all other employees. No member of management is involved in determinations regarding their own pay. The most significant aspects of management's role are:
•evaluating employee performance;
•recommending business performance targets, goals and objectives; and
•recommending salary levels, ABP and equity incentive award targets.

Our CEO and Chief Human Resources Officer work with the Committee chair to establish the agenda for Committee meetings. The Company prepares relevant information and reports for each Committee meeting. Our CEO participates in Committee meetings at the Committee's request to provide:
•background information regarding our strategic objectives;
•an evaluation of the performance of the senior management and direct reports; and
•compensation recommendations as to senior management and direct reports.
Our executives and other members of management are made available to Meridian or any other compensation consultant to provide information regarding position descriptions, compensation history and other information as requested, and to review draft results provided by Meridian.
Competitive Marketplace Assessment
We use our established peer group of companies to evaluate our compensation practices for purposes such as pay levels and performance design for our named executive offices as well as director compensation.

Peer Companies
2024 Peer Companies
Aflac, Incorporated	MetLife, Inc.
Assurant, Inc.	Principal Financial Group, Inc.
Corebridge Financial, Inc.	Prudential Financial, Inc.
Equitable Holdings, Inc.	Sun Life Financial, Inc.
Globe Life, Inc.	The Hartford Financial Services Group, Inc.
iA Financial Corporation Inc.	Unum Group
Lincoln National Corp.	Voya Financial, Inc.
Manulife Financial Corp.
The Committee selected the members of the peer group from companies in the life and health insurance industry based on the size of these firms as compared to the Company. The Committee analyzed the peer group based on total revenue, market capitalization and total assets. The Committee believes the Company's relative size based on these metrics makes the peer group a good basis for helping the Committee assess appropriate levels of compensation for the Company's senior executives. The following table presents a summary of these metrics for the peer group as compared to the Company:

Peer Group Metrics
	Total Revenue[1] ($M)	Market Capitalization[1] ($M)	Total Assets[1] ($M)
25th Percentile	$12,318	$10,149	$78,635
Median	$17,968	$17,026	$257,653
75th Percentile	$21,926	$38,162	$390,114
RGA	$22,107	$14,071	$118,675
RGA Percentile Rank	76%	39%	36%
[1]Total Trailing 12-months Revenue and Total Assets are based on most recent annual or quarterly public disclosure as of December 31, 2024. Market Capitalization is presented as of December 31, 2024.

Peer Company Changes
The Committee regularly reviews the companies we use to evaluate our compensation practices for purposes such as pay levels and pay design. In 2024, Meridian performed an analysis of the Company's Peer Group and recommended making the following changes to the group, which the Committee approved: adding Corebridge Financial Inc. and MetLife, Inc and removing Brighthouse Financial and CNO Financial Group, Inc. Changes approved by the Committee in one year will apply to the following year. We review and update this information periodically to ensure that our peer company comparators remain appropriate in light of evolving practices with respect to peer determinations, mergers and acquisitions, divestitures, growth in our size and the size of those companies and other changes which might affect the appropriateness of a particular comparator.
How We Use Peer Company Data
When making determinations in 2024 relating to base salary, target total cash compensation, intermediate and long-term incentives and target total direct compensation for our named executive officers, we used the competitive compensation analysis provided by Meridian as the beginning reference point. This analysis included a review and assessment of publicly disclosed compensation data for our peer companies, as well as additional industry-appropriate survey data. In most markets, we align our target executive compensation levels with the market median to retain current talent and attract new talent. In addition to a review of the competitive compensation data provided by Meridian, we also considered individual performance, internal pay equity among positions and levels and the relative importance of positions. We believe that the compensation strategy we established aligns our target compensation with the market median and should allow us to retain our current talent and attract new talent.
Please see "Five Elements of Compensation and 2024 Actions - Compensation Element #3 - Performance Contingent Share Awards" above for additional information on the peer group used for the Relative TSR modifier.
Total Shareholder Return Peer Group
We use an established group of companies different from the peer group described above to serve as the basis for comparison for the total shareholder return modifier under our PCS awards. The Company's Total Shareholder Return is ranked against this group of companies, resulting in a relative TSR modifier which could increase or decrease the performance factor for each PCS performance cycle.
The established group of companies is different from the Company's general compensation peer group and includes life and health insurance peers that respond similarly to the macroeconomic environment. Companies in this group for the 2022, 2023, and 2024 PCS Awards are: Aflac Incorporated, American Equity Investment Life Holding Company, Brighthouse Financial, Inc., CNO Financial Group, Inc., Globe Life Inc., iA Financial Corporation Inc., Lincoln National Corporation, Manulife Financial Corporation, MetLife Inc., Primerica, Inc., Principal Financial Group, Inc., Prudential Financial, Inc., Sun Life Financial Inc., and Unum Group.
The TSR Peer Group was changed for the 2025 PCS Awards, removing American Equity Investment Life Holding Company, iA Financial Corporation Inc., and Sun Life Financial Inc., and adding to the group Equitable Holdings Inc., The Hartford Financial Services Group, Inc., and Voya Financial, Inc.
The Committee may remove a company from this group due to events that have a substantial impact on its business, including bankruptcy, insolvency, merger or similar events that significantly change the operational scope of the company.
See "Compensation Element #3 - Performance Contingent Share Awards" for additional detail on each performance cycle's relative TSR modifier and TSR peer group companies.

Additional Compensation Disclosures
No Employment or Severance Agreements
We do not have employment, severance or change of control agreements with any of our named executive officers.
Perquisites
We do not provide personal-benefit perquisites to our named executive officers or their families, such as airplanes, cars or apartments, and we do not reimburse these executive officers or any such employees for personal-benefit perquisites such as club dues or other social memberships. In some countries outside North America, it is our practice to provide remuneration and benefit packages that are competitive against the local or regional market to senior leaders, such as housing, club and car allowances. Executive officers and other employees may seek reimbursement for business-related expenses in accordance with our business expense reimbursement policy.
Compensation Recovery
Under the Sarbanes-Oxley Act, upon misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer.
We maintain a NYSE Executive Compensation Recoupment Policy that complies with NYSE listing standards (the "NYSE Executive Compensation Recoupment Policy") adopted pursuant to final SEC rules. The NYSE Executive Recoupment Policy requires the Company to clawback certain incentive compensation paid to current or former Company officers (as defined in the applicable SEC rule and NYSE Listing Standard) if the Company restates a previous financial statement to correct a material misstatement in such financial statement, or to correct an error that would be a material misstatement in the current period if not corrected or was corrected in the current period. Clawback of the incentive compensation in such situations is mandatory irrespective of whether the restatement was the result of an act or omission by such officer.
Additionally, our Executive Incentive Recoupment Policy permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events. Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance; (iii) causing injury to the interests or business reputation of the Company or of a business unit; and (iv) a material violation of the Company's Code of Conduct. The Company can recoup incentive awards for up to four years following the payment of an award. The policy applies to an identified group of current and former officers and employees of the Company, as determined by the Board or the Committee from time to time based on position, responsibility, level, title, business unit and/or compensation. The Committee has express authority to interpret and administer the policy and to make all determinations with respect to the policy in its sole discretion. Recoupment of awards under one policy precludes recoupment of awards under the other policy.
Deductibility of Compensation
The Committee believes that a significant portion of our executive officers' compensation should be tied to measures of performance of our business. While the Committee considers the tax deductibility of awards as one factor in determining executive compensation, it also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.
Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to the Board that the portions of this Compensation Discussion and Analysis described in Regulation S-K Item 402(b) be included in this Proxy Statement. This report is provided by the following independent directors, who comprise the Committee as of the date of this Proxy Statement:
Hazel M. McNeilage, Chair
Pina Albo
John Gauthier
George Nichols III
Shundrawn Thomas

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary[1]	Bonus[2]	Stock Awards[3]	Option Awards[4]	Non-Equity Incentive Plan Compensation[5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6]	All Other Compensation[7]	Total
Tony Cheng President & CEO	2024	$946,154	—	$4,631,259	$1,543,756	$3,158,750	$157,942	$1,017,388	$11,455,249
	2023	$749,129	—	$1,546,918	$515,613	$1,934,269	$3,204	$1,763,761	$6,512,894
	2022	$638,538	—	$385,319	$385,254	$1,053,366	$714	$306,421	$2,769,612
Axel André EVP & CFO since 8/5/2024	2024	$375,000	—	$—	$2,500,079	$1,025,353	$—	$37,602	$3,938,034
Todd C. Larson SEVP & CFO until 8/5/2024	2024	$724,519	—	$1,261,572	$841,061	$1,646,076	$684,882	$167,271	$5,325,381
	2023	$699,519	—	$1,217,945	$812,042	$1,512,581	$484,675	$160,244	$4,887,006
	2022	$675,000	—	$742,514	$742,501	$1,448,070	$204,542	$100,118	$3,912,745
Leslie Barbi EVP & Chief Investment Officer	2024	$649,519	—	$877,486	$585,082	$2,270,450	$—	$290,312	$4,672,849
	2023	$624,519	—	$749,941	$499,998	$2,174,600	$—	$193,333	$4,242,391
	2022	$600,000	—	$599,977	$599,989	$1,250,328	$—	$147,451	$3,197,745
Ronald Herrmann EVP, Head of RGA Americas	2024	$674,519	—	$1,012,555	$675,088	$1,755,000	$—	$192,093	$4,309,255
	2023	$649,615	—	$585,040	$390,042	$1,300,000	$—	$176,308	$3,101,005
	2022	$624,231	—	$377,968	$377,997	$1,060,970	$—	$136,187	$2,577,353
Mark Brooks EVP, Chief Information Officer	2024	$572,000	$500,000	$514,708	$343,143	$998,998	$—	$89,728	$3,018,577
1.This column includes any amounts deferred at the election of the named executive officers under the Company's Executive Deferred Savings Plan and retirement Savings Plan. For 2023, Mr. Cheng's base salary was determined in HKD and converted to USD using an average monthly foreign exchange rate until January 4, 2023. After January 4, 2023 Mr. Cheng's base salary was determined in USD and converted to HKD using an average monthly foreign exchange rate until his transfer of employment to the U.S., after which his base salary was paid in USD.
2.This column reflects a signing bonus paid to Mr. Brooks in connection with his hire. All other cash bonuses, which were based on achievement of performance goals under our ABP plan, are disclosed in the "Non-Equity Incentive Plan Compensation" column.
3.This column represents the grant date fair value of PCS awards granted in such year, using probable outcomes of performance conditions, in accordance with Accounting Standards Codification: 718 – Compensation – Stock Compensation ("ASC 718"). For additional information on the valuation assumptions, refer to note 20 of the Company's financial statements in the Form 10-K for the year ended December 31, 2024, as filed with the SEC. See also "Grants of Plan-Based Awards in 2024" for information on awards made in 2024. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that may be recognized by the named executive officers.
4.This column represents the grant date fair value of SARs and RSUs granted in such year, in accordance with ASC 718. For additional information on the valuation assumptions, refer to note 20 of the Company's financial statements in the Form 10-K for the year ended December 31, 2024, as filed with the SEC. See also "Grants of Plan-Based Awards in 2024" for information on SARs and RSUs granted in 2024. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that may be recognized by the named executive officers.

5.Includes for all named executive officers, cash incentives earned for performance during each fiscal year and paid in March of the following year (including any incentives deferred at the election of the executive officers) under the Annual Bonus Plan.
6.This column represents the sum of the change in pension value in each fiscal year for each of the named executive officers. The increase in pension value for 2024 is attributable to service and compensation increases, offset in part by assumption changes from the prior year. The Company does not pay above-market or preferential earnings on any account balances; therefore, this column does not reflect any amounts relating to nonqualified deferred compensation earnings. See the "Pension Benefits in 2024" and "Nonqualified Deferred Compensation in 2024" tables for additional information.
Mr. Cheng accrued a benefit in the U.S. pension plan prior to his transfer outside of the country in 2002. Mr. Cheng has not accrued additional benefits in the plan while he has been employed in Hong Kong, but resumed accruing additional benefits in the plan upon his transfer back to the U.S. in 2023.
7.Amount includes contributions by the Company to the officers' accounts in qualified and nonqualified plans for the 2024 plan year and tax equalization payments grossed up for taxes associated with relocation to the U.S. for Mr. Cheng. See table below for additional information.

All Other Compensation
Category	Tony Cheng	Axel André	Todd C. Larson	Leslie Barbi	Ronald Herrmann	Mark Brooks
Savings Plan	$24,150	$17,250	$24,150	$34,500	$34,500	$34,500
Augmented Savings Plan	50,708	1,500	37,842	123,956	81,476	24,683
Executive Deferred Savings Plan	126,771	17,308	94,605	123,956	67,211	24,683
Life Insurance Premiums	3,849	1,544	10,674	7,900	8,906	5,862
Perquisites and Other Personal Benefits[1]:
Gross Up for Taxes	792,018	—	—	—	—	—
Foreign Tax Preparation	19,892	—	—	—	—	—
Total	$1,017,388	$37,602	$167,271	$290,312	$192,093	$89,728
[1]Each of Ms. Barbi and Messrs. André, Larson, Herrmann and Brooks aggregate amounts of perquisites and other personal benefits in 2024 were less than $10,000.
Grants of Plan-Based Awards in 2024
This table provides the following information about equity and non-equity awards granted to the named executive officers in 2024: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the Annual Bonus Plan award granted in 2024 for the 2024 performance period; (3) estimated future payouts under equity incentive plan awards, which consist of potential payouts under the PCS grants in 2024 for the 2024-2026 performance period; (4) all other option awards, which consist of the SARs and RSU awards granted to the named executive officers in 2024; (5) the strike price of the SARs granted, which reflects the closing price of Company stock on the date of grant and (6) the grant date fair value of each equity grant calculated under ASC 718.

Grants of Plan-Based Awards in 2024
Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards¹			Estimated Future Payments Under Equity Incentive Plan Awards (Number of Shares)²			All Other Stock Awards: Number of Shares of Stock or Units[3]	All Other Option Awards: Number of Securities Underlying Options[4]	Exercise of Base Price of Option Awards[5]	Grant Date Fair Value of Stock and Option Awards[6]
		Minimum	Target	Maximum	Minimum	Target	Maximum
Tony Cheng	3/15/2024	$831,250	$1,662,500	$3,325,000	---	---	---	---	---	---	---
		---	---	---	12,498	24,996	49,992	---	---	---	$4,631,259
		---	---	---	---	---	---	---	---	---	---
		---	---	---	---	---	---	---	22,719	$185.28	$1,543,756
Axel André[1]	7/24/2024	$293,545	$587,090	$1,174,180	---	---	---	---	---	---	---
		---	---	---	---	---	---	---	---	---	---
		---	---	---	---	---	---	8,008	---	---	$1,750,068
		---	---	---	---	---	---	---	9,161	$218.54	$750,011
Todd C. Larson	3/15/2024	$471,250	$942,500	$1,885,000	---	---	---	---	---	---	---
		---	---	---	3,405	6,809	13,618	---	---	---	$1,261,572
		---	---	---	---	---	---	2,270	---	---	$420,586
		---	---	---	---	---	---	---	6,188	$185.28	$420,475
Leslie Barbi	3/15/2024	$650,000	$1,300,000	$2,600,000	---	---	---	---	---	---	---
		---	---	---	2,368	4,736	9,472	---	---	---	$877,486
		---	---	---	---	---	---	1,579	---	---	$292,557
		---	---	---	---	---	---	---	4,305	$185.28	$292,525
Ronald Herrmann	3/15/2024	$438,750	$877,500	$1,755,000	---	---	---	---	---	---	---
		---	---	---	2,733	5,465	10,930	---	---	---	$1,012,555
		---	---	---	---	---	---	1,822	---	---	$337,580
		---	---	---	---	---	---	---	4,967	$185.28	$337,508
Mark Brooks	3/15/2024	$286,000	$572,000	$1,144,000	---	---	---	---	---	---	---
		---	---	---	1,389	2,778	5,556	---	---	---	$514,708
		---	---	---	---	---	---	926	---	---	$171,569
		---	---	---	---	---	---	---	2,525	$185.28	$171,574
[1]Due to the timing of Mr. André joining the Company, his 2024 ABP will be pro-rated based on his start date and he did not receive the PCS awards granted in March 2024.

1.    These columns reflect the potential value of the payment for 2024 performance under the ABP for each named executive if the minimum, target or maximum goals are satisfied. The potential payments are performance-driven and are therefore completely at risk. The performance measures, salary and ABP multiples for determining the payments are described in the CD&A. The ABP payment amount for actual 2024 performance was determined in February 2025 based on the metrics described in the CD&A and is included in the "Summary Compensation Table" in the column titled "Non-Equity Incentive Plan Compensation."
2.    This column reflects the number of PCS units granted in March 2024, which may convert into shares of Company stock at the end of the three-year performance period if the specified performance levels are achieved. The performance period commenced January 1, 2024 and ends December 31, 2026. If the minimum level of performance is met, the award of shares starts at 50% with a target of 100% and a maximum of 200%.

3.    This column reflects the number of RSUs granted in March 2024, which vest ratably over a three-year period with one-third vesting on December 31, 2024, one-third vesting on December 31, 2025 and one third vesting on December 31, 2026. This column also reflects the number of one-time RSUs granted to Mr. André in July 2024, which vest ratably until December 31, 2026, with 20% vesting on December 31, 2024, 40% vesting on December 31, 2025 and 40% vesting on December 31, 2026. This column also reflects the number of one-time RSUs granted to Mr. André in July 2024, which cliff-vest in full on July 24, 2027.
4.    This column reflects the number of SARs granted in March 2024, which vest ratably and become exercisable over three years with one-third vesting on December 31, 2024, one-third vesting on December 31, 2025 and one third vesting on December 31, 2026. This column also reflects the number of SARs granted on July 24, 2024 to Mr. André, which vest ratably until December 31, 2026, with 20% vesting on December 31, 2024, 40% vesting on December 31, 2025 and 40% vesting on December 31, 2026.
5.    This column reflects the strike price per share of common stock for the SARs granted, which is the closing price of the common stock on March 15, 2024, the date the Committee approved the grants. This also column reflects the strike price per share of common stock for the SARs granted to Mr. André, which is the closing price of the common stock on July 24, 2024, the date of grant.
6.    This column reflects the full grant date fair value of the PCS awards under ASC 718, the full grant date fair value of the RSUs and the SARs under ASC 718 granted to the named executive officers in 2024. See notes 3 and 4 of the "Summary Compensation Table" for a discussion of fair value calculation related to the PCS awards, RSUs and SARs respectively. For PCS and RSU awards with the grant date of March 15, 2024, the fair value is calculated using the closing price of Company stock of $185.28. For SARs with a grant date of March 15, 2024, fair value is calculated using the Black-Scholes value of $67.95. For RSU awards with a grant date of July 24, 2024, the fair value is calculated using the closing price of Company stock of $218.54. For SARs with a grant date of July 24, 2024, fair value is calculated using the Black-Scholes value of $81.87. For additional information on the valuation assumptions, refer to note 20 of the Company's financial statements in the Form 10-K for the year ended December 31, 2024, as filed with the SEC. These amounts reflect the grant date fair value, and do not correspond to the actual value that will be recognized by the named executive officers. The PCS awards are subject to specified performance objectives over the applicable performance periods, the results of which will determine the amount of payouts, if any, under such awards.

Outstanding Equity Awards at 2024 Year-End
The following table provides information on the 2024 year-end holdings of SARs, RSUs and PCS awards by our named executive officers. This table includes vested and unvested SARs and RSUs, and unvested PCS awards with performance conditions that have not yet been satisfied. The vesting schedule for each grant is described in the footnotes following this table, based on the grant date. The market value of the stock awards is based on the closing market price of Company stock as of the last business day of 2024, which was $213.63. The PCS awards are subject to specified performance objectives over the performance period. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the CD&A.
Outstanding Equity Awards at 2024 Year-End

Option Awards						Stock Awards
Grant Date	Number of Securities of Underlying Unexercised Options (Exercisable)[1]	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2]	Market Value of Shares or Units or Stock That Have Not Vested[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3]	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3]
Tony Cheng
3/4/2016	4,152			$93.53	3/4/2026
3/3/2017	3,280			$129.72	3/3/2027
3/2/2018	3,384			$150.87	3/2/2028
3/1/2019	3,882			$145.25	3/1/2029
3/6/2020	8,127			$117.85	3/6/2030
3/11/2021	3,491			$129.01	3/11/2031
3/22/2022	4,729	1,577		$106.53	3/22/2032
3/9/2023	5,462	5,462		$138.34	3/9/2033			22,364	$4,777,621
3/15/2024	7,573	15,146		$185.28	3/15/2034			24,996	$5,339,895
Axel André
7/24/2024	1,832	7,329		$218.54	7/24/2034	7,322	$1,564,199
Todd C. Larson
3/3/2017	5,369			$129.72	3/3/2027
3/2/2018	6,444			$150.87	3/2/2028
3/1/2019	8,187			$145.25	3/1/2029
3/6/2020	20,330			$117.85	3/6/2030
3/11/2021	8,771			$129.01	3/11/2031
3/22/2022	9,114	3,038		$106.53	3/22/2032
3/9/2023	4,301	4,301		$138.34	3/9/2033	2,816	$601,582	17,608	$3,761,597
3/15/2024	2,062	4,126		$185.28	3/15/2034	1,514	$323,436	6,809	$1,454,607

Leslie Barbi
3/6/2020	13,354		$117.85	3/6/2030
3/11/2021	5,762		$129.01	3/11/2031
3/22/2022	7,365	2,455	$106.53	3/22/2032
3/9/2023	2,648	2,649	$138.34	3/9/2033	1,807	$386,029	10,842	$2,316,176
3/15/2024	1,435	2,870	$185.28	3/15/2034	1,053	$224,952	4,736	$1,011,752
Ronald Herrmann
12/1/2020			—	—	7,006	$1,496,692
3/11/2021	2,577		$129.01	3/11/2031
3/22/2022	3,094	1,547	$106.53	3/22/2032
3/9/2023	2,065	2,066	$138.34	3/9/2033	1,410	$301,218	8,458	$1,806,883
3/15/2024	1,655	3,312	$185.28	3/15/2034	1,215	$259,560	5,465	$1,167,488
Mark Brooks
9/25/2023			—	—	6,728	$1,437,303
3/15/2024	841	1,684	$185.28	3/15/2034	618	$132,023	2,778	$593,464
1.    SARs granted prior to 2024 vest over four years (25% of which vests at the end of each of the four years). SARs granted in 2024 vest over three years (one-third of which vests at the end of each of the three years). SARs granted to Mr. André on July 24, 2024 are subject to a 3-year ratable vesting schedule whereby the first vesting date is December 31, 2024 with 20% vesting; the second vesting date will be December 31, 2025 with 40% vesting; and the third vesting date will be December 31, 2026 with the remaining 40% vesting.
2.    These columns reflect the number of (i) RSUs granted in December 2020 to Mr. Herrmann when he joined the Company, which fully vest in December 2025, (ii) RSUs granted in July 2024 to Mr. André when he joined the Company, of which 2,746 RSUs ratably vest until December 2026 and 4,576 RSUs fully vest in July 2027, (iii) RSUs granted March 2023, which fully vest on December 31, 2026, and (iv) the RSUs granted in March 2024, which ratably vest over a three-year period ending on December 31, 2026. The amount of outstanding RSUs for Mr. Larson granted in March 2023 were reduced by 119 units in December 2024 (prior to the grant's cliff vesting date of December 31, 2025) in order to recognize taxation for FICA due to his eligibility for retirement.
3.    These columns reflect the number of shares and estimated market value of PCS awards. The Company is measuring financial performance over a three-year period for the 2023 PCS awards. SEC rules require disclosure of the number of shares and estimated market value of PCS awards based on the next higher performance measure (target or maximum) that exceeds the previous fiscal year's performance. Accordingly, the number of shares and estimated market value for the PCS awards made in 2023 are disclosed assuming they are awarded at the maximum (200%) level and the 2024 PCS awards are disclosed assuming they are awarded at the target (100%) level. The ultimate payout of PCS awards is dependent on Company performance during the remaining measurement period, thus final payout results for unvested grants could be materially different than the results shown above. The market or payout value is estimated using the closing price, $213.63, of our common stock on the last business day of 2024.

SARs and Option Exercises and Stock Vested in 2024
2024 SARs and Option Exercises. The following table provides information for the named executive officers regarding SARs and stock option exercises during 2024, including the number of shares acquired upon exercise and the value realized.

2024 SARs and Option Exercises and Stock Vested
	Option and SARs Awards[1]		Stock Awards[2]
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Tony Cheng	1,052	$379,303	8,948	1,732,850
Axel André	—	$—	686	153,568
Todd C. Larson	3,750	$1,228,336	18,000	3,508,702
Leslie Barbi	—	$—	14,460	2,816,199
Ronald Herrmann	—	$—	9,385	1,835,825
Mark Brooks	—	$—	308	68,949

1.    Mr. Cheng exercised 3,411 SARs on December 18, 2024 with an average market price for the shares of $201.26. Mr. Larson exercised 13,595 SARs on March 6, 2024 with an average market price for the shares of $182.88.

2.    These columns represent amounts paid for the settlement of the PCS awards for the 2022-2024 performance period, paid in 2025, the settlement of the full amount of the 2022 RSU awards and one-third of the 2024 RSU awards, paid in 2025. The number of shares for the settlement of the 2022-2024 PCS awards was calculated by multiplying the number of PCS awards by the performance factor that pertained to the awards, which was 197.4%.
The following table shows information regarding the number of shares acquired upon vesting during 2024 of 2022-2024 Performance Contingent Shares, 2022 Restricted Stock Units, and 2024 Restricted Stock Units previously granted to named executive officers.

Stock Awards - Number of Shares Acquired on Vesting during 2024
Name	2022-2024 Performance Contingent Shares[1]	2022 Restricted Stock Units	2024 Restricted Stock Units	Total
Tony Cheng	7,140	1,808	—	8,948
Axel André	—	—	686	686
Todd C. Larson	13,759	3,485	756	18,000
Leslie Barbi	11,118	2,816	526	14,460
Ronald Herrmann	7,004	1,774	607	9,385
Mark Brooks	—	—	308	308
1.The number of shares for the settlement of the 2022-2024 PCS awards was calculated by multiplying the number of PCS awarded by the performance factor that pertained to the awards, which was 197.4%.

Pension Benefits in 2024
Retirement Plan Accumulated Benefits

Name[1]	Plan Names	Years of Service Credited	Present Value of Accumulated Benefit[2]	Payments During Last Fiscal Year
Tony Cheng	Performance Pension Plan	5	$41,442	—
	Augmented Benefit Plan	5	$138,264	—
Todd C. Larson	Performance Pension Plan	29	$640,486	—
	Augmented Benefit Plan	29	$3,154,326	—
1.Ms. Barbi and Messrs. André, Herrmann and Brooks are not eligible for the Performance Pension Plan or the pension element of the Augmented Benefit Plan.
2.The accumulated benefit for the U.S. plans is based on service and compensation (as described above) considered by the plans for the period through December 31, 2024. The present value has been calculated assuming the earliest retirement age at which the participant can elect an unreduced benefit. For additional discussion of the assumptions, see note 15 of the Company's financial statements in the Form 10-K for the year ended December 31, 2024, as filed with the SEC. As described in such note, the interest assumptions for the qualified pension plan and the augmented benefit plan are 5.46% and 5.40%, respectively.
For Mr. Cheng, the Performance Pension Plan represents his accrued benefit in the U.S. pension plan prior to his transfer outside of the country in 2002 and for service accrued after his transfer back to the U.S. in 2023.
Performance Pension Plan Details
The Performance Pension Plan benefit payable to eligible employees, including certain executives, upon termination of employment is the sum of (1) and (2) as follows:
(1) Participants earn base credits for each Year of Accrual Service (as defined below) completed under the plan. The credit is a percentage of the employee's Final Average Annual Compensation (as defined below) based on the participant's age on January 1 of the Pension Plan year.
(2) Additional excess compensation credits are earned on Final Average Annual Compensation that is greater than 60% of the prevailing Social Security Wage Base (as defined below), rounded to the next $100.
See table below for detail on base and excess compensation credits:

Excess Compensation Credits
Age on January 1 of the Plan Year in which the Year of Accrual Service is Earned	Base Credits - Percentage of Final Average Annual Compensation Credited	Excess Compensation Credits - Percentage of Final Average Annual Compensation Credited
Up to 35	2%	1%
35 – 44	4%	2%
45 – 54	6%	3%
55 or over	8%	4%
Pension Plan participants with a Performance Pension Account Benefit may elect to receive their Performance Pension Account Benefit as a lump sum or an annuity at any time after termination of employment, subject to the three-year vesting requirement of the plan.

Performance Pension Account Definitions
Definition
Final Average Annual Compensation	The average of compensation received (base salary and ABP award) during the 5 consecutive years of accrual service within the last 10 calendar year period immediately preceding termination of employment which produces the highest average amount (or during all the years of accrual service if less than 5).
Year of Accrual Service	A year is credited for each plan year after an employee becomes a plan participant in which the participant is credited with at least 1,000 hours of service.
Social Security Wage Base	For any year the maximum amount of compensation which may be considered wages for such year for purposes of assessing Federal Insurance Contributions Act (FICA) taxes.

Nonqualified Deferred Compensation in 2024

2024 Nonqualified Deferred Compensation
Name	Executive Contributions in Last FY1	Registrant Contributions in Last FY2	Aggregate Earnings in Last FY3	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE[4]
Tony Cheng	$144,021	$1,111	$20,022	$—	$182,320
Axel André	$17,308	$—	$306	$—	$17,614
Todd C. Larson	$111,855	$127,231	$143,167	$—	$1,942,384
Leslie Barbi	$173,682	$153,194	$45,640	$—	$913,801
Ronald Herrmann	$53,961	$134,499	$34,064	$—	$515,290
Mark Brooks	$47,653	$7,590	$5,368	$—	$69,617
1.    The amounts in this column are also included in the Summary Compensation Table in the "Salary" column (i.e., contributions to the Executive Deferred Savings Plan).
2.    The amounts in this column reflect 2023 contributions credited to the participant's account during 2024. For reasons related to the timing of the contributions, the amounts will not match the amounts in the Summary Compensation Table's "All Other Compensation" column, which are contributions for 2024 which are actually made in 2025.
3.    Reflects earnings credited to the participant's account during 2024 in connection with the investment selections chosen from time to time by the participant.
4.    The aggregate balance at last fiscal year-end column reflects the following amounts that were reported in the Summary Compensation Table in 2023 for Mr. Cheng in the amount of $17,166, Mr. Larson in the amount of $1,560,131, Ms. Barbi in the amount of $541,285, and Mr. Herrmann in the amount of $292,766.

Equity Compensation Plan Information
The following table summarizes information regarding securities authorized for issuance under equity compensation plans as of December 31, 2024:

Equity Plans
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights[1]	Weighted-average exercise price of outstanding options, warrants and rights[2,3]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))[4]
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,358,224	$126.67	1,047,914
Equity compensation plans not approved by security holders	—	—	—
Total	2,358,224	$126.67	1,047,914
1.Includes the number of securities to be issued upon exercise or settlement of stock appreciation rights, restricted units and performance contingent shares under the following plans: Flexible Stock Plan – 2,317,254; Director Flexible Stock Plan – 0; and Phantom Stock Plan for Directors – 40,970. The number of performance units represents the number of shares that would be issued based on target performance, reduced for cancellations and adjustments through December 31, 2024. The actual number of shares issued at the end of each performance period will range between 0% and 200% of the target number of units granted, based on a measure of the actual performance of the Company relative to stated goals. This total does not include amounts subject to shareholder approval pursuant to Items 3 and 4.
2.Does not include 362,462 performance contingent shares outstanding and 394,399 restricted units outstanding under the Flexible Stock Plan; and 40,970 phantom units outstanding under the Phantom Stock Plan for Directors because those securities do not have an exercise price (i.e., a unit is a hypothetical share of Company common stock with a value equal to the fair market value of the common stock).
3.Reflects the blended weighted-average exercise price of outstanding options under the Flexible Stock Plan.
4.Includes the number of securities remaining available for future issuance under the following plans: Flexible Stock Plan – 998,220; Flexible Stock Plan for Directors – 38,058; and Phantom Stock Plan for Directors – 11,636. This total does not include amounts subject to shareholder approval pursuant to Items 3 and 4.
Other Executive Compensation Matters

Termination or Change of Control Payments
As described above, the named executive officers do not have employment, severance or change of control agreements with the Company. The information below describes and quantifies certain compensation that may or will become payable under existing plans and agreements if the named executive officer's employment had terminated on or by December 31, 2024, due to a change of control, disability or death, given the executive's compensation and service levels as of such date and, when applicable, based on the Company's closing stock price on the last business day of 2024 or actual date of the relevant event. These benefits are in addition to benefits available generally to salaried employees such as distributions under the 401(k) and pension plans, retiree medical benefits, disability benefits and accrued vacation pay.
Change of Control
In connection with a change of control (as defined below), the Committee has the authority to fully vest any unvested stock options or SARs granted before the change of control if the Committee determines such vesting is necessary to protect the rights of the named executive officers and other executives following such change of control. Our Flexible Stock Plan and award agreements provide that the Committee may (i) accelerate the vesting periods, (ii) arrange for the Company to purchase the options so the named executive officer receives the value that he or she would have attained had the option been currently exercisable, (iii) make such adjustments to the options then outstanding as the Committee deems appropriate to reflect such change of control or (iv) cause the options then outstanding to be assumed, or new options substituted therefore, by the surviving corporation in such change. Our SARs agreements allow awards to automatically accelerate upon a change of control, subject in all cases to the Committee's authority to, among other actions, adjust such awards or cause them to be assumed by the surviving corporation in such change (as described above). In addition, our PCS and RSU grant agreements provide that upon a change of control, as soon as practicable following the end of the applicable three-year performance period or vesting schedule, we must deliver to the named executive officer the number of shares that coincides with the target award for each outstanding grant of PCS and RSUs.
Disability or Death
If one of the named executive officers were to become disabled or die, the vesting of any unvested stock options and SARs granted before the date of such event may be accelerated in the Committee's sole discretion. In addition, he or she would receive a pro rata proportion of the shares of common stock that would have been issued under any award of PCS or RSUs. The pro rata proportion is determined based on the number of calendar months in the performance period during which he or she was employed, divided by 36 months (the total number of months in the three-year performance period). To the extent that the transfer of one of the named executive officers' stock options and SARs is permitted at death by the Flexible Stock Plan or under another agreement, (i) the named executive officer's stock options and SARs shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (ii) upon the death of the named executive officer, such beneficiary shall succeed to the rights of the deceased to the extent permitted by law and the Flexible Stock Plan. If no such designation of a beneficiary has been made, the named executive officer's legal representative shall succeed to the options and SARs, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by the Flexible Stock Plan or under another agreement.
Retirement
Upon the retirement (as defined below) of a named executive officer, unvested stock options, SARs, PCS, and RSUs will vest 100% in accordance with the vesting schedule and provision specified in the respective grant agreement(s). Due to the number of factors that affect the nature, amount and timing of the vesting and exercise of stock options or SARs, or the actual award following a PCS performance period, the number of shares paid to or received by the named executive officer may differ and are indeterminable until actually realized.
The named executive officers may participate in deferred compensation plans that permit deferral of certain compensation. They may also participate in our defined contribution and defined benefit retirement plans. The last column of the table under "Nonqualified Deferred Compensation in 2024" reports each named executive's aggregate balance as of December 31, 2024, under each nonqualified deferred compensation or defined contribution plan. The named executive officers are entitled to receive the amount in their deferred compensation account upon termination of employment or reaching a certain date selected by the executive at the time when they elect to defer compensation. The table under "Compensation Tables - Pension Benefits in 2024" describes the general terms of each pension plan in which the named executive officers participate, the years of credited service and the present value of each named executive officer's accumulated pension benefit.

Definitions
"Change of Control" is defined in our Flexible Stock Plan and, for this discussion, means (i) the acquisition, without Board approval, of more than 20% of the Company's outstanding common shares through a tender offer, exchange offer or otherwise, (ii) the Company's liquidation or dissolution following a sale or other disposition of all or substantially all of our assets, (iii) a merger or consolidation involving the Company which results in the Company not being the surviving corporation or (iv) a change in the majority of the members of the Board during any two-year period not approved by at least two-thirds of the directors who were members at the beginning of the two-year period. "Item 3 - Approval of Amended and Restated Flexible Stock Plan" proposes a new definition of change of control. See "Description of Additional Plan Provisions" under "Item 3" for additional information.
"Retirement" is defined in the respective equity incentive grant agreements and means termination of employment status after the participant has attained a combination of age and years of service that equals at least 65; provided that the minimum number of years of service credited is five and the maximum number of years of service credited for purposes of this calculation shall be ten. Thus, Mr. Larson is the only named executive officer who satisfies the definition and is eligible for the benefits above associated with retirement as of December 31, 2024.
The following table provides the value of equity awards that could accelerate and become exercisable or vested upon the occurrence of a change of control or if the named executive officer had become disabled or died as of December 31, 2024. The value calculations are based upon our closing stock price as of the last business day of 2024 ($213.63) and in the case of options reflect the payment of the respective option exercise price.
Value of Equity Awards Upon Certain Events

Name	Change of Control[1]		Disability or Death
	Options/SARs	PCS/RSU (full award at target)	Options/SARs	PCS/RSU (pro rata)
Tony Cheng	$1,009,520	$7,728,706	$1,009,520	$3,362,669
Axel André	$—	$1,564,199	$—	$329,361
Todd C. Larson	$766,164	$4,260,424	$766,164	$2,249,949
Leslie Barbi	$543,739	$2,780,821	$543,739	$1,442,671
Ronald Herrmann	$415,128	$4,128,399	$415,128	$2,475,401
Mark Brooks	$47,741	$2,162,790	$47,741	$1,202,404
[1]Payment upon a change of control is subject, in all cases, to the Committee's authority to, among other actions, adjust such awards or cause them to be assumed by the surviving corporation in such change (as described above).

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K (the "pay versus performance rules"), we are providing information showing the relationship between executive compensation actually paid (as defined in the SEC rules) and the Company's financial performance. The Committee did not consider this disclosure when making compensation decisions. Further information about how we align executive compensation with Company performance can be found above under "Compensation Discussion and Analysis." For purposes of the disclosure below:
•Mr. Cheng was the Company's principal executive officer during 2024 ("PEO"), and Anna Manning was the Company's PEO for years prior to 2024;

•"Compensation Actually Paid" ("CAP") adheres to the requirements set forth in Regulation S-K Item 402(v), which differs from the calculation methodology used to prepare the Summary Compensation Table and also does not reflect the actual amount of compensation earned by or paid to Mr. Cheng or our other named executive officers during the applicable year;
•"TSR" is total shareholder return;
•The peer group used to calculate Peer Group TSR is the S&P Life & Health Insurance sub-index; and
•Trailing 12-month adjusted operating return on equity is the Company-selected performance measure.

Pay Versus Performance Table
Year	Summary Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2,8]	Average Summary Compensation Table Total for Non-PEO Named Executive Officers[3]	Average Compensation Actually Paid to Non-PEO Named Executive Officers[4,8]	Value of initial fixed $100 investment based on:		Net Income[7] (millions)	Company-Selected Performance Measure: Trailing 12 Month Adjusted Operating Return on Equity[7]
					TSR[5]	Peer Group TSR[6]
2024	$11,455,249	$15,789,113	$4,252,819	$6,160,091	$146.97	$171.87	$717	13.8%
2023	$13,534,431	$20,003,838	$4,685,824	$5,914,312	$109.37	$142.87	$902	14.5%
2022	$11,354,662	$19,808,104	$3,114,364	$4,238,584	$93.97	$136.53	$623	10.3%
2021	$16,109,515	$9,495,022	$3,249,851	$2,356,848	$70.64	$123.73	$617	0.8%
2020	$9,044,233	$(2,529,957)	$2,491,515	$420,220	$72.98	$90.52	$415	5.7%
[1]The dollar amounts reported for Mr. Cheng for 2024 under "Summary Compensation Table Total" is the amount of total compensation reported in the "Total" column of the Summary Compensation Table as reflected on page 68. Mr. Cheng became CEO on January 1, 2024. Compensation figures for the years 2020-2023 represent the compensation for Ms. Manning, our prior CEO.

[2]The dollar amounts reported for Mr. Cheng for 2024 under "Compensation Actually Paid" represent the amount of compensation actually paid to Mr. Cheng as computed in accordance with Item 402(v) of Regular S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Cheng during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Cheng's total compensation for each year to determine the compensation actually paid. See "Compensation Actually Paid to PEO" table below for additional information.

[3]The dollar amounts reported under "Average Summary Compensation Total" for non-PEO NEOs represent the average of the amounts reported for the Company's named executive officers ("NEOs") as a group (excluding any individual serving as our CEO for such year) in the "Total" column of the Summary Compensation Table in each applicable year. The names of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Axel André, Todd Larson, Leslie Barbi, Ronald Herrmann and Mark Brooks, (ii) for 2022 and 2023, Todd Larson, Tony Cheng, Leslie Barbi and Ronald Herrmann; (iii) for 2021, Todd Larson, Tony Cheng, Leslie Barbi, Ronald Herrmann and Alain Néemeh; and (iv) for 2020, Todd Larson, Tony Cheng, Leslie Barbi, Alain Néemeh and John Laughlin.

[4]The dollar amounts reported under "Average Compensation Actually Paid" for non-PEO NEOs represent the average amount of compensation actually paid to the NEOs as a group (excluding the CEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEOs' total compensation for each year to determine the compensation actually paid. See "Compensation Actually Paid to non-PEO NEOs" table below for additional information.

[5]Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement of dividends for the measurement period, assuming dividend reinvestment and the difference between the Company's share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.

[6]Represents the weighted peer group TSR, weighted according to the respective companies' stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P Life & Health Insurance sub-index.

[7]See "Use of Non-GAAP Financial Measures" on page 94 for reconciliations from GAAP figures to adjusted operating figures.
[8]The assumptions used in calculating the fair value of the equity awards did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table, except that the fair value calculations of (i) the options granted on or between March 11, 2021 and July 24, 2024 used an estimated term between 1.5 years and 5.7 years in FY24, as compared to an estimated term of 6.00 years to 6.25 years used to calculate the grant date fair value of such awards, and (ii) the FY22-24 PSU assumed a payout above target, the FY23-25 PSU assumed a payout above target, and the FY24-26 PSU assumed a payout at target in FY24 in each case as compared to the grant date fair value calculations which assumed a payout at target.

Compensation Actually Paid to PEO
PEO
2024
Total Compensation as reported in Summary Compensation Table ("SCT")	$11,455,249
Minus Pension values reported in SCT	157,942
Minus Fair value of equity awards granted during fiscal year	6,175,015
Plus Pension value attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	157,942
Plus Fair value of equity compensation granted in current year - value at end of year-end	6,557,562
Plus Fair value of equity compensation granted in current year - vesting date value	547,100
Plus Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	705,987
Plus Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	2,698,230
Plus Dividends or other earnings paid on stock or options awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—
Plus Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—
Compensation Actually Paid to PEO	$15,789,113

Compensation Actually Paid to Non-PEO NEOs
Non-PEO NEO Averages
2024
Total Compensation as reported in Summary Compensation Table ("SCT")	$4,252,819
Minus Pension values reported in SCT	136,976
Minus Fair value of equity awards granted during fiscal year	1,722,155
Plus Pension value attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	136,976
Plus Fair value of equity compensation granted in current year - value at end of year-end	1,638,075
Plus Fair value of equity compensation granted in current year - vesting date value	238,397
Plus Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	603,600
Plus Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	1,149,355
Plus Dividends or other earnings paid on stock or options awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—
Plus Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—
Average Compensation Actually Paid to non-PEO NEOs	$6,160,091

Financial Performance Measures
As described above under "Compensation Discussion and Analysis," the philosophy and objectives of our executive compensation programs include creating incentives that will focus executives on, and reward for increasing long-term shareholder value and aligning the long-term financial interests of our executives with those of our shareholders. As explained in "Compensation Discussion and Analysis," the most important financial measures used by the Company to link compensation actually paid (as defined by SEC rules) to the Company's named executive officers for the most recently completed fiscal year to the Company's performance are:
•Trailing 12 Month Adjusted Operating Return on Equity;
•Adjusted Earnings per Share;
•New Business Embedded Value; and
•Book Value per Share, excluding AOCI
Analysis of Pay versus Performance Table Information
As described in "Compensation Discussion and Analysis" above, the Company uses several measures to align executive compensation with Company performance. Not all of such measures are presented in the Pay versus Performance table above. Additionally, as discussed in "Compensation Discussion and Analysis," the Company's executive compensation philosophy generally seeks to incentivize long-term performance. Therefore, the Company does not specifically align performance measures with compensation that is actually paid (as defined by SEC rules) for any single year. In accordance with Item 402(v) of Regulation S-K, we are providing the following graphical descriptions showing certain information presented in the table above.

*TSR figures represent cumulative amount of $100 invested in Company common stock on January 1, 2020.

†See "Use of Non-GAAP Financial Measures" on page 94 for reconciliations from GAAP figures to adjusted operating figures.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (the "pay ratio rules"), we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Cheng, our CEO during 2024. This regulation requires the Company to identify our median employee by using consistently applied compensation measures and then determine the ratio of our CEO's total annual compensation to the compensation of this employee. The pay ratio information included in this disclosure is a reasonable estimate calculated in a manner consistent with the pay ratio rules.
The pay ratio rules permit the use of a determined median employee for up to three years, unless there has been a meaningful change to the Company's employee population, or a change in employee compensation arrangements such that the Company believes would result in a significant modification to the pay ratio disclosure.
As a result of the increase in our employee population, we determined that it was appropriate to select a new median employee for the CEO pay ratio calculation. This median employee was selected from those individuals whose compensation is determined by the Company, which includes all of our regular employees, temporary fixed-term employees, temporary student employees, interns and co-op employees who were working for the Company on October 31, 2024. As of October 31, 2024, there were 4,210 individuals working for the parent company and consolidated subsidiaries worldwide.

We used base salary and ABP payments to calculate our median employee, as these compensation measures apply consistently to all employees, across all locations of our employee population. The base salary of any permanent full-time employee who did not work the full year was annualized. We did not make any cost-of-living adjustments for non-U.S. employees in determining each employees' annual compensation. For foreign employees, a year-to-date average exchange rate was used for base salary and the spot rate for March 1, 2024 was used for the ABP payment.
We combined all of the elements of the median employee's compensation for 2024, in accordance with the requirements of the pay ratio rules, resulting in annual total compensation of $149,975. The annual total compensation of our CEO as reported in the Summary Compensation Table included in this Proxy Statement, was $11,455,249 in 2024. Based on this information, for 2024 the ratio of the annual total compensation of our CEO as compared to our median employee was 76:1.

STOCK OWNERSHIP

Beneficial Ownership Table
The following table sets forth, as of December 31, 2024, except to the extent indicated otherwise in the footnotes, certain information with respect to: (1) each person known by us to be the beneficial owner of 5% or more of our outstanding common stock and (2) the ownership of common stock by (i) each of our directors and nominees, (ii) each of our named executive officers and (iii) all directors, nominees and executive officers as a group.
Beneficial Ownership as of December 31, 2024

Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
Significant Shareholders
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	7,608,080[3]	11.50%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,286,181[4]	11.06%
FMR LLC 245 Summer Street Boston, MA 02210	5,575,253[5]	8.46%
Directors, Nominees and Named Executive Officers:
Non-Employee Directors
Pina Albo	1,072	*
Michele Bang	—	*
John J. Gauthier	9,537[6]	*
Patricia L. Guinn	9,970	*
Hazel M. McNeilage	527	*
George Nichols III	2,352	*
Stephen O'Hearn (Chair)	—	*
Alison Rand	602	*
Shundrawn Thomas	3,454	*
Khanh T. Tran	1,072	*
Steven C. Van Wyk	989	*
Named Executive Officers
Tony Cheng	69,019[7]	*
Axel André	2,518[8]	*
Todd C. Larson	117,256[9]	*
Leslie Barbi	39,301[10]	*
Ronald Herrmann	15,094[11]	*
Mark Brooks	1,149[12]	*
All directors and executive officers as a group (23 persons)	422,344[13]	0.64%
*Less than 1%.

1.    For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days. For computing the percentage of the class of securities held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as the shares of common stock underlying fully vested stock options or SARs) are deemed to be outstanding for the purposes of computing the percentage ownership of such person or group but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or group. No director, nominee or named executive officer owns more than 1% of our outstanding common stock.
2.    Unless otherwise indicated, each named person has sole voting and investment power over the shares listed as beneficially owned and none of the shares listed are pledged as security.
3.     As reported on Schedule 13G/A filed January 30, 2024, Blackrock, Inc. and funds and accounts managed by Blackrock, Inc. and its subsidiaries have sole voting power over 7,086,528 shares and sole dispositive power over 7,608,080 shares.
4.    As reported on Schedule 13G/A filed February 13, 2024, The Vanguard Group, Inc. and its affiliates have shared voting power over 29,221 shares, shared dispositive power over 99,849 shares, and sole dispositive power over 7,186,332 shares.
5.    As reported on Schedule 13G/A filed February 9, 2024, FMR LLC and its affiliates have sole voting power over 5,383,771 shares and dispositive power over 5,575,253 shares.
6.    Mr. Gauthier has joint ownership and shares voting and investment power with his spouse over all shares of common stock.
7.    Includes for Mr. Cheng 45,888 shares of common stock subject to restricted share units and/or SARs that are exercisable within 60 days.
8.    Includes for Mr. André 2,518 shares of common stock subject to restricted share units and/or SARs that are exercisable within 60 days.
9.    Includes for Mr. Larson 68,819 shares of common stock subject to restricted share units and/or SARs that are exercisable within 60 days. Mr. Larson shares voting and investment power for 4,928 shares with his spouse.
10.    Includes for Ms. Barbi 33,906 shares of common stock subject to restricted share units and/or SARs that are exercisable within 60 days.
11.    Includes for Mr. Herrmann 11,772 shares of common stock subject to restricted share units and/or SARs that are exercisable within 60 days.
12.    Includes for Mr. Brooks 1,149 shares of common stock subject to restricted share units and/or SARs that are exercisable within 60 days.
13.    Includes 259,118 shares of common stock subject to stock options, restricted share units and/or SARs that are exercisable within 60 days.

Other Securities Ownership Information
Director Stock Retention Policy
Our director stock retention policy provides that, subject to certain exceptions for tax obligations and estate planning purposes, a non-employee member of the Board may not transfer any shares of the Company's common stock which he or she received as compensation for service on the Board until the value of the total shares held by the director equals or exceeds five times the amount of the annual cash retainer paid to such director.
Directors' Phantom Shares
Non-employee directors may elect to receive phantom shares by deferring all or a portion of their annual compensation (including the stock portion). A phantom share is a hypothetical share of our common stock based upon the fair market value of the common stock at the time of the grant. Directors may elect to receive distributions of deferred shares after five or seven years or at retirement pursuant to a post-deferral election. Distributions can be either via shares or cash and may be paid as a single payment or in five substantially similar annual installments.
Directors with phantom shares will earn dividend equivalents on each performance unit credited to and accumulated under their account. "Dividend Equivalents" means a dollar amount equal to the cash dividend that such director would have been entitled to receive if the director had been the owner, on the record date for a dividend paid on the Company's common stock, of a number of shares of common stock equal to the number of performance units then properly credited to and accumulated under the director's phantom share account.
Since phantom shares can be distributed in cash instead of stock, they are not included as shares beneficially owned by the directors under the Beneficial Ownership Table disclosed above. Several directors have elected to participate in the deferral option and the following table illustrates their accumulated phantom share balance as of December 31, 2024:

Phantom Share Ownership
Name	Phantom Shares
Pina Albo	8,712
Michelle Bang	1,378
Patricia L. Guinn	2,019
Hazel M. McNeilage	7,429
George Nichols III	1,378
Stephen O'Hearn	6,028
Shundrawn Thomas	784
Khanh Tran	1,544
Steven C. Van Wyk	11,119
Executive Stock Ownership Guidelines
To further align the interests of our management and our shareholders, our executive stock ownership guidelines provide that our senior executives should hold a specified number of shares of Company stock, expressed as a multiple of such executives' base salary. For 2024, these guidelines were as follows:

Ownership Guidelines
Position	Share Ownership Requirement
President and Chief Executive Officer	8x Base Salary
Executive Vice President	2x - 5x Base Salary
Senior Vice President	1x - 2x Base Salary
The number of shares includes only those shares of common stock that are directly or beneficially owned by the executive plus unvested RSUs discounted by a notional tax rate. Executives who are subject to the guidelines must retain the net shares (net of applicable taxes for PCS and RSU awards and, for SARs and stock options, net of exercise cost and taxes) from any SARs and stock option exercise or award of PCS or RSU until they satisfy the applicable stock ownership requirement.

As of December 31, 2024, Mr. Larson met his ownership requirement. Mr. Cheng's ownership requirement increased in 2023 and he does not currently meet the requirement. Mr. André, Ms. Barbi, Mr. Herrmann and Mr. Brooks joined RGA in July 2024, January 2020, November 2020, and September 2023 respectively, and have not had sufficient time to meet their stock ownership requirement.
Prohibitions against Short Sales, Hedging, Margin Accounts and Pledging
The Company's Insider Trading Policy (the "Policy") prohibits directors, executive officers, employees, and others from engaging in the following categories of transactions:
•short sales of Company securities;
•hedging or monetization transactions, including the use of prepaid variable forward contracts, equity swaps, collars, and exchange funds;
•holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan; and
•transactions in publicly-traded options, including puts, calls or other derivative securities in relation to Company securities.
In addition, the Policy strongly discourages the use of standing or limit orders on Company securities. The Policy's restrictions are intended to prevent a misalignment of interests with the Company's shareholders or the appearance of such a misalignment.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received or that were filed with the SEC, or written representations from certain reporting persons, we believe that all our directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2024.
Other Matters

Audit Committee Report
The Audit Committee has reviewed and discussed our 2024 audited financial statements with Company executives. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed as required by auditing standards of the Public Company Accounting Oversight Board ("PCAOB"), SEC Rule 2-07 of Regulation S-X, Statement of Auditing Standards ("SAS") No. 114, "The Auditor's Communication With Those Charged With Governance." The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB Rule 3526, and has discussed with those accountants their independence. Based on those reviews and discussions, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Patricia L. Guinn, Chair
Michele Bang
Alison Rand
Khanh T. Tran
Steven C. Van Wyk

Proxy Solicitation
The solicitation will primarily be by Internet and mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by directors, officers or employees of the Company in person, or by telephone or other electronic means of communication. To aid in the solicitation of proxies, we have retained MacKenzie Partners, which will receive a fixed fee of approximately $15,000, in addition to the reimbursement of out-of-pocket expenses, for its performance of certain administrative services related to the solicitation. MacKenzie Partners will not make any recommendation to the shareholders regarding the approval or disapproval of any voting matters.

Other Business
The Board is not aware of any business other than the matters described in this Proxy Statement to be presented at the Annual Meeting. To the extent any matters not known at this time may properly come before the Annual Meeting, absent instructions to the contrary, the enclosed proxy will confer discretionary authority with respect to such other matters and it is the intention of the persons named in the proxy to vote in accordance with their judgement on such matters.
Questions and Answers about the Annual Meeting
Who is asking for my vote and why?
The RGA Board is soliciting proxies for use at the Annual Meeting of shareholders to be held on May 21, 2025, and any adjournments or postponements of the meeting. The Annual Meeting will only be held if there is a quorum, which means that a majority of the outstanding common stock entitled to vote is represented at the Annual Meeting by proxy or in person. To ensure that a quorum is present, the Board asks that you vote before the Annual Meeting, which allows your RGA stock to be represented at the meeting.
Who can vote at the Annual Meeting and how many votes do I have?
If you were a holder of record of Company common stock at the close of business on April 4, 2025, you are eligible to vote at the 2025 Annual Meeting. For each matter presented for vote, you have one vote for each share you own.
How do I vote?
Your vote is important. Please cast your vote as soon as possible using one of the following methods.
By Telephone or Internet. All shareholders of record also can vote by touchtone telephone within the U.S., U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares and to confirm that their instructions have been recorded properly.

You can vote via the Internet (www.proxyvote.com) or via telephone by calling 1-800-690-6903 by 11:59 p.m., Eastern Time, on May 20, 2025.
By Written Proxy. All shareholders of record can vote by written proxy card. If you received a proxy card or voting instruction form in the mail, you may vote by completing, signing, dating and returning your proxy card in the return envelope provided to you in accordance with the instructions provided with the proxy card. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board.
At the Meeting. All shareholders of record may vote at the meeting. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible. The proxy committee will vote your shares according to your directions.
Can I change my vote?
There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting:
•Vote again by telephone or at the Internet website.
•Mail a revised proxy card or voting instruction form that is dated later than the prior one.
•Vote at the Annual Meeting.
•Notify the Company's Corporate Secretary in writing that a prior proxy is revoked or voting instructions are changed.
Please note that for your vote to be counted, the revocation or change must be received by 11:59 p.m., Eastern Time, on May 20, 2025.
Are the votes kept confidential?
All proxies, ballots and voting instruction forms are handled on a confidential basis to protect your voting privacy. This information will be disclosed only to those tabulating the vote, unless there is a proxy contest if the shareholder authorizes disclosure to defend legal claims or as otherwise required by law. Comments written on your proxy, ballot or voting instruction form are not confidential.
What is a Broker Non-Vote?
A "broker non-vote" occurs when a broker submits a proxy for the meeting with respect to a discretionary matter but does not vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters. Under NYSE rules, the proposal to ratify the appointment of independent auditors is considered a "discretionary" item. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. In contrast, all of the other proposals set forth in this Proxy Statement are "non-discretionary" items—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.
If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the outcome of the vote with regard to such matters. Please note that brokers cannot vote uninstructed shares on your behalf in director elections or with regard to executive compensation matters. For your vote to be counted, you must submit your voting instruction form to your broker.
How are proxies solicited, and who pays for the solicitation of proxies?

Soliciting a proxy is the outreach to obtain the authorization of shareholders to vote on their behalf at a shareholder meeting. The Company pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board by mail, telephone and other electronic means or in person.
How do I comment on Company business?
We collect comments from the proxy card if you vote by mailing the proxy card. You may also mail comments to our Corporate Secretary at our corporate headquarters. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns.
Where can I find additional information about the Company?
The Company's website, www.rgare.com, contains additional information about the Company, including:
•This Proxy Statement and our 2024 Annual Report to Shareholders;
•Our Code of Conduct, the Directors' Code of Business Conduct and Ethics and our Financial Management Code of Professional Conduct;
•Our Board's Corporate Governance Guidelines and charters for the Audit, Cybersecurity and Technology, Human Capital and Compensation, Investment, Nominating and Governance and Risk Committees. The committee charters include a detailed description of the roles and responsibilities of each committee;
•The process by which interested parties and shareholders can communicate with our directors and the Board; and
•Additional financial information can be found in the Quarterly Financial Supplements on the Investor Relations portion of our website.
Information on our website does not constitute part of this Proxy Statement.
You may also write us at our corporate headquarters, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017, to receive the following information, without charge:

Additional Information
Shareholder Request	RGA Contact
A copy of any of the codes of conduct or governance documents described above	Investor Relations
A copy of our Articles of Incorporation, Bylaws, this Proxy Statement, form of proxy card and our Annual Report to Shareholders	Corporate Secretary
Interested parties and shareholders may communicate directly with our Chair of the Board	General Counsel
Where can I find the results of the Annual Meeting?
Voting results will be disclosed in a Current Report on Form 8-K filed with the SEC within four business days following the 2025 Annual Meeting.
What is "Householding" of proxy materials?
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if your household currently receives multiple copies and would like to participate in householding in the future, please notify your broker.
How do I submit shareholder proposals or director nominations for the 2026 Annual Meeting?
Shareholder proposals submitted under the process prescribed by the SEC pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at the 2026 Annual Meeting must be received by us by December 11, 2025, for inclusion in our Proxy Statement relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable SEC rules and regulations governing Rule 14a-8 shareholder proposals.
Additionally, our Bylaws include proxy access provisions which permit any shareholder, or group of up to 20 shareholders, owning at least three percent (3%) of the Company's outstanding stock continuously for at least three (3) years, to nominate and include in the Company's annual meeting proxy materials director nominees constituting up to two directors or 20% of the Board, whichever is greater, provided that the shareholders and nominees satisfy the requirements specified in our Bylaws. These provisions require that notice of any proxy access nomination be given to the Company not less than 120 nor more than 150 days prior to the anniversary of the date we commenced mailing of our proxy materials in connection with our most recent annual meeting of shareholders. Accordingly, with respect to our 2026 Annual Meeting, notice of any proxy access nomination must be provided to us no earlier than November 11, 2025, and no later than December 11, 2025. Any such notice made pursuant to these proxy access provisions must include the information and documents set forth in, and otherwise comply with, our Bylaws.
Further, in the event that any shareholder desires to propose business or nominate any director in connection with our 2026 Annual Meeting that is not submitted for inclusion in the Proxy Statement related to such annual meeting pursuant to Rule 14a-8 or our proxy access director nomination provisions (each as described above), any such shareholder must provide timely notice of such business or nomination in accordance with the advance notice provisions of our Articles of Incorporation and Bylaws. Under our Articles of Incorporation, any such notice must be given to the Company not less than 60 days nor more than 90 days prior to our annual meeting of shareholders (provided that we have provided at least 70 days' prior notice or public disclosure of the date of such annual meeting). We currently anticipate that our 2026 Annual Meeting will be held on May 20, 2026. Accordingly, any notice of such business or director nomination with respect to our 2026 Annual Meeting must be provided to us no earlier than February 19, 2026, and no later than March 21, 2026. In addition, any proposal of such business or director nomination must include the information and documents set forth in, and otherwise comply with, our Articles of Incorporation and Bylaws. Further, shareholders making any such director nomination who intend to solicit proxies in accordance with the SEC's universal proxy rules for director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than April 1, 2026, and otherwise comply with Rule 14a-19 (which requirements under Rule 14a-19 are in addition to the requirements under our Articles of Incorporation and Bylaws as described above).
In the event that any shareholder proposes business or makes a director nomination pursuant to the advance notice provisions set forth in our Articles of Incorporation and Bylaws, the shareholder proposing business or making a nomination (or a qualified representative of the shareholder) must appear at the applicable meeting of shareholders to present such business or nomination for it to be considered.
The Board or the presiding officer at the Annual Meeting may reject any director nominations or proposals that are not made in accordance with our Articles of Incorporation and Bylaws, or that are not a proper subject for shareholder action in accordance with applicable law. In addition, the foregoing time limits apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Any notices in connection with proposing business or director nominations as described above must be given to our Secretary at our corporate headquarters.
Consistent with our Corporate Governance Guidelines, the Nominating and Governance Committee will consider shareholder nominations for directors who meet the notification, timeliness, consent, information and other requirements set forth in our Articles of Incorporation and Bylaws. The Committee makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations referred to above are followed. Potential candidates for nomination as directors must provide written information about their qualifications and participate in interviews conducted by individual Board members, including the Board chair and relevant committee chairs. Candidates are evaluated using the criteria adopted by the Board to determine their qualifications based on the information supplied by the candidates and information obtained from other sources. The Nominating and Governance Committee will recommend candidates to the Board for election as directors for approval, only if the Committee determines, in its judgment, that they have the specific minimum qualifications described above.
Cautionary Note Regarding Forward-Looking Statements

    This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws including, among others, statements relating to projections of the future operations, strategies, earnings, revenues, income or loss, ratios, financial performance, and growth potential of Reinsurance Group of America, Incorporated (the "Company"). Forward-looking statements often contain words and phrases such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "if," "intend," "likely," "may," "plan," "potential," "pro forma," "project," "should," "will," "would," and other words and terms of similar meaning or that are otherwise tied to future periods or future performance, in each case in all derivative forms. Forward-looking statements are based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements are not a guarantee of future performance and are subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance, and achievements could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.
Factors that could also cause results or events to differ, possibly materially, from those expressed or implied by forward-looking statements, include, among others: (1) adverse changes in mortality, morbidity, lapsation or claims experience, (2) inadequate risk analysis and underwriting, (3) adverse capital and credit market conditions and their impact on the Company's liquidity, access to capital, and cost of capital, (4) changes in the Company's financial strength and credit ratings and the effect of such changes on the Company's future results of operations and financial condition, (5) the availability and cost of collateral necessary for regulatory reserves and capital, (6) requirements to post collateral or make payments due to declines in the market value of assets subject to the Company's collateral arrangements, (7) action by regulators who have authority over the Company's reinsurance operations in the jurisdictions in which it operates, (8) the effect of the Company parent's status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, (9) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company's current and planned markets, (10) the impairment of other financial institutions and its effect on the Company's business, (11) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (12) market or economic conditions that adversely affect the value of the Company's investment securities or result in the impairment of all or a portion of the value of certain of the Company's investment securities that in turn could affect regulatory capital, (13) market or economic conditions that adversely affect the Company's ability to make timely sales of investment securities, (14) risks inherent in the Company's risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (15) the fact that the determination of allowances and impairments taken on the Company's investments is highly subjective, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of U.S. sovereign debt and the credit ratings thereof, (17) the Company's dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers, and others, (18) financial performance of the Company's clients, (19) the threat of natural disasters, catastrophes, terrorist attacks, pandemics, epidemics, or other major public health issues anywhere in the world where the Company or its clients do business, (20) competitive factors and competitors' responses to the Company's initiatives, (21) development and introduction of new products and distribution opportunities, (22) execution of the Company's entry into new markets, (23) integration of acquired blocks of business and entities, (24) interruption or failure of the Company's telecommunication, information technology, or other operational systems, or the Company's failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data and intellectual property stored on such systems, (25) adverse developments with respect to litigation, arbitration, or regulatory investigations or actions, (26) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (27) changes in laws, regulations, and accounting standards applicable to the Company or its business, including Long-Duration Targeted Improvement accounting changes, and (28) other risks and uncertainties described in this document and in the Company's other filings with the Securities and Exchange Commission ("SEC").
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect the Company's business, including those mentioned in this document and described in the periodic reports the Company files with the SEC. These forward-looking statements speak only as of the date on which they are made. The Company does not undertake any obligation to update these forward-looking statements, even though the Company's situation may change in the future, except as required under applicable securities law. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to see Item 1A – "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, as may be supplemented by Item 1A – "Risk Factors" in the Company's subsequent Quarterly Reports on Form 10-Q and in our other periodic and current reports filed with the SEC.
Use of Non-GAAP Financial Measures

Reinsurance Group of America, Incorporated (the "Company") discloses certain financial measures that are not determined in accordance with U.S. GAAP. The Company principally uses such non-GAAP financial measures in evaluating performance because the Company believes that such measures, when reviewed in conjunction with relevant U.S. GAAP measures, present a clearer picture of our operating performance and assist the Company in the allocation of its resources. The Company believes that these non-GAAP financial measures provide investors and other third parties with a better understanding of the Company's results of operations, financial statements and the underlying profitability drivers and trends of the Company's businesses by excluding specified items which may not be indicative of the Company's ongoing operating performance and may fluctuate significantly from period to period. These measures should be considered supplementary to the Company's financial results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way the Company calculates such measures. Consequently, the

Company's non-GAAP financial measures may not be comparable to similar measures used by other companies.
The following non-GAAP financial measures are used in this document or in other public disclosures made by the Company from time to time:
1.Adjusted operating income, on a pre-tax and after-tax basis, and adjusted operating income per diluted share. The Company uses these measures as a basis for analyzing financial results because the Company believes that such measures better reflect the ongoing profitability and underlying trends of the Company's continuing operations. Adjusted operating income is calculated as net income available to the Company's shareholders (or, in the case of pre-tax adjusted operating income, income before income taxes) excluding, as applicable:
•substantially all of the effect of net investment related gains and losses;
•changes in the fair value of embedded derivatives;
•changes in the fair value of contracts that provide market risk benefits;
•non-economic losses at contract inception for direct pension risk transfer single premium business (which are amortized into adjusted operating income within claims and other policy benefits over the estimated lives of the contracts);
•any net gain or loss from discontinued operations;
•the cumulative effect of any accounting changes;
•the impact of certain tax-related items; and
•any other items that the Company believes are not indicative of the Company's ongoing operations as such items can be volatile and may not reflect the underlying performance of the Company's business. In addition, adjusted operating income per diluted share is calculated as adjusted operating income divided by weighted average diluted shares outstanding. These measures also serve as a basis for establishing target levels and awards under the Company's management incentive programs.
Adjusted operating income (loss) before income taxes, when presented at a segment level, is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments, and will be presented in our financial statement footnotes beginning with the Company's annual report on Form 10-K to be filed for the fiscal year ended December 31, 2024 in accordance with ASC 280 – "Segment Reporting." Adjusted operating income (loss) before income taxes, when presented on a consolidated basis, is a non-GAAP financial measure.
2.Adjusted operating income (on a pre-tax and after-tax basis), excluding notable items, and adjusted operating income per diluted share, excluding notable items. Notable items are items the Company believes may not be indicative of its ongoing operating performance which are excluded from adjusted operating income to provide investors and other third parties with a better understanding of the Company's results. Such items may be unexpected, unknown when the Company prepares its business plan or otherwise. Notable items presented include the financial impact of the Company's assumption reviews.
3.Adjusted operating revenue. This measure excludes the effects of net realized capital gains and losses, and changes in the fair value of certain embedded derivatives.
4.Shareholders' equity position excluding the impact of accumulated other comprehensive income (loss) ("AOCI"), shareholders' average equity position excluding AOCI, and book value per share excluding the impact of AOCI. The Company believes that these measures provide useful information since such measures exclude AOCI-related items that are not permanent and can fluctuate significantly from period to period, and may not reflect the impact of the underlying performance of the Company's businesses on shareholders' equity and book value per share. AOCI primarily relates to changes in interest rates, credit spreads on its investment securities, future policy benefits discount rate measurement gains (losses), market risk benefits instrument-specific credit risk remeasurement gains (losses) and foreign currency fluctuations. The Company also discloses the following non-GAAP financial measures:
•Shareholders' average equity position excluding AOCI and B36, where B36 refers to the cumulative change in fair value of funds withheld embedded derivatives;
•Shareholders' average equity position excluding AOCI and notable items; and
•Shareholders' average equity position excluding AOCI, B36 and notable items.
5.Adjusted operating return on equity. This measure is calculated as adjusted operating income divided by average shareholders' equity excluding AOCI. Adjusted operating return on equity also serves as a basis for establishing target levels and awards under the Company's management incentive programs. The Company also discloses the following non-GAAP financial measures:
•Adjusted operating return on equity excluding AOCI and B36;
•Adjusted operating return on equity excluding AOCI and notable items, which is calculated as adjusted operating income excluding notable items divided by average shareholders' equity excluding notable items and AOCI; and
•Adjusted operating return on equity excluding AOCI, B36 and notable items.
Reconciliations of the foregoing non-GAAP financial measures (to the extent disclosed in this document) to the most comparable GAAP financial measures are provided in the Appendix at the end of this document. Except as otherwise noted herein, the non-GAAP figures and reconciliations presented herein reflect the Company's adoption of the Financial Accounting Standards Board's Accounting Standards Update No. 2018-12, "Targeted Improvements to the Accounting for Long-Duration Contracts" and related amendments ("LDTI"). For additional information regarding the Company’s adoption of LDTI, see Note 1 – "Business and Basis of Presentation" and Note 3 – "Impact of New Accounting Standard" in the notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

Reinsurance Group of America, Incorporated and Subsidiaries
Reconciliation of Non-GAAP Measures
(Dollars in millions)
(Unaudited)

Net income to adjusted operating income	Twelve Months Ended December 31
	2024	2023	2022
Net income available to RGA shareholders	$717	$902	$517
Reconciliation to adjusted operating income:
Realized (gains) losses, derivatives and other, included in investment related gains (losses), net	706	280	352
Market risk benefits remeasurement (gains) losses	(35)	(8)	8
Realized (gains) losses on funds withheld, included in investment income, net of related expenses	2	(4)	19
Embedded derivatives:
Included in investment related gains/losses, net	(92)	129	137
Included in interest credited	12	(5)	(42)
Investment (income) loss on unit-linked variable annuities	2	1	19
Interest credited on unit-linked variable annuities	(2)	(1)	(19)
Interest expense on uncertain tax provisions	1	—	—
Other	13	29	(63)
Uncertain tax positions and other tax related items	11	4	(5)
Net income attributable to noncontrolling interest	7	7	4
Adjusted operating income	1,342	1,334	927
Notable items	168	—	184
Adjusted operating income, excluding notable items	$1,510	$1,334	$1,111

Earnings per share	Twelve Months Ended December 31
	2024	2023	2022
Diluted earnings per share from adjusted operating income	$20.06	$19.88	$13.69
Earnings per share from net income:
Basic earnings per share	$10.90	$13.60	$7.73
Diluted earnings per share	$10.73	$13.44	$7.64
Weighted average number of common and common
equivalent shares outstanding (diluted)	66,880	67,117	67,703

Appendix A – Proposed Amended and Restated Flexible Stock Plan

REINSURANCE GROUP OF AMERICA, INCORPORATED
FLEXIBLE STOCK PLAN
As Amended and Restated Effective May ~~23, 2017 and amended May 19, 2021~~21, 2025

REINSURANCE GROUP OF AMERICA, INCORPORATED
FLEXIBLE STOCK PLAN
ARTICLE I
NAME AND PURPOSE
        1.1    Name. The name of this Plan is the “Reinsurance Group of America, Incorporated Flexible Stock Plan.”
        1.2    Purpose. The Company has established this Plan to attract, retain, motivate and reward Employees and other individuals, to encourage ownership of the Company’s Common Stock by Employees and other individuals, and to promote and further the best interests of the Company by granting equity and/or cash ~~and other~~ awards. The Plan is hereby amended and restated as provided herein.
ARTICLE II
DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION
        2.1    General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:
(a)Affiliate. Any ~~corporation that is a~~ Subsidiary of the Company ~~or a Subsidiary of a Parent and, for purposes other than the grant of ISOs,~~and any limited liability company, partnership, corporation, joint venture, or any other entity in which the Company or any such Subsidiary, directly or indirectly, owns ~~an~~a controlling equity interest. The term “controlling equity interest” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, by contract or otherwise.
(b)Agreement. A written (or electronic) contract entered into between the Company or an Affiliate and a Participant or, in the discretion of the Committee, a written (or electronic) certificate issued by the Company or an Affiliate to a Participant, in either case, containing or incorporating the terms and conditions of a Benefit in such form (not inconsistent with this Plan) as the Committee approves from time to time, together with all ~~amendments thereof, which amendments may be made unilaterally by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and are not required as a matter of law, or such other relevant written contract entered into between the Company or an Affiliate and a Participant and~~Modifications (as defined in Section 6.2 below) approved by the Committee in accordance with Section 6.2.
(c)Applicable Law. Any applicable law, rule, regulation and requirement, including Missouri law, U.S. federal, state or local law, any rule or regulation of the New York Stock Exchange, or any applicable law, rule or regulation of any other country or jurisdiction where Awards are granted under the Plan or Participants reside or provide services.

(d)Award. Any Cash Award or Equity Award, as applicable.
(e)~~(c)~~ Benefit. Any benefit granted to a Participant under the Plan.
(f)~~(d)~~ Board. The Board of Directors of the Company.
(g)~~(e)~~ Cash Award. A Benefit granted under Article XVIII of this Plan that is payable in the form of cash.
(h)Change of Control. The occurrence of one of the following:
(1)any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned Subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities by the Company in the ordinary course of business);
~~(f) Change of Control. The acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A “Related Entity” is the Parent, a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Parent, the Company or a Subsidiary.~~
(2)the consummation of any merger, consolidation, sale of assets or similar business combination transaction, or any combination of the foregoing transactions, other than any such transaction where the Company’s voting stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, a majority of the combined voting power of the then outstanding securities of the Company or any acquiring or surviving parent entity, as applicable, entitled to vote generally in the election of the directors of the Company or such acquiring or surviving parent entity immediately after such transaction; or
(3)during any period of 24 consecutive months, a majority of the members of the Board cease to be composed of individuals who are Continuing Directors (as defined below).
For purposes of this definition, “Continuing Directors” means, with respect to any period, any individuals (A) who were members of the Board on the first day of such period, (B) whose election or nomination to the Board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of the

Board, or (C) whose election or nomination to the Board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
(i)~~(g)~~ Code. The Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Any reference to the Code includes the regulations promulgated pursuant to the Code.
(j)~~(h)~~ Company. Reinsurance Group of America, Incorporated, a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.
(k)~~(i)~~ Committee. The Committee described in Section 5.1.
(l)~~(j)~~ Common Stock. Any class of the Company’s common stock or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in Section 3.3 or ARTICLE IX hereof.
(m)~~(k)~~ Effective Date. The date that the Plan, as amended and restated herein, is approved by the shareholders of the Company ~~which must occur within one year before or after approval by the Board~~.
(n)~~(l)~~ Employee. Any person employed as either a regular full-time employee or part-time employee by the Employer.
(o)~~(m)~~ Employer. The Company and all Affiliates.
(p)Equity Award. Any Options, SARs, Restricted Stocks. RSU, Stock-Based Awards, Performance Shares or other equity-based award granted under this Plan.
(q)~~(n)~~ Exchange Act. The Securities Exchange Act of 1934, as amended.
(r)~~(o)~~ Fair Market Value. The closing price of a Share on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date. If the Shares are not listed on the New York Stock Exchange, Fair Market Value shall be what the Committee determines in good faith to be 100% of the fair market value of a Share on that date. In the case of an ISO, if such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury, Fair Market Value shall be determined in accordance with said regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 3.3 and ARTICLE IX hereof.
(s)~~(p)~~ Fiscal Year. The taxable year of the Company which is the calendar year.
(t)~~(q)~~ ISO. An Incentive Stock Option as defined in Section 422 of the Code, or any successor to such section.
(u)~~(r)~~ NQSO. A Non-Qualified Stock Option, which is an Option that does not qualify as an ISO.

(v)~~(s)~~ Option. An option to purchase Shares granted under the Plan.
(w)Other Stock Based Award. An award under ARTICLE XIX that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.
(x)~~(t)~~ Parent. Any corporation that is a “parent corporation,” as that term is defined in Section 424(e) of the Code, or any successor provision.
(y)~~(u)~~ Participant. An individual who is granted a Benefit under the Plan. Benefits may be granted to Employees, consultants and independent contractors of the Company or ~~an~~any Affiliate, in the sole discretion of the Committee.
(z)Performance Criteria. The criteria, or any combination of criteria, that the Committee in its discretion selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for any performance period. Such criteria may include, without limitation, any of the criteria set forth on Annex A attached hereto, any other measure of Company performance, any individual performance criteria, and any other measure of performance selected by the Committee in its discretion.
(aa)Performance Goals. The targeted level of performance or other goals established in writing by the Committee in its discretion for any performance period based upon any one or more of the Performance Criteria, which may be expressed, without limitation, in terms of overall Company performance or the performance of a Subsidiary, division, business unit or an individual and may be stated, without limitation, in terms of absolute levels or relative to another company or companies or to an index or indices, or as a goal relative to performance in prior periods. At the time of the grant of a Performance Share, or at any time thereafter, the Committee may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specified corporate transactions, accounting or tax law changes, other unusual or nonrecurring events, and such other matters that the Committee determines is consistent with the intent thereof.
(bb)    ~~(v)~~ Performance Share.  ~~A Share awarded~~An Equity Award made to a Participant under ARTICLE ~~XVI of the Plan~~XVII.
(cc)    ~~(w)~~ Plan. The Reinsurance Group of America, Incorporated Flexible Stock Plan, as amended and restated herein, and all further amendments and supplements to it.
(dd)    ~~(x)~~ Restricted Stock. Shares issued under ARTICLE XV of the Plan.
(ee)    ~~(y)~~ RSU. A restricted stock unit, which ~~represents~~is an Equity Award made to a Participant under ARTICLE XVI representing the Participant’s right to receive a Share or cash equal to the Fair Market Value of one Share for each ~~RSU~~restricted stock unit held on the scheduled vesting date or other specified payment date.
(ff)    ~~(z)~~ Rule 16b-3. Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended, or any successor rule in effect from time to time.
(gg)    ~~(aa)~~ SEC. The Securities and Exchange Commission.

(hh)    ~~(bb)~~ Share. A share of Common Stock.
(ii)    ~~(cc)~~ SAR. A stock appreciation right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its ~~payment~~exercise as provided in Article XIV.
~~(dd) Stock Based Award. An award under ARTICLE XVIII that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.~~
(jj)    ~~(ee)~~ Subsidiary.  ~~Any corporation that is a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.~~With respect to any entity (the “Applicable Entity”), any entity of which 50% or more of its voting power or its equity securities or equity interests are owned directly or indirectly by the Applicable Entity.
        2.2    Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.
        2.3    Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to a Benefit, the provisions in the ARTICLE of the Plan which specifically provides for such Benefit shall control those in a different ARTICLE.
ARTICLE III
COMMON STOCK
        3.1    Number of Shares.  ~~The~~Subject to Section 3.3, the aggregate number of Shares which may be issued or sold under the Plan, or for which Options, SARs, Restricted Stock, RSUs, Performance Shares or ~~other~~Other Stock Based Awards may be granted under the Plan ~~shall be 16,460,077 Shares, determined as 1,500,000 Shares available on and after the~~, shall be equal to the sum of (A) 1,200,000 Shares newly authorized as of the Effective Date plus (B) the ~~14,960,077~~16,460,077 Shares that ~~were available~~have been authorized for issuance under the ~~terms of the~~ Plan prior to the Effective Date to the extent such Shares remain outstanding and available or become outstanding and available again hereunder (such sum, the “Share Reserve”). For clarity, the Share Reserve is a limit on the number of Shares that may be issued pursuant to this Plan. Such Shares may be authorized but unissued Shares (subject to payment of any required par value), Shares held in the treasury, or both.
        3.2    Reusage. If an Option or SAR expires or is terminated, surrendered or cancelled without having been fully exercised, if Restricted Stock, RSUs ~~or~~, Performance Shares or Other Stock Based Awards are forfeited, or if any other grant results in any Shares not being issued, the Shares covered by such Option or SAR, grant of Restricted Stock, RSUs, Performance Shares or ~~other grant~~Other Stock Based Awards, as the case may be, shall again be available for use under the Plan. In addition, Shares tendered or withheld in payment of the exercise price for an Option or SAR or in satisfaction of withholding taxes for any Benefit shall be available again for use under the Plan.
        3.3    Adjustments. If there is any change in the Common Stock of the Company by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the ~~Committee's~~Committee’s sole discretion, other similar or relevant event, in any such case as determined by the Committee to affect the Shares (any such event, a “Recapitalization Event”), then the number, kind and class of ~~shares~~Shares available for grants of Options, SARs, Restricted Stock, RSUs, Performance Shares and Other Stock Based Awards and the number, kind and class of shares subject to outstanding Options~~,~~ and SARs~~,~~ (including the exercise price thereof), and grants of Restricted Stock, RSUs ~~and~~, Performance Shares ~~which are not vested,~~ and Other Stock Based Awards, ~~and the price thereof, as applicable~~in each case that remain outstanding at such time, shall be appropriately adjusted by the Committee. The adjustment provisions of this Section 3.3 shall apply to individual limitations under the Plan (e.g., limitations on the number of shares covered by any type of Benefit in any ~~one~~calendar year ~~period~~).
        3.4    Exclusions from Share Limitation. The following will not be applied to reduce the Share ~~limitations of Section 3.1 above~~Reserve: (a) dividends or dividend equivalents paid in cash in connection with outstanding Benefits, (b) Benefits which by their terms may be settled only in cash, (c) any Shares subject to a Benefit under the Plan which Benefit is forfeited, cancelled, terminated, expires or lapses for any reason, and (d) Shares and any Benefits that are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as the result of a merger, consolidation, or acquisition of the employing company with or by the Company~~.~~, in any such case pursuant to this clause (d) to the extent permitted by Section 303A.08 of the NYSE Listed Company Manual (or any successor provision thereof) (any such Shares and Benefits, “Acquisition Substitute Awards”).
ARTICLE IV
ELIGIBILITY
        4.1    Determined By Committee. The Participants and the Benefits they receive under the Plan shall be determined solely by the Committee. In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Employer, including, without limitation, the performance of, or the refraining from the performance of, services.
ARTICLE V
ADMINISTRATION
        5.1    Committee. The Plan shall be administered by the Human Capital and Compensation Committee of the Board, its successor or such other committee as the Board may designate (the “Committee”). The members of the Committee shall be appointed by and shall serve at the pleasure of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee. The Committee may select one of its members as its ~~Chairman~~Chair and shall hold its meetings at such times and places as it may determine. A majority of the Committee’s members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by ~~a majority~~all of the members shall be fully as effective as if it had been ~~made by a majority vote~~taken at a meeting duly called and held.

        5.2    Authority. Subject to the terms of the Plan, the Committee shall have discretionary authority to:
(a)determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the time of all such grants;
(b)determine the terms, conditions, provisions and restrictions that may apply to each Benefit granted, which determinations of the terms, conditions, provisions and restrictions need not be uniform among all Participants;
(c)interpret and construe the Plan and all Agreements;
(d)prescribe, amend and rescind rules and regulations relating to the Plan;
(e)determine the content and form of all Agreements;
(f)determine all questions relating to Benefits under the Plan;
(g)make all determinations as to the right to Benefits under the Plan, including the authority to review and approve or deny Participant claims for benefits;
(h)maintain accounts, records and ledgers relating to Benefits;
(i)maintain records concerning its decisions and proceedings;
(j)employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable;
(k)take, at any time, any action permitted by Section 9.1 irrespective of whether any Change of Control has occurred or is imminent;
(l)do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan; and
(m)correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Benefit in the manner and to the extent it shall deem desirable.
All determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, including, without limitation, as to any adjustments pursuant to Section 3.3.
        5.3    Delegation. Except as required ~~by~~for compliance with Rule 16b-3 with respect to grants of Options, SARs, Restricted Stock, RSUs, Performance Shares, ~~other~~Other Stock Based Awards, or other Benefits to individuals who are subject to Section 16 of the Exchange Act, or as otherwise required for compliance with Rule 16b-3~~, Code Section 162(m),~~  or other ~~applicable law~~Applicable Law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee and may authorize further delegation by such committees to senior managers of the Company, in each case to the extent permitted by ~~Missouri law~~Applicable Law; provided that, determinations regarding the timing, pricing, amount and terms of any Benefit to a “reporting person” for purposes of Section 16 of the Exchange Act shall be made only by the Committee; and provided further that, no such delegation may be made that would cause Benefits or other transactions under this Plan to cease to be exempt from Section 16(b) of the Exchange Act ~~or cause a Benefit intended to qualify for favorable treatment under Section 162(m) of the Code not to qualify for, or to cease to qualify for, the favorable treatment under Section 162(m) of the Code~~. Any such delegation may be revoked by the Committee at any time.
        5.4    Board Authority. ~~Any~~To the extent permitted by Applicable Law, any authority granted to the Committee may also be exercised by the Board or another committee of the Board~~, except to the extent that the grant or exercise of such authority would cause any Benefit intended to qualify for favorable treatment under Section 162(m) of the Code to cease to qualify for the favorable treatment under Section 162(m) of the Code. To the~~. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.
ARTICLE VI
AMENDMENT
        6.1    ~~Power~~Amendment of ~~Board~~Plan. Except as hereinafter provided, the Board shall have the sole right and power to amend, suspend, or terminate the Plan or any portion thereof at any time and from time to time~~.~~ ; provided, however, that no such amendment shall be made without shareholder approval if such approval is deemed necessary or desirable by the Board to comply with any Applicable Law.
 ~~Except~~ 6.2     Amendment of Agreements. Except with respect to Option/SAR Repricings (as defined in Section 8.3 below) as provided in ~~this ARTICLE VI~~Section 8.3 below, the Committee may at any time alter ~~or~~, amend ~~any or all~~, or waive any Agreements ~~under this Plan to the extent permitted by law and subject to the requirements of Section 2.1(b)~~or may suspend, discontinue, cancel or terminate any Awards, prospectively or retrospectively, under this Plan (any such actions as referenced in this sentence, a “Modification”), provided that no such Modification may be made without the consent of any Participant if such Modification is deemed by the Committee to be materially adverse to the Participant except any such Modification required as a matter of Applicable Law, in which event, as provided in Section 2.1(b), the term “Agreement” shall mean the Agreement ~~as so amended. No termination~~after giving effect to such Modification. In addition, no amendment, suspension or ~~modification~~termination of this Plan pursuant to Section 6.1 may materially and adversely affect any right acquired by any Participant (or a Participant’s legal representative) or any successor or permitted transferee, without the consent of such Participant, as determined by the Committee under a Benefit granted before the date of ~~termination~~such amendment, suspension or ~~modification~~termination, unless otherwise provided in an Agreement or ~~otherwise or~~ required as a matter of ~~law~~Applicable Law. It is conclusively presumed that any adjustment for changes in ~~capitalization in accordance with Section 3.3 or Appendix A hereof~~connection with a Recapitalization Event does not adversely affect any right of a Participant or other person under a Benefit.
        ~~6.2    Limitation. The Board may not amend the Plan, without approval of the shareholders of the Company:~~
~~(a) in a manner which would cause Options which are intended to qualify as ISOs to fail to qualify;~~

~~(b) in a manner which would cause the Plan to fail to meet the requirements of Rule 16b-3 or Code Section 162(m); or~~
~~(c) in a manner which would violate applicable law, regulation or stock exchange requirement.~~
ARTICLE VII
TERM AND TERMINATION
        7.1    Term. The original effective date of the Plan was January 1, 1997 and the Plan as ~~Amended~~amended and ~~Restated~~restated herein shall ~~commence~~be effective as of the Effective Date, and, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company and those limiting the period over which ISOs or any other Benefits may be granted, shall continue in full force and effect until terminated.
        7.2    Termination. The Plan will terminate automatically on May ~~19, 2026. In addition~~21, 2035. Subject to Sections 6.1 and 6.2, the Plan may be terminated at any time by the Board.  ~~The Plan~~Upon any termination of the Plan, Awards granted prior to such termination will remain in effect in accordance with the terms of the Plan with respect to outstanding Benefits until no Benefits remain outstanding.
ARTICLE VIII
~~MODIFICATION OR TERMINATION~~EXERCISE PRICE OF ~~BENEFITS~~OPTIONS AND SARS
        8.1    Committee’s Right. The Committee may modify the terms of an outstanding Option or SAR in accordance with Section 6.2; provided, however, that Option/SAR Repricings are prohibited without shareholder approval as provided in Section 8.3 of the Plan.
        ~~8.1    General. Subject to the provisions of Section 8.2, the amendment or termination of the Plan shall not adversely affect a Participant's right to any Benefit granted prior to such amendment or termination.~~
        ~~8.2    Committee's Right. Any Benefit granted may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable Agreement or with the consent of the Participant to whom such Benefit was granted. The Committee may, for such consideration (if any) as it may deem adequate and with the prior consent of the Participant, modify the terms of an outstanding Option or SAR; provided, however, that except to the extent permitted by Section 8.3, no Option or SAR may be repriced, replaced or regranted through cancellation, or by lowering the exercise price of such Benefit, and no such Benefit with an exercise price that exceeds Fair Market Value of a share of Common Stock shall be canceled, purchased or exchanged for a cash payment, without shareholder approval.~~
        ~~8.3~~8.2    Special Modification ~~in the Event of~~Upon a Corporate Transaction.  ~~In the event of a~~ Upon a “corporate transaction” (within the meaning of Treas. Reg. § 1.424-1(a)(3)), the Committee may provide for the assumption or substitution of outstanding Options or SARs, provided that the requirements of Treas. Reg. § 1.424- 1(a) are satisfied with respect to ISOs, and the requirements of Treas. Reg. § 1.409A- 1(b)(v)(D) are satisfied with respect to ~~all other Options~~NQSOs.

        ~~8.4~~8.3    No Discounted Options or SARs; No Repricing. Options and SARs may not be granted with an exercise price lower than the Fair Market Value of the underlying Shares on the grant date (except to the extent ~~awards~~that any Options and SARS are granted as Acquisition Substitute Awards pursuant to clause (d) of Section 3.4 or are assumed or substituted in connection with a corporate transaction as described in Section ~~8.3). The~~8.2). Notwithstanding anything contained herein to the contrary, except in connection with any Recapitalization Event, the exercise price of an Option or SAR shall not be reduced after grant, including by reason of cancellation, cash buyout ~~or~~, exchange of an underwater Option or SAR, no such Option or SAR with an exercise price that exceeds Fair Market Value of a share of Common Stock shall be canceled, purchased or exchanged for a cash payment, and no other action shall be taken with respect to Options or SARs that would be treated as a repricing under the rules of the New York Stock Exchange (any such action referenced in this sentence, an “Option/SAR Repricing”), without shareholder approval.
ARTICLE IX
CHANGE OF CONTROL
        9.1    Right of Committee. In order to maintain a Participant’s rights ~~in the event of~~upon a Change ~~in~~of Control, the Committee, in its sole discretion, may, in any Agreement evidencing a Benefit, or at any time prior to, or simultaneously with or after a Change ~~in~~of Control, provide such protection or take other actions as it may deem necessary. Without, in any way, limiting the generality of the foregoing provisions or requiring any specific protection, the Committee may:
(a)    provide for the acceleration of any time periods relating to the exercise or realization of such Benefit so that such Benefit may be exercised or realized in full on or before a date fixed by the Committee;
(b)    provide for the purchase or cancellation of such Benefit~~, upon the Participant's request,~~  for an amount of cash or other property equal to the amount which could have been attained upon the exercise or realization of such Benefit had such Benefit been currently exercisable or payable;
(c)    make such adjustment to the Benefits then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or
(d)    cause the Benefits then outstanding to be assumed, or new Benefits substituted therefor, by the surviving corporation or entity in such change.
ARTICLE X
AGREEMENTS AND CERTAIN BENEFITS
        10.1    Grant Evidenced by Agreement. The grant of any Benefit under the Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions of the Benefit. The granting of any Benefit may be subject to, and conditioned upon, the recipient’s execution of any Agreement to the extent required by the Committee. All capitalized terms used in an Agreement shall have the same meaning as in the Plan, except as otherwise provided in the Agreement. An Agreement shall be subject to all of the terms of the Plan.

        10.2    Provisions of Agreement. Each Agreement shall contain such provisions that the Committee shall determine to be necessary, desirable and appropriate for the Benefit granted which may include, but not be limited to, the following with respect to any Benefit: description of the type of Benefit; the Benefit’s duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant’s death or termination of employment; the Benefit’s conditions; when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced; and the restrictions on any Shares purchased or granted under the Plan.
        10.3    ~~Certain Benefits~~Non-Transferability. Except as otherwise expressly provided in an Agreement, ~~any Benefit granted to an individual who is subject to Section 16 of the Exchange Act shall not be transferable other than~~no Benefit or Award may be transferred, assigned, pledged, attached, sold or encumbered by any Participant other than transfers by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him, his guardian or his legal representative. For the avoidance of doubt, no Benefit or Award may be transferred to a third-party institution for value.
        10.4    Minimum Vesting. Notwithstanding anything herein to the contrary, except with respect to an aggregate of up to 5% of the Shares available pursuant to Article III of the Plan for Benefits granted on or following ~~May 23, 2017~~the Effective Date, no Benefit will become exercisable or ~~otherwise nonforfeitable~~vest unless such Benefit has been outstanding for a minimum period of one year from its date ~~of grant; provided, that all awards of Restricted Stock or Shares shall become nonforfeitable after a minimum period of one year from their dates~~ of grant. Notwithstanding the foregoing, the vesting of a Benefit may be accelerated in the Committee’s sole discretion in the case of the Participant’s death, disability or retirement or upon a Change of Control.
ARTICLE XI
TANDEM AWARDS
        11.1    Tandem Awards. Awards may be granted by the Committee in tandem. However, no Benefit may be granted in tandem with an ISO except SARs.
ARTICLE XII
PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING
        12.1    Payment. Upon the exercise of an Option or in the case of any other Benefit that requires a payment to the Company, the amount due the Company is to be paid:
(a)in cash;
(b)by the tender to the Company of Shares owned by the Participant and registered in his name having a Fair Market Value equal to the amount due to the Company;
(c)in other property, rights and credits~~, including the Participant's promissory note if permitted under applicable law~~;
(d)by any cashless exercise procedures conducted in accordance with Applicable Law;

(e)~~(d)~~ by net exercise; or
(f)~~(e)~~ by any combination of the payment methods specified in (a), (b), (c) ~~and~~, (d), and (e) above.
Notwithstanding the foregoing, any method of payment other than cash may be used only with the consent of the Committee or if and to the extent so provided in an Agreement. The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for any other Benefits shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.
        12.2    Dividend Equivalents.  ~~Grants~~Except as otherwise set forth in this Section 12.2, grants of Benefits in Shares or Share equivalents may include dividend equivalent payments or dividend credit rights to the extent provided in any Agreement or as otherwise provided by the Committee. The payment of dividend equivalents or dividend credits attributable to ~~an unvested~~a Benefit subject to vesting conditions (whether time-based, performance-based or otherwise) is not permitted during the period in which the Benefit is unvested. Dividend equivalents and dividend credits may be accumulated during the vesting period of the underlying Benefit ~~and~~, but in any event shall be paid out only to the extent the Benefit has vested. Additionally, Participants holding Options or SARs shall not be granted dividend equivalents or dividend credits for any period prior to the exercise of such Option or SAR. ~~While RSUs or other Benefits may be granted with dividend equivalent rights, any dividend equivalents with respect to RSUs or other Benefits that are earned based on the achievement of performance goals will be accumulated until the underlying stock units are earned, and such dividend equivalents will not be paid if the performance goals are not satisfied.~~
        12.3    Deferral. The right to receive any Benefit under the Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Agreement may provide or the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares; provided, that any such deferrals shall be subject to compliance with Section 409A of the Code and Section 20.16.
        12.4    Withholding. The Company~~, at the time any distribution is made under the Plan, whether in cash or in Shares,~~  may withhold from ~~such distribution~~any Award, from any payment due under any Award, or from any compensation or other amount owing to any Participant any amount necessary to satisfy federal, state and local income tax withholding or other tax-related requirements with respect to such ~~distribution~~Award. Such withholding may be in cash or in Shares or as otherwise provided in any Agreement.
ARTICLE XIII
OPTIONS
        13.1    Types of Options. It is intended that both ISOs and NQSOs may be granted by the Committee under the Plan, with terms not in excess of ten years. In no event may Options known as “reload options” or other automatic grants to Participants be granted under the Plan.
        13.2    Shares for ISOs. The number of Shares for which ISOs may be granted to any Participant on or after the Effective Date shall not exceed 150,000 Shares in any calendar year.

        13.3    Grant of ISOs and Option Price. Each ISO must be granted to an Employee and granted ~~within ten years from the Effective Date~~no later than the tenth anniversary of the date on which the Board approved the Plan, as amended and restated. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares at the time the Option is granted.
        13.4    Other Requirements for ISOs. The terms of each Option which is intended to qualify as an ISO shall meet all requirements of Section 422 of the Code; provided, that if any Option that was intended to qualify as an ISO fails to so qualify for any reason, such Option shall be treated as a NQSO.
        13.5    NQSOs. The terms of each NQSO shall provide that such Option will not be treated as an ISO. The purchase price for Shares under any NQSO shall be equal to or greater than the Fair Market Value of the Shares at the time the Option is granted.
        13.6    Determination by Committee. Except as otherwise provided in Section 13.2 through Section 13.5, the terms of all Options shall be determined by the Committee subject to and in accordance with the terms of this Plan.
        13.7    Limitation on Shares Covered by Options. The maximum number of Shares with respect to which Options may be granted to any Participant in any ~~one~~calendar year ~~period~~ shall not exceed 200,000 ~~shares~~Shares. For purposes of the preceding sentence, the Shares covered by an Option that is cancelled shall count against the maximum number of Shares.
ARTICLE XIV
SARS
        14.1    Grant and Payment. The Committee may grant SARs. Upon electing to receive payment of a SAR, a Participant shall receive payment in cash, in Common Stock or in any combination of cash and Common Stock, as the Agreement may provide or the Committee ~~shall~~may determine.
        14.2    Grant of Tandem Award. The Committee may grant SARs in tandem with an Option, in which case: the exercise of the Option shall cause a correlative reduction in SARs standing to a Participant’s credit which were granted in tandem with the Option; and the payment of SARs shall cause a correlative reduction of the Shares under such Option.
        14.3    ISO Tandem Award. When SARs are granted in tandem with an ISO, the SARs shall have such terms and conditions as shall be required for the ISO to qualify as an ISO.
        14.4    Payment of Award. SARs shall be paid, to the extent payment is elected by the Participant (and is otherwise due and payable), as ~~soon as practicable after the date on which such election is made~~provided in the Agreement.
        14.5    Limitation on SARs. The maximum number of SARs which may be granted to any Participant in any ~~one~~calendar year ~~period~~ shall not exceed 200,000 SARs. For purposes of the preceding sentence, any SARs that are cancelled shall count against the maximum number of SARs.

ARTICLE XV
RESTRICTED STOCK
        15.1    Description. The Committee may grant Benefits in Shares available under ARTICLE III of the Plan as Restricted Stock. Shares of Restricted Stock shall be issued and delivered at the time of the grant but shall be subject to forfeiture until provided otherwise in the applicable Agreement or the Plan. Each certificate representing Shares of Restricted Stock (or, if such Shares are in book-entry form, such book-entry balances and confirmation and account statements with respect thereto) shall bear a legend and/or other restrictive language referring to the Plan and the risk of forfeiture of the Shares and stating that such Shares are nontransferable until all restrictions have been satisfied and the legend has been removed. The recipient shall be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant; provided, however, that dividend payment amounts may be accumulated during the vesting period and paid out only to the extent the Restricted Stock has vested.
        15.2    Non-Transferability. Shares of Restricted Stock shall not be transferable until after the removal of the legend and/or other restrictive language with respect to such Shares as provided in Section 15.1 above.
        15.3    Limitation on Restricted Stock. The maximum number of Shares with respect to which Restricted Stock may be granted to any Participant in any ~~one~~calendar year ~~period~~ shall not exceed 200,000 Shares.
ARTICLE XVI
RSUs
        16.1    Description. An RSU represents the right to receive Shares or cash, or any combination of Shares and cash, equal to the Fair Market Value of one Share ~~of Common Stock on~~for each RSU following the scheduled vesting date or other specified payment date as provided for in the applicable ~~award~~ Agreement. A Participant receiving RSUs will have no rights of a shareholder as to such RSU until such time as Shares are issued to the Participant.
         16.2    Grant. The Committee may grant an award of RSUs. The maximum number of Shares with respect to which RSUs may be granted to any Participant in any ~~one~~calendar year ~~period~~ shall not exceed 200,000 Shares.
ARTICLE XVII
PERFORMANCE SHARES
        17.1    Description. Performance Shares are the right of an individual to whom a grant of such Shares is made to receive Shares or cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms of such grant~~. Generally, such right shall be~~  based ~~upon~~on the attainment of ~~targeted profit and/or performance objectives~~Performance Goals.
        17.2    Grant. The Committee may grant an award of Performance Shares. The number of Performance Shares and the terms and conditions of the grant shall be set forth in the applicable Agreement. The maximum number of Shares with respect to which Performance

Shares may be granted to any Participant in any ~~one~~calendar year ~~period~~ shall not exceed 200,000 Shares.
ARTICLE XVIII
CASH AWARDS
        18.1    Grant. The Committee may grant Cash Awards at such times and (subject to Section 18.2) in such amounts as it deems appropriate.
        18.2    Limitation on Amount. The maximum amount of all Cash Awards that may be granted to any Participant under this Plan in any ~~one~~calendar year ~~period~~ shall not exceed $2,000,000.
        18.3    Restrictions. Cash Awards may be subject or not subject to conditions (such as an investment requirement), restricted or nonrestricted, vested or subject to forfeiture and may be payable currently or in the future or both.

ARTICLE XIX
OTHER STOCK BASED AWARDS ~~AND OTHER BENEFITS~~
        19.1    Other Stock Based Awards. The Committee shall have the right to grant ~~other~~Other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the Common Stock, and the grant of securities convertible into Shares.
        19.2    Limitation on Other Stock Based Awards. The maximum number of Shares with respect to which any Other Stock Based Award may be granted to any Participant in any ~~one~~calendar year ~~period~~ is 200,000 Shares in the aggregate.
        ~~19.3    Other Benefits. The Committee shall have the right to provide types of Benefits under the Plan in addition to those specifically listed, if the Committee believes that such Benefits would further the purposes for which the Plan was established.~~
ARTICLE XX
MISCELLANEOUS PROVISIONS
        20.1    ~~Underscored~~ Italicized References. The ~~underscored~~ italicized references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.
        20.2    Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.
        20.3    Governing Law/Venue. This Plan shall be construed and administered in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof. Any legal action against the ~~Plan, the~~ Company, an Affiliate, the Board, or the Committee arising out of this Plan or any Award or Agreement hereunder may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.
        20.4    Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares (or, if such Shares are in book-entry form, such book-entry balances and confirmation and account statements with respect thereto) may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares (or, if such Shares are in book-entry form, such book-entry balances and confirmation and account statements with respect thereto) delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under all ~~applicable laws, rules and regulations~~Applicable Laws, and the Committee may cause a legend or legends or other language to be put on any such certificates (or, if such Shares are in book-entry form, such book-entry balances and confirmation and account statements with respect thereto) to make appropriate references to such restrictions.
        20.5    No Employment Contract. The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.
        20.6    No Effect on Other Benefits. Payments and other benefits received by a Participant under a Benefit shall not be deemed a part of a Participant’s regular, recurring compensation for ~~purposes of any termination, indemnity or severance pay laws~~any purpose and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless in any such case expressly so provided by such other plan, contract or arrangement or the Committee expressly determines that a Benefit or portion of a Benefit should be included to reflect competitive compensation practices or to recognize that a Benefit has been made in lieu of a portion of competitive cash compensation. The receipt by a Participant of one type of grant shall not entitle the Participant to receipt of any other type of grant.
        ~~20.7    Performance Benefits. The Committee, in its discretion, may condition any of the Benefits upon achievement of one or more performance goals, as further described in Appendix A hereto.~~
        ~~20.8~~20.7    Clawback.  ~~If a Participant is or subsequently becomes~~Any Award or Benefit under this Plan is subject to the terms and conditions contained in (i) the Company’s Executive ~~Incentive~~Compensation Recoupment Policy, ~~or a similar~~(ii) the Company’s NYSE Executive Recoupment Policy, (iii) any amendment and/or restatement of either such policy and (iv) any other recoupment or clawback policy that may be adopted by the Company in the future ~~including, without limitation, any changes required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Policy”),~~(collectively, the “Policies”), any or all of which may permit the Company to recoup all or a portion of ~~each Benefit granted to such Participant will be subject to potential recoupment~~any such Awards or Benefits upon the occurrence of certain ~~recoupment events and the Committee shall have discretion regarding application of the Policy to Benefits granted under this Plan~~events.
        ~~20.9~~20.8    Rights as Shareholders. A Participant shall have no right as a shareholder with respect to any Shares covered by a Benefit until the date the Participant becomes the holder of record of such Shares.

        ~~20.10~~20.9    Date of Grant. The date and time of approval by the Committee of the granting of a Benefit shall be considered the date and time at which such Benefit is made or granted, or such later effective date as determined by the Committee in accordance with Applicable Law, notwithstanding the date of any Agreement with respect to such Benefit; provided, however, that the Committee may grant Benefits other than ISOs to Employees or to persons who are about to become Employees, to be effective and deemed to be granted on the occurrence of certain specified contingencies, provided that if the Benefit is granted to a non-Employee who is about to become an Employee, such specified contingencies shall include, without limitation, that such person becomes an Employee.
        ~~20.11~~20.10    Beneficiary Upon Participant’s Death. To the extent that the transfer of a Participant’s Benefit at death is permitted by this Plan or under an Agreement, (a) a Participant’s Benefit shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (b) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law and this Plan. If no such designation of a beneficiary has been made, the Participant’s legal representative shall succeed to the Benefits, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by this Plan or under an Agreement.
        ~~20.12~~20.11    Unfunded Plan. This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Benefits under this Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates and a Participant or successor. To the extent any person acquires a right to receive a Benefit under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.
        ~~20.13~~20.12    Severability. ~~In the event~~If any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
        ~~20.14~~20.13    Deferrals and Settlements. ~~The~~Subject to Section 20.16, the Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Benefits in cash under such rules and procedures as it may establish under this Plan. ~~It~~The Committee may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts.
        ~~20.15~~20.14    Limits of Liability. Under the Plan: (a) any liability of the Company to any Participant with respect to a Benefit shall be based solely upon contractual obligations created by this Plan and the Agreement; (b) except as may be required by law, neither the Company nor any member or former member of the Board or the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 5.3 hereof) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, in good faith under this Plan; and (c) to the full extent permitted by law and the organizational documents of the Company, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.
        ~~20.16~~20.15    Employees Employed in Foreign Jurisdictions; Sub-Plans. In order to enable participants who are foreign nationals or employed outside the United States, or both, to receive Benefits under the Plan, the Committee may adopt such amendments, administrative policies, sub-plans and the like (collectively, “Sub-plans”) as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan and achieve favorable tax treatment or facilitate compliance under the laws of the applicable foreign jurisdiction without otherwise violating the terms of the Plan. Therefore, to the extent the Committee determines that the restrictions imposed by this Plan preclude the achievement of material purposes of the Benefits in jurisdictions outside of the United States, the Committee has the authority and discretion to adopt Sub-Plans to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States. The Committee may from time to time establish ~~sub-plans~~Sub-Plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any ~~sub-plans~~Sub-Plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All ~~sub-plans~~Sub-Plans shall be deemed a part of the Plan, but each ~~sub-plan~~Sub-Plan shall apply only to the Participants in the jurisdiction for which the ~~sub-plan~~Sub-Plan was designed. Notwithstanding the foregoing, no Sub-Plans will include any provisions that are inconsistent with the terms of the Plan unless the Plan could have been amended to eliminate such inconsistency without further approval of the shareholders of the Company under Applicable Law.
        20.16    Section 409A. Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code or an exemption thereunder, and all provisions of the Plan shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant (or a Participant’s legal representative or beneficiary) in connection with the Plan (including any taxes and penalties under Section 409A of the Code). Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any payment that is made under the Plan on account of Employee’s separation from service and that does not qualify as a “short-term deferral” within the meaning of Section 1.409A-1(b)(4) of the Treasury Regulations (or any other exemption therefrom) shall be made on the earliest date permitted under Section 409A that is more than six (6) months following the date of the Participant’s separation from service to the extent required to avoid any adverse tax consequences under Section 409A of the Code. With respect to any payment that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment”, “retirement” or substantially similar phrases shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made under the Plan is designated as a separate payment.

Appendix A
    ~~All Performance Shares granted pursuant to Article XVI of this Plan, and any other compensation granted pursuant to this Plan that is intended to constitute performance based compensation within the meaning of Section 162(m)(4)(C) of the Code, shall be subject to attainment of one or more of the performance objectives as described in this Appendix A. This Appendix A sets forth all applicable performance objectives upon which a grant of Performance Shares under Sections 16.1 and 16.2 of the Plan or any other Benefit may be conditioned.~~
    ~~The performance objectives for a particular Benefit shall be established in writing in the applicable Agreement. The performance objectives may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The performance objectives may be stated in terms of absolute levels or relative to another company or companies or to an index or indices or industry benchmarks, or relative to levels attained in prior years.~~
         The Performance Criteria may include, without limitation, the following criteria:
    ~~The performance objectives shall be based upon any one or more of the performance criteria set forth below and shall not be based on any other formal or informal performance criteria:~~
•operating earnings or income; operating earnings ~~or~~per share; adjusted operating income per share; net income; total or net revenues; adjusted operating revenue, gross or net premiums; shareholder return and/or value; relative total shareholder return; retained earnings; book value or book value per share; book value per share excluding all other comprehensive income; gross or net margin; profit returns and margins; operating or net cash flow; financial return ratios; return on equity ~~or operating~~; average adjusted return on equity~~; return on average adjusted equity; relative return on equity; cumulative operating revenue growth rate~~; return on assets; return on invested capital; earnings per share growth; change in embedded value~~;~~ and embedded value of new business;
•budget achievement; expenses; expense control; market capitalization; stock price; market share; working capital; cash available to Company from a ~~subsidiary or subsidiaries~~Subsidiary or Subsidiaries; dividends; ratings; business trends; balance sheet optimization and economic value added; ~~and~~
•product development; client development; leadership; investor relations; project progress; project completion; quality; technology initiatives; data privacy and cybersecurity; customer satisfaction; ~~diversity~~sustainability; talent and culture; and corporate governance~~.~~; or
•any other measure of Company performance, any individual performance criteria, and any other measure of performance selected by the Committee in its discretion.
    ~~Any Benefits that the Committee determines, in its sole discretion, to grant subject to performance objectives under this Appendix A shall be granted in accordance with the following procedures: No later than the 90th day of each performance year, the Committee will establish an objective performance goal for that performance year and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be~~

~~established after 25% of the period of service to which the goals relate has elapsed. The Committee must certify the attainment of the applicable performance goal, to the extent achieved, before an award is made. The Committee may decrease the actual award amount paid to a Participant for any performance year based on such secondary goals and considerations as may be determined by the Committee in its sole discretion. The Committee will not change the material terms of the performance goals or the maximum amount payable with respect to any award to an individual covered by Section 162(m) of the Code, without first obtaining shareholder approval.~~
    ~~The Committee may determine, prior to the date the performance criteria are established in writing, to provide for adjustment of the performance criteria to the extent permitted under Code Section 162(m), to account for the effects of: (i) acquisitions; divestitures; extraordinary dividends; stock split-ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock; (ii) a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off, split-off or other distribution of stock or property by the Company); any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368); (iii) any partial or complete liquidation by the Company; sale of all or substantially all of the assets of the Company; (iv) the impact of changes in tax rates or currency fluctuations; unusual or non-recurring accounting impacts or changes in accounting standards or treatment; (v) expenditures outside of annual business plans; events such as sales or closing of facilities or operations; business restructurings; and (vi) unusual or extraordinary items. The performance criteria may be applicable to the Company and/or any of its subsidiaries or individual business units and may differ from participant to participant.~~

Appendix B – Proposed Amended and Restated Phantom Stock Plan for Directors

REINSURANCE GROUP OF AMERICA, INCORPORATED
PHANTOM STOCK PLAN FOR DIRECTORS
As Amended and Restated Effective ~~October 25~~May 21, ~~2023~~2025

REINSURANCE GROUP OF AMERICA, INCORPORATED
PHANTOM STOCK PLAN FOR DIRECTORS
ARTICLE I
NAME AND PURPOSE
1.1    Name. The name of this Plan is the “Reinsurance Group of America, Incorporated Phantom Stock Plan for Directors.”
1.2    Purpose. The Company has established this Plan to encourage the highest level of director performance by members of the Board of Directors of the Company, by providing certain outside directors with deferred compensation based on the Company’s success and progress. The Plan is hereby amended and restated as provided herein ~~and shall be effective with respect to amounts deferred on or after October 25, 2023, except with respect to Section 7.4, which apply to outstanding Performance Units granted at any time under the Plan~~.
ARTICLE II
DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION
2.1    General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:
(a)Account. Account shall have the meaning given such term in ARTICLE VI.
(b)Affiliate. ~~A Parent or~~Any Subsidiary of the Company~~, a Subsidiary of a Parent~~  and any limited liability company, partnership, corporation, joint venture, or any other entity in which the Company or any such Subsidiary, directly or indirectly, owns ~~an~~a controlling equity interest. The term “controlling equity interest” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, by contract or otherwise.
(c)Board. The Board of Directors of the Company.
(d)Code. The Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Any reference to the Code includes the regulations promulgated pursuant to the Code.
(e)Common Stock. Any class of the Company’s common stock or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in ARTICLE X and Section 11.10 hereof.
(f)Company. Reinsurance Group of America, Incorporated, a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.

(g)Deferral Period. Deferral Period shall have the meaning given such term in Section 5.3.
(h)Director. A duly elected and acting member of the Board who receives Director’s Fees from the Company for his or her services as a member of the Board and who is not an officer or employee of the Company or any of its Affiliates.
(i)Director’s Fees. Any and all of the following, whether payable in cash or Common Stock:
(i)Annual retainer fees for services as a Director (including retainers paid to Board and Committee chairs);
(ii)Board and Committee meeting attendance fees; and
(iii)Any other form of compensation (including cash, equity grants or performance units) paid to a Director for service as a member of the Board, a Committee or a Board sub-group.
(j)Disability. A physical or mental condition which, in the opinion of a qualified doctor of medicine chosen by the Company, permanently prevents a Director from carrying out his or her duties as a member of the Board.
(k)Dividend Equivalents. ~~Dividend Equivalents shall have the meaning given such term in Section 7.4.~~A dollar amount equal to the cash dividend that a Participant would have been entitled to receive if the Participant were the owner, on the record date for a dividend paid on Common Stock, of a number of shares of Common Stock equal to the number of Performance Units then credited to and accumulated under the Account of the Participant.
(l)Effective Date. The date that the Plan, as amended and restated herein, is approved by the shareholders of the Company ~~which must occur within one year before or after approval by the Board~~.
(m)Fair Market Value. The closing price of a share of Common Stock on the New York Stock Exchange on a given date, or in the absence of market transactions on such date, the closing price of a share of Common Stock on the New York Stock Exchange on the last day on which a sale occurred prior to such date. If the shares are not listed on the New York Stock Exchange, Fair Market Value shall be what the Board determines in good faith to be 100% of the fair market value of a share on that date. The determination of Fair Market Value shall be subject to adjustment as provided in ARTICLE X.
~~(n)     Parent. Any corporation that is a “parent corporation,” as that term is defined in Section 424(e) of the Code, or any successor provision.~~
(n)    ~~(o)~~ Participant. A Director who has satisfied the eligibility requirements of Section 4 and who has Performance Units credited to his or her Account.
(o)    ~~(p)~~ Performance Unit. A ~~hypothetical~~bookkeeping entry made at the time of grant representing a Participant’s right to receive one share of Common Stock ~~allocated to a Participant on the Company’s records based on~~(or cash equal to the Fair

Market Value of ~~the~~one share of Common Stock ~~at~~) pursuant to the ~~time~~terms of ~~the grant~~this Plan.
(p)    (~~q)~~ Plan. Plan shall have the meaning given such term in ARTICLE I.
(q)    ~~(r)~~ Plan Year. The calendar year.
(r)    ~~(s)~~ Retirement. Retirement of a Participant as a Director.
(s)    ~~(t)~~ Subsidiary. ~~Any corporation that is a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.~~With respect to any entity (the “Applicable Entity”), any entity of which 50% or more of its voting power or its equity securities or equity interests are owned directly or indirectly by the Applicable Entity.
2.2    Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan may be defined in other portions of the Plan.
ARTICLE III
ADMINISTRATION
3.1    Board. The Board shall administer the Plan. Questions involving eligibility, benefits or the interpretation or operation of the Plan shall be referred to the Board. All determinations of the Board, in its sole discretion, shall be conclusive. The Board may obtain such advice or assistance as it deems appropriate from persons not serving on the Board.
3.2     Expenses. All costs and expenses incurred in the operation and administration of this Plan will be borne by the Company.
3.3     Reusage. If a Performance Unit expires or is terminated, surrendered or cancelled, or if a grant of a Performance Unit otherwise results in shares of Common Stock not being issued pursuant to this Plan (including to the extent that cash is paid in settlement of any Performance Units in lieu of shares of Common Stock), the shares of Common Stock covered by such Performance Unit shall again be available for use under the Plan. In addition, shares of Common Stock tendered or withheld in satisfaction of withholding taxes for any Performance Units shall be available again for use under the Plan.
ARTICLE IV
ELIGIBILITY
4.1    Participants. Each Director who is a Participant on May 23, 2017 shall continue to be a Participant as of such date. Each individual who becomes a Director on or after May 23, 2017 shall be eligible to participate as of the beginning of the next Plan Year.
ARTICLE V
PERFORMANCE UNITS
5.1    Number of Performance Units. The total number of Performance Units that may be granted under this Plan shall not exceed ~~155,000.~~the sum of (a) 50,000 Performance Units newly authorized as of the Effective Date (i.e., the number of additional Performance Units being requested at the Company’s 2025 annual meeting of shareholders) plus (b) the 155,000 Performance Units that have been authorized under the Plan prior to the Effective Date to the extent such Performance Units remain outstanding and available or become outstanding and available again hereunder.
5.2     Election to Receive and Defer Performance Units. With respect to each Plan Year, a Participant shall be eligible to receive a grant of Performance Units in lieu of all or any portion of his or her Director’s Fees by making and filing with the Board a written election by the date specified by the Company, which shall be no later than the December 31 prior to the first day of the Plan Year in which such Director’s Fees would otherwise be earned, or such other date specified by the Company as may be permissible under Section 409A of the Code.
5.3     Deferral Period. A Participant who elects to receive a grant of Performance Units in lieu of his or her Director’s Fees for any Plan Year under Section 5.2 shall also be eligible at such time to elect to defer payment of such Performance Units (i) for a period of five (5) or seven (7) years from the last day of the calendar year in which a Performance Unit is granted or (ii) to Retirement (“Deferral Period”). The Participant shall designate to receive payment of such Performance Units in a single payment or up to five substantially equal annual installment payments. With respect to each grant of Performance Units, a Participant may elect a different Deferral Period and manner of payment hereunder. A Participant who does not affirmatively elect a Deferral Period shall be deemed to have elected a Deferral Period until Retirement with distribution to be made in a single payment.
5.4     Irrevocability. Any election (or deemed election) under ARTICLE V with respect to a Performance Unit shall become irrevocable as of the December 31 prior to the first day of the calendar year in which such Performance Unit is granted.
5.5     Changes. ~~In accordance with the provisions of this~~Subject to Section ~~5.5~~11.12, a Participant may change the Deferral Period and/or the form of payment for Performance Units which relate to a particular year by making a re-deferral election and/or an election to have such Performance Units paid in a different form in accordance with the provisions of this Section 5.5. Any election under this Section 5.5 must comply with all of the following requirements: (i) no prior election to change the Deferral Period or form of payment may have been made with respect to the same year’s deferrals, (ii) the election is made at least one year prior to the date the distribution would otherwise have begun, (iii) the first payment with respect to which such election is made shall be deferred for a period of not less than five years from the date such payment would otherwise have been made, and (iv) any election related to a payment that was otherwise to be made at a specified time may not be made less than twelve months prior to the date of the first scheduled payment. For purposes of applying the provisions of this Section 5.5, each installment ~~payments~~payment shall be considered a single payment for purposes of applying these subsequent deferral election rules.
ARTICLE VI
ACCOUNTS
6.1     Performance Unit Accounts. Performance Units shall be credited to a Performance Unit Account (the “Account”) established and maintained for a Participant. The Performance Units shall be allocated to a Participant’s Account annually on the same day the annual equity grant is made to Directors, unless the Board approves a different allocation date.

The number of Performance Units shall equal the number of ~~full~~ shares (including, if so provided by the Board, fractional shares) of Common Stock that the amount of the deferred Director’s Fees would have purchased at Fair Market Value on the allocation date. ~~Partial~~Unless otherwise determined by the Board, fractional Performance Units will not be allocated, and standard rounding will be applied to determine the number of full Performance Units. The Account of a Participant shall be the record of Performance Units granted to him or her under the Plan, is solely for accounting and record keeping purposes and shall not require a segregation of any Company assets or setting aside for or registering in the name of a Participant any Common Stock. In addition, the existence of such record and the Account shall not be deemed to create a trust of any kind or a fiduciary relationship between the Company and a Participant or his or her beneficiary. Each allocation of Performance Units under the Plan to a Participant and the number and value of such Performance Units as of the date of allocation shall be communicated annually to the Participant.
ARTICLE VII
RESTRICTIONS AND PAYMENTS
7.1     Restrictions. The Participant shall have no rights and privileges of a shareholder as to the Performance Units credited to his or her Account. Accordingly, the Participant shall have no right to receive dividends actually paid or distributed at the time declared (other than Dividend Equivalents granted under Section ~~7.4~~7.5) and no right to vote on account of any allocation of Performance Units to his or her Account. In addition, no interest in the Performance Units or any Account may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of at any time.
7.2     Payment of Performance Units. Except as otherwise provided under this ARTICLE VII, ~~distribution of the~~payment in respect of a Participant’s Performance Units shall occur (or commence in the case of annual installments) on the date immediately following the last day of the applicable Deferral Period. ~~Distribution~~Such payment shall be made in a single ~~payment~~lump sum, unless ~~at the time of deferral~~ the Participant ~~had elected~~shall have made a valid election to receive payment in annual installments. The Board shall have the sole discretion to determine whether ~~such distribution~~any payment shall be made in cash or in ~~stock~~shares of Common Stock.
(a)Lump Sum Payments. If a distribution to a Participant shall be made in a single lump sum, the amount of the distribution shall equal (i) the Fair Market Value of a share of Common Stock as of the last day of the Deferral Period multiplied by the number of Performance Units credited to his or her account on such date, or (ii) one share of Common Stock in lieu of cash for each Performance Unit credited to his or her account on the last day of the Deferral Period.
(b)Annual Installments. If ~~distribution~~distributions to a Participant shall be made in annual installments, the amount of each installment shall equal (i) the product of (A) the Fair Market Value of a share of Common Stock as of the last day of the Deferral Period ~~(or~~, with respect to any installment due as of the end of the Deferral Period, or as of the applicable annual anniversary thereof~~)~~, with respect to subsequent annual installments, multiplied by (B) the number of Performance Units being distributed in such installment, or (ii) one share of Common Stock in lieu of cash for each Performance Unit being distributed in that installment.

~~7.2~~7.3     End of Directorship. If a Participant ceases to be a Director prior to the end of the Deferral Period, distribution of all Performance Units allocated to such Participant’s Account shall be made or commence at the time and in the form of payment elected or deemed to have been elected ~~at~~by the ~~time of deferral~~Participant pursuant to the terms of ARTICLE V. Payment shall be made to the Participant, the Participant’s ~~beneficiary in the event of death~~legal representative, or the Participant’s ~~estate in the case of Disability if there is no attorney-in-fact, as the case may be~~beneficiary, in each case, as applicable.
~~7.3~~7.4     Tax. ~~In all cases~~Subject to Section 11.12, for purposes of compliance with Section 409A of the Code, ~~payment~~payments in respect of a Participant’s Performance Units shall be deemed to be made upon the fixed date or payment event specified under Section 7.2(b) if the payment is made (a) thirty (30) days prior to the specified fixed payment date or event; (b) a later date within the same calendar year as the specified fixed payment date or event; or (c) if later, by the 15th day of the third calendar month following the specified fixed payment date or event. However, in no event shall a Participant be permitted, directly or indirectly, to designate the taxable year of the payment.
~~7.4~~7.5    Dividend Equivalents. Grants of Performance Units may include, at the sole discretion of the Board, Dividend Equivalents on each Performance Unit credited to and accumulated under the Participant’s Account. ~~“Dividend Equivalents” means a dollar amount equal to the cash dividend that the Participant would have been entitled to receive if the Participant had been the owner, on the record date for a dividend paid on the Common Stock, of a number of shares of Common Stock equal to the number of Performance Units then properly credited to and accumulated under the Performance Unit Account of the Participant.~~ The payment of Dividend Equivalents attributable to any unvested Performance Units is not permitted during ~~the~~any period in which the Performance Units are unvested. Dividend Equivalents will be deemed to be reinvested in additional Performance Units on the date a dividend is paid to shareholders on the Common Stock, and the additional Performance Units will be accumulated and credited to a Participant’s Account ~~quarterly~~ on or around the date each ~~quarterly~~ dividend is paid by the Company. The number of Performance Units acquired with the Dividend Equivalents shall equal the number of full shares of Common Stock that the amount of the Dividend Equivalents would have purchased at Fair Market Value on the dividend payment date, and standard rounding will be applied to determine the number of full Performance Units~~. All~~; provided that Dividend Equivalents may result in the grant of fractional Performance Units ~~credited~~if the Company has permitted fractional Performance Units pursuant to Section 6.1. All Dividend Equivalents credited as Performance Units to a Participant’s Account under this Section ~~7.4~~7.5 shall be paid at the same time, and in the same form, as elected by the Participant under ~~Section 5.3~~ARTICLE V with respect to the underlying Performance Units in the Participant’s Account. ~~All outstanding grants of Performance Units made prior to October 25, 2023, are deemed to include the right to receive Dividend Equivalents.~~
ARTICLE VIII
REGULATORY COMPLIANCE AND LISTING
8.1     Regulatory Compliance. If the Board decides to deliver Common Stock in lieu of cash under ARTICLE VII, the issuance or delivery of any Common Stock may be postponed by the Company for such period as may be required to comply with any applicable requirements under the federal securities laws, any applicable listing requirements of any national securities exchange and requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to issue, purchase or deliver any

Common Stock if the issuance, purchase or delivery of such shares shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange. If the Company is unable to deliver Common Stock after a reasonable period of time, the Board shall direct the delivery of cash under ARTICLE VII to satisfy the distribution of Performance Units.
8.2     Other Agreements. As a condition to receipt of Common Stock, the Participant shall execute such agreements and other documents as the Company may reasonably request for ~~securities law~~applicable legal purposes.
ARTICLE IX
AMENDMENT, TERM AND TERMINATION
9.1    Amendment. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time. No termination, suspension or modification of this Plan may materially and adversely (taking into account Section 409A of the Code) affect any right acquired by any Participant (or a Participant’s legal representative~~)~~  or ~~any successor or permitted transferee~~beneficiary) under a Performance Unit granted before the date of termination, suspension or modification, ~~unless otherwise provided in a separate agreement or otherwise or~~without the prior written consent of such Participant, legal representative or beneficiary or unless required as a matter of law.
9.2    Limitation. The Board may not amend the Plan ~~(i)~~ without approval of the shareholders of the Company if such shareholder approval ~~would be required for such an amendment under~~is deemed necessary or desirable by the Board to comply with the rules of the New York Stock Exchange or ~~(ii) in a manner that would violate~~ applicable law.
9.3    Term. The original effective date of the Plan was January 1, 1997 and the Plan as amended and restated herein shall commence as of the Effective Date and, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company, shall continue in full force and effect until terminated.
9.4    Termination. The Plan will terminate automatically on May ~~23~~21, ~~2027~~2035. In addition, the Board may at any time terminate the Plan, except that, unless otherwise required by law, the rights of a Participant with respect to Performance Units granted prior to such termination may not be impaired without the consent of such Participant.
ARTICLE X
ADJUSTMENTS
10.1     Adjustment. In the event of any change in the Common Stock of the Company by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the Board’s sole discretion, other similar or relevant event, the Board shall proportionately adjust, in an equitable manner, the total number of Performance Units which may be granted under the Plan under ARTICLE V ~~and~~, the number of Performance Units held by a Participant under the Plan, and, if appropriate to reflect such event and preserve the value of such Performance Units, the number, kind and class of shares underlying the Performance Units.

ARTICLE XI
MISCELLANEOUS
11.1    ~~Underscored~~ Italicized References. The ~~underscored~~ italicized references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.
11.2    Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.
11.3    Governing Law/Venue. This Plan shall be construed and administered in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof. Any legal action against the Plan, the Company, an Affiliate, or the Board may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.
11.4     No Director Reelection. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s shareholders.
    11.5     Limitations. Neither the adoption of this Plan by the Board nor the submission of the Plan to the Company’s shareholders for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other additional incentive or other compensation arrangements as the Board may deem necessary or desirable.
    11.6     Deductions. The Company shall have the right to ~~(i)~~ deduct and withhold from ~~all~~any amounts ~~paid~~otherwise payable to a Participant (or the legal representative or beneficiary thereof) pursuant to the Plan, or from any other remuneration payable to the Participant, or to otherwise require payment by the Participant (or the legal representative or beneficiary thereof) of, any taxes required by law to be withheld ~~with respect to such amounts, and (ii) require, within three months after issuance or delivery of any Common Stock, payment by the Participant of any taxes required by law with respect to the issuance or delivery of such shares.~~in respect of any payments pursuant to this Plan.
11.7     Designation of Beneficiary. Each Participant may designate one or more beneficiaries to receive all payments due to such Participant hereunder upon his or her death. Such beneficiary designation may be revoked or amended by such Participant, from time to time, by appropriate notice in writing delivered to the General Counsel of the Company. In the absence of any beneficiary designation or in the event that the designated beneficiaries shall not be living at the time of death of the Participant, the Account value on the date of death of the Participant shall be payable and delivered to the estate of such deceased Participant.
    11.8     Common Stock. The shares of any Common Stock delivered under the Plan may be either authorized but unissued shares (subject to payment of any required par value) or treasury shares, as determined from time to time by the Board. In either case, the shares shall be fully registered and transferable without restriction.
11.9     Assignment. No rights, interests or benefits under this Plan may be assigned, transferred, pledged or hypothecated in any way. Such rights, interests or benefits shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge or hypothecation, or other disposition of such rights, interests or benefits contrary to the preceding provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.
    11.10     Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the successors and assigns of the Company, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company and any such successor or assign shall absolutely and unconditionally assume all of the Company’s obligations hereunder.
    11.11 No Equitable Rights. The payments to a Participant or his or her beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company. No person shall have any interest in any such assets by virtue of the provisions of the Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company. No such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
    ~~11.12    Tax Compliance. Payments and benefits under this Plan are intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. For purposes of Code Section 409A, a Participant’s entitlement to annual installment payments shall be treated as an entitlement to a single payment. For purposes of this Plan, a termination of directorship or Retirement shall only be deemed to occur if such termination constitutes a “separation from service” within the meaning of Code Section 409A.~~
    11.12    Code Section 409A. Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code or an exemption thereunder, and all provisions of the Plan shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant (or a Participant’s legal representative or beneficiary) in connection with the Plan (including any taxes and penalties under Section 409A of the Code). Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any payment that is made under the Plan on account of Employee’s separation from service and that does not qualify as a “short-term deferral” within the meaning of Section 1.409A-1(b)(4) of the Treasury Regulations (or any other exemption therefrom) shall be made on the earliest date permitted under Section 409A that is more than six (6) months following the date of the Participant’s separation from service to the extent required to avoid any adverse tax consequences under Section 409A of the Code. With respect to any payment that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment”, “retirement” or substantially similar phrases shall mean “separation from service” within the meaning of Section 409A of the Code.

For purposes of Section 409A of the Code, each of the payments that may be made under the Plan is designated as a separate payment.
    11.13 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16600 Swingley Ridge Road
Chesterfield, Missouri 63017-1706 U.S.A.
www.rgare.com

Trusted partner. Proven results.

REINSURANCE GROUP OF AMERICA, INCORPORATED
16600 SWINGLEY RIDGE ROAD
CHESTERFIELD, MO 63017-1706
ATTN: WILLIAM L. HUTTON

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V68296-P22535

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REINSURANCE GROUP OF AMERICA, INCORPORATED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Pina Albo	☐	☐	☐
1b. Michele Bang	☐	☐	☐
1c. Tony Cheng	☐	☐	☐
1d. John J. Gauthier	☐	☐	☐
1e. Patricia L. Guinn	☐	☐	☐
1f. Hazel M. McNeilage	☐	☐	☐
1g. Stephen O'Hearn	☐	☐	☐
1h. Alison Rand	☐	☐	☐
1i. Shundrawn Thomas	☐	☐	☐
1j. Khanh T. Tran	☐	☐	☐
1k. Steven C. Van Wyk	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.	**For**	**Against**	**Abstain**
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. To approve an amended and restated Flexible Stock Plan.	☐	☐	☐
4. To approve an amended and restated Phantom Stock Plan for Directors.	☐	☐	☐
5. Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the year ending December 31, 2025.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V68297-P22535

REINSURANCE GROUP OF AMERICA, INCORPORATED
Annual Meeting of Shareholders
May 21, 2025 2:00 PM (CDT)
This proxy is solicited by the Board of Directors

The undersigned does hereby appoint Axel André, John W. Hayden and William L. Hutton, or any of them, the true and lawful attorneys in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of REINSURANCE GROUP OF AMERICA, INCORPORATED (the "Company") to be held May 21, 2025, commencing at 2:00 p.m., St. Louis time, at Reinsurance Group of America, Incorporated, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017-1706 and at any and all adjournments or postponements of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion of such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side